Exhibit 10.1(a)

CREDIT AGREEMENT

dated as of January 18, 2023

among

CARIS LIFE SCIENCES, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Administrative Agent

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SCHEDULES:

Schedule 2.1	Commitments and Applicable Percentages
Schedule 6.7(a)	Litigation
Schedule 6.7(b)	Labor Matters
Schedule 6.8	Existing Subsidiaries
Schedule 6.11	Benefit Plans, Etc.
Schedule 6.15(a)(1)	Intellectual Property (Registrations and Applications)
Schedule 6.15(a)(2)	Intellectual Property (In-Bound Licenses and Sub-Licenses)
Schedule 6.15(f)	Proceedings Challenging Owned Intellectual Property
Schedule 6.15(g)	Validity of Owned and Licensed Intellectual Property
Schedule 6.15(j)(1)	Infringement Notices
Schedule 6.15(j)(2)	Infringement of Third Party Intellectual Property
Schedule 6.16	Material Agreements
Schedule 6.18(i)	Violation of Fraud and Abuse Laws
Schedule 6.18(l)	Health Program-Related Offenses
Schedule 6.19	Transactions with Permitted Holders
Schedule 6.22	Deposit and Disbursement Accounts
Schedule 6.24(d)	HIPAA
Schedule 8.2(b)	Indebtedness to be Paid
Schedule 8.2(c)	Existing Indebtedness
Schedule 8.3(c)	Existing Liens
Schedule 8.5(a)	Investments
Schedule 8.10	Transactions with Affiliates
Schedule 8.11	Restrictive Agreements
Schedule 10.2	Notice Information

EXHIBITS:

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guarantee
Exhibit E	-	Form of Security Agreement
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Solvency Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is among CARIS LIFE SCIENCES, INC., a Texas corporation (the “Borrower”), the Lenders (defined herein) and Wilmington Trust, National Association (together with its Affiliates, successors, transferees and assignees), as Administrative Agent. The Borrower, the Administrative Agent and each Lender are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a senior term loan facility to the Borrower in an aggregate principal amount of $400,000,000 (with $200,000,000 available on the Closing Date, an additional $200,000,000 available in minimum increments of $100,000,000 on or prior to the Delayed Draw Unavailability Date), subject to the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“2020 Incentive Plan” means the Caris Life Sciences, Inc. 2020 Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time.

“2023 Convertible Loan Agreement” means that certain Convertible Loan Agreement, dated as of September 21, 2018, among the Borrower (as successor to Caris Life Sciences, Ltd.), certain subsidiaries of the Borrower party thereto, the lenders from time to time party thereto and Sixth Street Specialty Lending, Inc. (f/k/a TPG Specialty Lending, Inc.), as administrative agent for the lenders (as supplemented or amended prior to the Closing Date and as further supplemented or amended from time to time in accordance with the terms of this Agreement).

“2023 Convertible Loan Documents” means the “Loan Documents” (as defined in the 2023 Convertible Loan Agreement).

“2023 Convertible Loan Repayment” means the conversion, repurchase, redemption, repayment or other retirement of all or a portion of the 2023 Convertible Loans, including any accrued and unpaid interest and premium thereon.

“2023 Convertible Loans” means those certain 8.00% unsecured convertible senior loans in an aggregate original principal amount of $50,000,000 due on September 21, 2023, issued by the Borrower and governed by the terms of the 2023 Convertible Loan Agreement.

“ADAPT Biotargeting System” means the Loan Parties’ technology platform for profiling the molecular composition of cells, tissues, and circulating microvesicles/exosomes, including but not limited to the use of aptamer-based testing technology to develop assays for diagnosis, prognosis, and theranostics of cancer and other diseases.

“Administration Fee” has the meaning set forth in the Fee Letter.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means (a) the power of such Person, directly or indirectly, (i) to vote 15% or more of the Voting Securities (determined on a fully diluted basis) of another Person or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise), or (b) the ownership by such Person of 15% or more of the Capital Securities of another Person.

“Agency Fee Letter” means the fee letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Agreement” is defined in the preamble.

“Amortization Termination Date” is defined in Section 3.2.

“Applicable Margin” means 6.50%.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to such Lender’s portion of the outstanding Loans at any time, the percentage of the outstanding principal amount of the Loans held by such Lender at such time and (b) with respect to such Lender’s portion of the outstanding Commitments at any time, the percentage of the Commitment Amount held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F hereto.

“Assignment Effective Date” is defined in Section 10.10(a).

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Capitalized Lease Liability, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), such Person’s chief financial officer or treasurer or other similar officer or Person performing similar functions of such Loan Party and, solely for purposes of notices given pursuant to Article II hereof, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or the Required Lenders or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent or the Required Lenders and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party, in each such case, whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders. Unless otherwise specified, all references herein to an “Authorized Officer” shall refer to an Authorized Officer of the Borrower.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that is either (i) a Multiemployer Plan, (ii) subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA or (iii) has assets that are invested in Capital Securities of the Borrower or any Subsidiaries or any of their respective ERISA Affiliates.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than a Person that is explicitly excluded pursuant to clause (a) of the definition of “Disqualified Institution”) that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

“Borrower” is defined in the preamble.

“Borrower Materials” means information, reports, financial statements and other materials delivered by the Borrower to the Administrative Agent and the Lenders hereunder, as well as other reports and information provided by the Administrative Agent to the Lenders.

“Borrower’s Charter” means that certain Amended and Restated Certificate of Formation of the Borrower, dated as of May 3, 2021, and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Closing Date to the extent permitted by Section 8.9(a).

“Braidwell” means, collectively, Braidwell Transaction Holdings LLC – Series 2 and its Affiliates and Approved Funds.

“Business Associate” has the same meaning as the term “business associate” in 45 C.F.R. § 160.103.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such capital stock, in each case, whether now outstanding or issued on or after the Closing Date. Notwithstanding the foregoing, neither Post-IPO Convertible Indebtedness, any other convertible Indebtedness permitted by this Agreement nor Permitted Call Spread Swap Agreements shall constitute Capital Securities unless and until so converted into Capital Securities.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as finance leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Caris Discovery” means the Loan Parties’ drug target or therapeutic target discovery platform, including the ADAPT Biotargeting System.

“Caris Molecular Intelligence” means the Loan Parties’ profiling business operated under the current names MI Tumor Seek (or variations thereof), MI Profile and Caris Assure and any future name, which relates to: (i) the profiling of patient samples (whether tissue or blood), including but not limited to immunohistochemistry, in situ hybridization, next-generation sequencing of DNA and/or RNA, Sanger sequencing, pyrosequencing, and gene fusions, variant transcripts and fragment analysis, (ii) the analysis and performance of bioinformatics, and any other analysis (including FOLFIRSTai, and GPSai) related to tumors and (iii) reporting, consultations, treatment recommendations (including companion diagnostics) or other end product related tumor profiling and the analysis therein.

“Caris Strategic Data” means the Loan Parties’ data platform and business relating to molecular and clinical outcomes data and molecular signatures.

“Cash Equivalent Investment” means, at any time:

(a)            any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b)            commercial paper maturing not more than one year from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or

(c)            any certificate of deposit, demand or time deposit or bankers’ acceptance, maturing not more than 180 days after its date of issuance, which is issued by or placed with any bank or trust company organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000; or

(d)            investments in money market mutual funds at least 95% of the assets of which are comprised of securities of the types described in clauses (a) through (c) of this definition.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means and shall be deemed to have occurred if

(i)	prior to the consummation of a Direct Listing, Qualified IPO or a Qualified SPAC Transaction, (A) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 40% of the Voting Securities of the Borrower (calculated without giving effect to the issuance or deemed issuance of any shares of Common Stock issued or deemed issued as a result of any adjustment to the Series C Conversion Price or Series D Conversion Price (each as defined in the Borrower’s Charter) in accordance with the Borrower’s Charter following the Closing Date) and the right to elect or designate for election at least a majority of the board of directors (or equivalent) of the Borrower or (B) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than Permitted Holders, shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of the Borrower (calculated without giving effect to the issuance or deemed issuance of any shares of Common Stock after the Closing Date to any Sixth Street Entity as a result of any adjustment to the Series C Conversion Price or Series D Conversion Price (each as defined in the Borrower’s Charter) in accordance with the Borrower’s Charter);

(ii)	upon and after the consummation of a Direct Listing, Qualified IPO or a Qualified SPAC Transaction, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than Permitted Holders, shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of the Borrower (calculated without giving effect to the issuance or deemed issuance of any shares of Common Stock after the Closing Date to any Sixth Street Entity as a result of any adjustment to the Series C Conversion Price or Series D Conversion Price (each as defined in the Borrower’s Charter) in accordance with the Borrower’s Charter);

(iii)	a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of the Borrower shall at any time be occupied by persons (x) who were not members of such board of directors (or equivalent) on the first day of such period, (y) whose election or nomination to such board was not approved by either the Permitted Holders or by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such board or (z) whose election or nomination to such board was not approved by the Permitted Holders or by individuals referred to in clauses (x) and (y) above;

(iv)	the Borrower shall cease to own, directly or indirectly through other Wholly Owned Subsidiaries, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Loan Parties, except as otherwise permitted by this Agreement or, after the occurrence of a Parent HoldCo Reorganization, any Parent HoldCo shall cease to own, directly or indirectly through another Parent HoldCo, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower;

provided that the occurrence of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction (including any change in board membership as a result thereof) shall not be deemed a Change in Control;

provided, further, that from and after a Parent HoldCo Reorganization, each reference to “the Borrower” in the foregoing clauses (i), (ii) or (iii) shall be deemed to be a reference to Parent HoldCo.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a, et. seq.), together with implementing regulations (42 C.F.R. § 493) and interpretative guidelines issued by CMS.

“Closing Date” means the date of this Agreement.

“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Closing Date Transactions” means, collectively, (a) the execution and delivery of the Loan Documents on the Closing Date and the funding of the Initial Loans hereunder on the Closing Date, (b) the consummation of the Existing Debt Refinancing and (c) the payment of all fees, premiums, expenses and other transaction costs incurred in connection therewith.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitment” means, as to each Lender, such Lender’s obligation (if any) to make Loans hereunder.

“Commitment Amount” means the Initial Commitment Amount plus the Delayed Draw Commitment Amount. The aggregate principal amount of the Commitment Amount of all of the Lenders as in effect on the Closing Date is $400,000,000.

“Company Competitor” means any Person that competes with the business of the Borrower and its Subsidiaries from time to time.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Confidential Business Information” means, whether patentable or unpatentable and whether or not reduced to practice, confidential business information, including trade secrets, proprietary information, technical data, laboratory notebooks, clinical data, know-how, inventions, manufacturing processes and techniques, financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, research and development information, data and other information included in or supporting Regulatory Authorizations.

“Confidential Information” means any and all non-public information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding amount of the debt, obligation or other liability guaranteed thereby.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.13.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a)  directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies, in each case, including any trust or other holding, investment or estate planning vehicles Controlled directly or indirectly by or organized by such Person.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered to the Administrative Agent by the Borrower or any of the Guarantors in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Copyrights” means all registered and unregistered copyrights, whether statutory or common law, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) rights in works of authorship, including all rights of authorship of any type and in all forms of media, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, moral and economic rights of authors, design rights and registered designs and (iii) foreign copyrights and any other rights corresponding thereto throughout the world.

“Core Assets” means all rights, interest and title of the Borrower and its Subsidiaries in any Intellectual Property or other proprietary products, services, data or processes that directly relate to Caris Molecular Intelligence or Caris Strategic Data.

“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. § 160.103.

“Cure Right” is defined in Section 9.4.

“Data Processors” means any Third Party service providers, software developers, outsourcers, or others to which Borrower or its Subsidiaries engage and allow access to Personal Data or IT Assets (solely with respect to all Personal Data stored or contained therein or transmitted thereby).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.7(b), any Lender that (i) has refused or failed to (a) fund all or any portion of its Loans, which refusal or failure is not cured within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (b) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (ii) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.7(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Closing Date” means each (or any) of the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date.

“Delayed Draw Commitment Amount” as to each Lender, means its obligation to make Delayed Draw Loans to the Borrower pursuant to Section 2.1 in the principal amount equal to such Lender’s Applicable Percentage of Delayed Draw Loans requested by the Borrower in the Loan Request delivered in accordance with Section 2.2. The aggregate principal amount of the Delayed Draw Commitment Amount of all of the Lenders as in effect on the Closing Date (after giving effect to the making of the Initial Loans) is $200,000,000; provided that (i) upon the making of the Delayed Draw Loans on the First Delayed Draw Closing Date, the Delayed Draw Commitment Amount shall be reduced by the aggregate principal amount of Delayed Draw Loans made on such date and (ii) on and subject to the occurrence of the Second Delayed Draw Closing Date, the Delayed Draw Commitment Amount shall be reduced to $0; provided, further, that the Delayed Draw Commitment Amount shall be reduced to $0 pursuant to and in accordance with Section 2.4.

“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the Second Delayed Draw Closing Date or, if the Delayed Draw Commitment Amount is equal to $0 after the First Delayed Draw Closing Date, the First Delayed Draw Closing Date (in either case, immediately after the making of the Delayed Draw Loans on such date), (ii) the Delayed Draw Unavailability Date and (iii) the date upon which the Delayed Draw Commitment Amount is terminated or otherwise reduced to $0 pursuant to and in accordance with Section 2.4(b).

“Delayed Draw Loan” is defined in Section 2.1.

“Delayed Draw Unavailability Date” means December 31, 2024.

“Designated Jurisdiction” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Determination Date” is defined in Section 3.2.

“Direct Listing” means, with respect to any Person, the direct listing of such Person’s Capital Securities on the New York Stock Exchange or the NASDAQ Stock Market. Unless otherwise specified, a Direct Listing shall mean a Direct Listing of the Borrower’s Capital Securities.

“Disclosing Party” means the Borrower or any of its Subsidiaries that is a Party disclosing Confidential Information.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions. For the avoidance of doubt, the issuance of any Capital Securities by the Borrower (or by a Subsidiary to the Borrower or another Wholly Owned Subsidiary of the Borrower) shall not constitute a “Disposition” for any purpose under this Agreement.

“Disqualified Capital Securities” means any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means, on any date, (a)(i) any Company Competitor or (ii) other Person (including any financial institution), in each case identified on the list delivered to the Administrative Agent by the Borrower prior to the Closing Date, (b) any Company Competitor that is designated by the Borrower as a Disqualified Institution by prior notice to the Administrative Agent after the Closing Date and approved by the Required Lenders (such approval not to be unreasonably withheld or delayed) in their sole discretion acting reasonably (such designation will become effective three (3) Business Days after approval by the Required Lenders and will not apply retroactively to disqualify the transfer of, or agreement to transfer, an interest in the Commitments or Loans, as applicable, that was effective prior to the effective date of such supplement), and (c) any Disqualified Institution’s known Affiliates or Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name. Notwithstanding the foregoing, in no event will a Bona Fide Lending Affiliate be a Disqualified Institution, unless such Bona Fide Lending Affiliate is explicitly identified under clause (a) of the definition of “Disqualified Institution” above. The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of Confidential Information, to any Disqualified Institution, except to the extent resulting from the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.

“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the Laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the Laws of the State of Delaware.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.10(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.10(b)(iii)); provided that no Defaulting Lender or Disqualified Institution shall be an Eligible Assignee (in the case of (x) a Company Competitor that has been designated as a Disqualified Institution under the definition thereof, only to the extent that no Event of Default arising under Section 9.1(a) or Section 9.1(h) has occurred and is continuing at the time of such assignment and (y) any other Disqualified Institution, only to the extent that no Event of Default has occurred and is continuing at the time of such assignment).

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, or (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard Section 412 or 430 of the Code with respect to any Pension Plan or the failure to make any required contribution (including any installment) to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Loan Party or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by application of Section 4212(c) of ERISA; (g) the withdrawal of any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (h) the imposition of a Lien pursuant to the Code or ERISA on any Loan Party of its Subsidiaries with respect to any Pension Plan or Multiemployer Plan.

“Erroneous Payment” is defined in Section 11.10(a).

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 7.13.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means (A) any Foreign Subsidiary or Foreign Subsidiary Holding Company that: (i) does not hold any exclusive right, title or interest in any material Core Asset or any other material Intellectual Property, (ii) does not hold or maintain any material Regulatory Authorization, whether now in effect or hereafter issued by any Regulatory Agency, including any Key Permits received from the FDA, (iii) is not party to any Material Agreement, other than ordinary course contracts or agreements (including leases of or licenses to use real property) that are not material to the business of the Borrower and the Guarantors (taken as a whole), (iv) does not, individually or together with all Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of this definition, have cash or Cash Equivalent Investments exceeding $5,000,000 in the aggregate at any time, (v) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(b) or Section 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or Section 7.1(c), the most recent financial statements referred to in Section 5.6), for the period of four consecutive Fiscal Quarters then ended, individually contributed less than 5.0% of Revenue for such period and, together with all other Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of this definition, contributed less than 10.0% of Revenue for such period, and (vi) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(b) or Section 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or Section 7.1(c), the most recent financial statements referred to in Section 5.6), for the period of four consecutive Fiscal Quarters then ended, individually contributed less than 5.0% of the consolidated total assets of the Borrower and its Subsidiaries for such period, and together with all other Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of this definition, contributed less than 10.0% of the consolidated total assets of the Borrower and its Subsidiaries for such period, (B) any other Foreign Subsidiary or Foreign Subsidiary Holding Company if the Borrower in good faith after consulting with its tax or other relevant advisors and subject to the Required Lenders’ consent (not to be unreasonably withheld, conditioned or delayed) determines that the burden or cost (including any adverse tax consequences to the Borrower or any of its Subsidiaries, which are not de minimis) of providing a guarantee by such Foreign Subsidiary or Foreign Subsidiary Holding Company will outweigh the benefits to be obtained by the Lenders therefrom, including by taking into account the overall collateral package under the Loan Documents and the amount of the Loans, (C) any not-for-profit Subsidiary (which as of the Closing Date shall include, for the avoidance of doubt, Caris Molecular Pathology, a Texas not-for-profit corporation), (D) any captive insurance Subsidiary, (E)(i) any newly acquired non-Wholly Owned Subsidiary that is prohibited by its Organic Documents or contractual obligations in existence at the time of acquisition (but not entered into in contemplation thereof) for so long as such prohibition or contractual obligation remains in effect or (ii) any Foreign Subsidiary prohibited by the requirement of any Laws, in each case of the foregoing clauses (i) and (ii) of this clause (E), from guaranteeing, or granting Liens to secure, the Obligations, or if guaranteeing or granting Liens to secure the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless and until such consent, approval, license or authorization has been received, (F) any Subsidiary that is a special purpose vehicle (or similar entity) established and used solely for the purposes of receivables factoring or any other permitted receivables securitization or (G) subject to compliance with Section 7.14(c), Caris Research Institute, Inc.

“Existing Debt Refinancing” is defined in Section 5.4.

“Exit Fee” has the meaning set forth in the Fee Letter.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such sections of the Code.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (or any successor thereto), as amended from time to time, 21 U.S.C. Section 301 et. seq. and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among the Borrower, the Lenders and the Administrative Agent.

“First Delayed Draw Closing Date” means the first date upon which any Delayed Draw Loans are made hereunder, which shall (i) consist of Delayed Draw Loans in a minimum aggregate principal amount of $100,000,000 and (ii) occur no later than the Delayed Draw Unavailability Date.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2022 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixture Locations” means (i) the locations set forth in sub-clauses (iii)-(vi) of Section 7.15(b) and (ii) each other owned or leased location of any Loan Party after the Closing Date in which Collateral (other than any Collateral consisting of aircraft) in excess of $10,000,000 is located.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof, or the District of Columbia.

“Foreign Subsidiary Holding Company” means any Subsidiary that is not a Foreign Subsidiary that owns (directly or through one or more entities that are disregarded for U.S. federal income tax purposes) no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States.

“GCP” means the Good Clinical Practices that establish the national and international ethical, regulatory and scientific quality standards for designing, conducting, recording and reporting clinical trials that are enforced by the FDA (including 21 CFR Parts 50, 54, 56 and 312) and by comparable foreign Governmental Authorities.

“GLP” means the Good Clinical Laboratory Practices and regulatory requirements for or concerning the conduct of nonclinical research that are enforced by the FDA (including 21 CFR Part 58) and by comparable foreign Governmental Authorities.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX or Title XXI of the Social Security Act any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a third party payor program, as well as any fiscal intermediary, contractor or similar claims processing and payment agent acting on behalf of the foregoing programs.

“Guarantee” means the guarantee executed and delivered by an Authorized Officer of each Guarantor, substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means each existing and each subsequently acquired or organized Subsidiary (other than any Excluded Subsidiary) that shall have executed the Guarantee pursuant to Section 7.8.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 160 and 164, Subparts A and D.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any Subsidiary (i) which is of a “going concern” or similar nature other than any such qualification that is related solely to (I)(A) the occurrence of the Maturity Date as a result of the Loans maturing during such Fiscal Year or (B) the occurrence of any upcoming date where redemption rights in respect of the Series C Preferred Stock and/or Series D Preferred Stock are or may become exercisable or (II) any prospective or actual inability to satisfy any financial maintenance covenant included in the Loan Documents on a future date in a future period, (ii) which relates to the limited scope of examination of matters relevant to such financial statement or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)            all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)            all obligations relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)            all Capitalized Lease Liabilities of such Person, all obligations of such Person arising under Synthetic Leases and all Attributable Debt of such Person;

(d)            net Hedging Obligations of such Person to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP;

(e)            all obligations of such Person in respect of Disqualified Capital Securities;

(f)            whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition (excluding (i) any purchase price adjustment, royalty, earn-out, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition that are paid within 60 days after the conditions to such payment (other than any conditions that are simply the passage of time) are met, and (ii) trade accounts payable in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g)            all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include any bona fide royalty obligations payable by a Loan Party or any Subsidiary in respect of any in-license or acquisition of Intellectual Property by any Loan Party or Subsidiary in connection with the Caris Discovery line of business.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Infringement” and “Infringes” mean the infringement, misappropriation or other violation of know-how, trade secrets, confidential information, or Intellectual Property.

“Initial Commitment Amount” as to each Lender, means its obligation to make Initial Loans to the Borrower on the Closing Date pursuant to Section 2.1 in the principal amount equal to such Lender’s Applicable Percentage of Initial Loans. The aggregate principal amount of the Initial Commitment Amount of all of the Lenders as in effect on the Closing Date is $200,000,000.

“Initial Commitment Termination Date” means the Closing Date (immediately after the making of the Initial Loans on such date).

“Initial Loan” is defined in Section 2.1.

“Insolvency Event” is defined in Section 9.1(h)(iv).

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction in the world, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) computer software, databases, data, compilations of data, and documentation; (v) Confidential Business Information; and (vi) rights to sue for past, present and future Infringements of any of the foregoing.

“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Initial Loans are made hereunder pursuant to Section 2.3 and ending on (but not including) the last day of such Fiscal Quarter, and (b) thereafter, the period beginning on (and including) the last day of the immediately preceding Fiscal Quarter and ending on the earlier of (x) (but not including) the last day of such succeeding Fiscal Quarter thereafter and (y) (and including) the Maturity Date.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IT Assets” means the computers and other information technology infrastructure and assets used by the Borrower or any of the Subsidiaries in the conduct of their business as currently operated.

“Key Permits” means all Permits relating to the Products, including all Regulatory Authorizations.

“knowledge” of the Borrower means the knowledge of any executive officer or senior vice president of the Borrower or any Subsidiary.

“Laws” means all applicable U.S. federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards issued by any Governmental Authority, including Privacy Laws.

“LDT” means a laboratory developed test that is designed, developed, validated and performed by a single clinical laboratory authorized to perform high complexity testing under CLIA. The parties acknowledge that, as of the Closing Date, the FDA’s regulation of LDTs has evolved considerably over time, and that the FDA has not historically required LDTs to be the subject of medical device clearances or approvals, even when the FDA has asserted that the requirements for such premarket review apply as a matter of Law.

“Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and permitted assigns.

“Licensed Intellectual Property” means all Intellectual Property that is licensed to, or otherwise authorized for use by, the Borrower or any Subsidiary.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation. For the avoidance of doubt, Liens shall not include any bona fide royalty obligations payable by a Loan Party or any Subsidiary in respect of any in-license or acquisition of Intellectual Property by any Loan Party or Subsidiary in connection with the Caris Discovery line of business.

“Liquidity” means, at any time, an amount determined by the Borrower equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower and the Guarantors, and, subject to Section 7.15, to the extent held in a Controlled Account located in the United States.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the Fee Letter, the Agency Fee Letter, each other agreement pursuant to which the Secured Parties are granted a Lien in the Collateral to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee and each other agreement, certificate, document or instrument expressly delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein. For the avoidance of doubt, neither the Organic Documents nor any shareholders or similar agreement of the Borrower or any Subsidiary shall constitute “Loan Documents”.

“Loan Party” means, collectively, the Borrower and the Guarantors.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Loans” means the Initial Loan and the Delayed Draw Loans.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations, performance or properties of the Borrower and the Subsidiaries taken as a whole, (ii) the rights and remedies of the Secured Parties under any Loan Document or (iii) the ability of the Borrower and the Guarantors to perform their Obligations under any Loan Document.

“Material Agreements” means (i) the 2023 Convertible Loan Documents, (ii) each contract or agreement to which the Borrower or any Subsidiary is a party involving aggregate payments in the immediately preceding calendar year of more than $15,000,000, whether such payments are being made by the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to the Borrower or any Subsidiary, and (iii) all other contracts or agreements the termination of which could reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall limit the Borrower or its Subsidiaries’ ability to terminate any Material Agreement (and, for the avoidance of doubt, upon such termination such contract or agreement shall no longer constitute a “Material Agreement” for any purpose under this Agreement and the other Loan Documents).

“Material Real Property” means any individual real property in the United States that is owned in fee by any Loan Party with a fair market value (as reasonably determined by the Borrower) in excess of $10,000,000.

“Maturity Date” means January 18, 2028.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Benefit Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sales Proceeds” means, with respect to a Disposition pursuant to Section 8.8(vii) or (xiii) after the Closing Date by the Borrower or any Subsidiary to any Person of any assets of the Borrower or any Subsidiary, the excess of gross cash proceeds received by the Borrower or any Subsidiary from such Disposition in excess of $1,000,000, in each case individually or in the aggregate in any Fiscal Year (in each case net of all reasonable and customary costs and expenses, and including Taxes payable by the recipient of such proceeds, incurred in connection with such Disposition which have not been paid to Affiliates of the Borrower in connection therewith); provided, that so long as (i) the Borrower has delivered Administrative Agent prior written notice of its intention to apply such monies (the “Reinvestment Amounts”) to the costs of purchase of other assets useful in the business of the Borrower and its Subsidiaries and (ii) the Borrower or any Subsidiary completes such purchase within 180 days (or, in the case of a binding commitment in respect of the application of such Reinvestment Amounts within such 180 days, 270 days) after the initial receipt of such monies, the Borrower or any Subsidiary shall have the option to apply such monies to the costs of purchase of other assets useful in the business of the Borrower or such Subsidiary, unless and to the extent that such applicable period shall have expired without such purchase being made or completed, in which case, any amounts remaining shall be paid to Administrative Agent and applied in accordance with Section 3.3.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of the Subsidiaries in connection with such Casualty Event, other than proceeds that are used to repair or replace the assets subject to such Casualty Event within 180 days of receipt of such proceeds with respect to such Casualty Event with like or similar assets (or, in the case of a binding commitment in respect of the application of such amounts within such 180 days, 270 days), in excess of $1,000,000 individually or in the aggregate in any Fiscal Year (in each case net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than to the Lenders) which holds a first priority Lien permitted by Section 8.3(e) on the property which is the subject of such Casualty Event (it being understood and agreed that the Borrower or such Subsidiary may retain such insurance proceeds or condemnation awards pending such reinvestment).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means any Taxes other than (a) Taxes imposed on or measured by a Person’s net income, and franchise Taxes, in both cases with respect to any Lender and imposed by any Governmental Authority under the laws of which such Lender is organized or in which it maintains its applicable lending office or that are Other Connection Taxes, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed by the United States on amounts payable to a Lender at the time such Lender first becomes a party to this Agreement (other than pursuant to an assignment requested by the Borrower under Section 4.3(h)) or designates a new lending office, except to the extent that such Lender’s assignor (or such Lender in case of the designation of a new lending office) was entitled, immediately before the assignment (or designation of a new lending office), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.3(a), (d) Taxes attributable to a recipient’s failure to comply with Section 4.3(e), and (e) any withholding Taxes or other amounts imposed or payable under FATCA.

“Note” means a promissory note of the Borrower payable to a Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each Guarantor arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1(h), whether or not allowed in such proceeding) on the Loans.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OrbiMed” means, collectively, OrbiMed Royalty & Credit Opportunities III, LP and OrbiMed Royalty & Credit Opportunities IV, LP and their respective Affiliates and Approved Funds.

“Organic Document” means, relative to the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to the Borrower’s or any Subsidiary’s Capital Securities; provided, that “Organic Documents” shall not include any side letters executed by the Borrower and any of its shareholders.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office, trademark office, copyright office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Loan Document (excluding, for the avoidance of doubt, Taxes described in the definition of Non-Excluded Taxes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.3(h)).

“Outside Counsel” means, in respect of any Lender, such Lender’s outside counsel as may be designated from time to time by such Lender for purposes hereof and the other Loan Documents (including, to the extent applicable, receiving notices and communications hereunder and under the other Loan Documents).

“Owned Intellectual Property” means all Intellectual Property that is owned (solely or jointly with others) by the Borrower or any Subsidiary.

“Parent HoldCo” means a company organized in the United States, any state thereof or in the District of Columbia, that directly or indirectly owns 100% of the Capital Securities of the Borrower as a result of a Parent HoldCo Reorganization and that complies with the requirements under Section 7.16.

“Parent HoldCo Reorganization” means any transaction or series of transactions consummated in connection with or in anticipation of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction in which Borrower becomes a direct or indirect Wholly Owned Subsidiary of Parent HoldCo.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patent” means any issued national, regional and international patent and any application or invention disclosure therefor (whether provisional applications, non-provisional applications, divisionals, continuations, continuations in-part, and continued prosecution applications), and which for purposes of this Agreement, shall be deemed to include any substitutions, reissues, reexaminations, renewals, extensions, adjustments, restorations, supplemental protection certificates and patent rights in any form in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered to the Administrative Agent by the Borrower or any of the Guarantors in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Payment Recipient” is defined in Section 11.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, clearances, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Regulatory Authorizations or to clinical laboratory certification or accreditation.

“Permitted Acquisition” means the purchase or other acquisition of all of the Capital Securities (other than qualifying directors’ shares) in any, or all or substantially all of the property of, or all or substantially all of any business, business or product line, unit or division of, any Person (other than any joint venture owned by another Person that is purchased or acquired) that, upon the consummation thereof, will be owned by a direct or indirect Wholly Owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each Permitted Acquisition:

(a)            the Borrower and its Subsidiaries (including any newly acquired or acquired Subsidiary in such Permitted Acquisition) shall comply with the requirements of Section 7.8 to the extent required thereunder; provided that the aggregate amount of consideration for all newly-created or acquired Subsidiaries that are Excluded Subsidiaries and all assets acquired in Permitted Acquisition that are not directly owned by one or more Loan Parties and included in the Collateral shall not exceed $20,000,000 in the aggregate (and to be measured without duplication);

(b)            the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 8.1;

(c)            in the case of a purchase or other acquisition of the Capital Securities of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such purchase or other acquisition;

(d)            immediately before and after giving effect to any such purchase or other acquisition, no Event of Default, shall exist or result therefrom; provided that, at the Borrower’s election, this clause (d) shall be satisfied if there is no Default or Event of Default in existence at the time of execution and effectiveness of the definitive documentation for such purchase or acquisition, so long as the closing thereof occurs no more than 180 days after the execution and effectiveness of such definitive documentation;

(e)            immediately before and after giving effect to any such purchase or other acquisition, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 8.4; and

(f)            the Borrower shall have delivered to the Administrative Agent and the Lenders, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such shorter period of time as agreed by the Required Lenders in their reasonable discretion), a written notice describing such transaction, and thereafter, if requested by the Required Lenders for any such individual transaction involving consideration in excess of $15,000,000, to the extent available, (i) historical financial statements of or related to the Person or assets to be acquired (for the avoidance of doubt, no financial statements shall be required with respect to any Person, business or product line, unit or division for which no financial statements are available), (ii) twelve month projections for such Person or assets to be acquired and for the Borrower after giving effect to such transaction, and (iii) material documentation and other information relating to such transaction and reasonably requested by the Required Lenders.

“Permitted Call Spread Swap Agreements” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (whether such warrant is settled in shares, cash or a combination thereof), in each case of clauses (a) and (b) entered into by the Borrower in connection with the issuance of Post-IPO Convertible Indebtedness; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type (as determined by the Borrower in good faith) and (ii) in the case of clause (b) above, such Swap Agreement would be classified as an equity instrument in accordance with GAAP, and the settlement of such Swap Agreement does not require the Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Cure Securities” means the Capital Securities of the Borrower or other equity securities thereof that do not constitute Disqualified Capital Securities that are utilized to cure any breach by the Borrower or any of its Subsidiaries of their obligations under Section 8.4(b) pursuant to Section 9.4.

“Permitted Holders” means David D. Halbert, his heirs and other Family Members and any trusts or other holding, investment or estate planning vehicles for the benefit of any of the foregoing and any Controlled Investment Affiliate thereof.

“Permitted Receivables Indebtedness” means Indebtedness with respect to an accounts receivables facility; provided that (i) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar facilities of reasonably similar size, including the provision of a customary “borrowing base” concept, and (ii) such Indebtedness shall not to exceed, in an aggregate amount at any time outstanding (in each case, measured solely at the time of incurrence thereof), the applicable amounts set forth below based on the average Revenue of the Borrower and the Subsidiaries for the two most recently ended Fiscal Quarters for which financial statements have been delivered pursuant to Section 7.1(b) or Section 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or Section 7.1(c), the most recent financial statements referred to in Section 5.6):

Revenue (Average)	Aggregate Amount of Permitted Receivables Indebtedness
Less than $25,000,000 per Fiscal Quarter	$0
Equal to or greater than $25,000,000 but less than $37,500,000 per Fiscal Quarter	$10,000,000
Equal to or greater than $37,500,000 but less than $50,000,000 per Fiscal Quarter	$15,000,000
Equal to or greater than $50,000,000 but less than $62,500,000 per Fiscal Quarter	$20,000,000
Equal to or greater than $62,500,000 but less than $75,000,000 per Fiscal Quarter	$25,000,000
Equal to or greater than $75,000,000 but less than $87,500,000 per Fiscal Quarter	$30,000,000
Equal to or greater than $87,500,000 but less than $100,000,000 per Fiscal Quarter	$35,000,000
Equal to or greater than $100,000,000 but less than $112,500,000 per Fiscal Quarter	$40,000,000
Equal to or greater than $112,500,000 but less than $125,000,000 per Fiscal Quarter	$45,000,000
Equal to or greater than $125,000,000 per Fiscal Quarter	$50,000,000

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals, refinancings and replacements of such Indebtedness; provided that such extension, renewal, refinancing or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable amounts paid (including original issue discount and upfront fees), and fees and expenses reasonably incurred, in connection with such renewals, refinancing or replacement and by an amount equal to any existing commitments unutilized thereunder, (b) contains terms (i) relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any) taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than such terms of any agreement or instrument governing such existing Indebtedness or (ii) otherwise on customary market terms (taken as a whole as determined by the Borrower in its reasonable judgment), including with respect to high yield debt securities to the extent applicable, (c) [reserved], (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness, except with respect to any new Subsidiary or assets acquired on or after the date such Indebtedness is incurred that is also Collateral under the Loan Documents, (e) to the extent such modification, extension, renewal, refinancing and replacement concerns Indebtedness that is subordinated in right of payment to the Obligations, shall require that such Indebtedness be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, extended, renewed, refinance or replaced, and (f) to the extent such modification, extension, renewal, refinancing and replacement concerns Indebtedness that is subordinated to the Liens securing the Obligations, shall require that such Indebtedness be unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, extended, renewed, refinance or replaced.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Secured Parties pursuant to a written subordination agreement satisfactory to the Administrative Agent and the Required Lenders in their sole discretion and (ii) in an amount and on terms approved by the Administrative Agent and the Required Lenders in their sole discretion.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Data” means data that constitutes personal information that identifies a natural person or that is otherwise considered personally identifiable information, personal data, nonpublic personal information or any term substantially equivalent to any of the foregoing under applicable Law, including Protected Health Information.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation.

“Platform” is defined in Section 10.2(c).

“Post-IPO Convertible Indebtedness” means Indebtedness that is convertible at the option of the holders thereof into common stock of the Borrower incurred by the Borrower after the occurrence of a Qualified Direct Listing Event or the consummation of a Qualified IPO or Qualified SPAC Transaction in an aggregate amount not to exceed the product of (x) the Revenue Base for the most recently ended Test Period and (y) 1.75; provided, however, that (a) such Indebtedness shall be unsecured, (b) such Indebtedness shall not be guaranteed by any Subsidiary of the Borrower, (c) such Indebtedness shall bear interest at a rate per annum as is customary in the market for public companies at such time, as determined by the Borrower in its reasonable commercial judgment, (d) such Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for convertible indebtedness but not customary for loans for public company issuers, as determined by the Borrower in its good faith judgment) that are, taken as a whole, more restrictive on the Loan Parties than the provisions of this Agreement (as determined by the Borrower in its good faith judgment), (e) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing or could reasonably be expected to occur as a result therefrom and (f) such Indebtedness shall not (i) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) be redeemable at the option of the holder thereof, in whole or in part or (iii) provide for the scheduled payment of dividends or distributions (other than scheduled cash interest payments) in cash, in each case of the foregoing sub-clauses (i), (ii) and (iii), prior to the date that is 6 months after the Maturity Date (it being understood, for the avoidance of doubt, that (w) a redemption right of the Borrower in respect of such Indebtedness, (x) conversion rights of holders in respect of such Indebtedness, (y) acceleration rights of holders of such Indebtedness upon the occurrence of an event of default specified in the agreement governing such Indebtedness and (z) the obligation to pay customary amounts to holders of such Indebtedness in connection with an asset disposition, casualty event, “change of control” or “fundamental change”, in each case, shall not be considered in connection with the determination of scheduled maturity date for purposes of this clause (f)).

“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), minus (b) 1.00%; provided that if the Prime Rate shall be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement.

“Privacy Laws” mean each Law applicable to privacy and the protection and security of Personal Data, including HIPAA, Laws related to localization of Personal Data, Laws related to online behavioral advertising, Laws related to consumer privacy with respect to direct marketing such as the Telephone Consumer Protection Act (TCPA) and CAN-SPAM, and rules under the Payment Card Industry Data Security Standards, in each case, solely to the extent applicable to the business of the Borrower or its Subsidiaries.

“Product” means (i) Caris Molecular Intelligence, (ii) Caris Discovery (it being understood and agreed that any targets developed by the Loan Parties within the Caris Discovery line of business and licensed to a third party (to the extent not otherwise commercialized or developed by any Loan Party) as permitted by and in accordance with this Agreement will not be considered to be Products), (iii) Caris Strategic Data and (iv) any current or future service or product (including LDTs and software products and services and data products and services) researched, designed, developed, manufactured, licensed, marketed, offered, sold, performed, distributed or otherwise commercialized by the Loan Parties and their Subsidiaries, including any such product in development or which may be developed.

“Product Authorizations” means any and all approvals, exemptions, licenses, notifications, registrations, listings, clearances or authorizations or other Permits granted by, submitted to, obtained from or filed with any Governmental Authority necessary for the testing, manufacture, performing, marketing, or sale of a Product in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Protected Health Information” has the same meaning as “protected health information” in 45 C.F.R. § 160.103.

“Public Lender” has the meaning set forth in Section 7.1.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, repair, replacement, construction or improvement of fixed or capital assets, where the amount of such Indebtedness does not exceed the greater of (a) the cost of the assets being financed and the cost of such repair, replacement, construction or improvement, as applicable, and (b) the fair market value of such assets; provided, however, that such Indebtedness is incurred concurrently with or within one-hundred and eighty days after or prior to such acquisition, repair, replacement, construction or improvement of the applicable assets.

“Qualified Capital Securities” means any Capital Securities that are not Disqualified Capital Securities.

“Qualified Direct Listing Event” means the time after a Direct Listing at which the issuance of Capital Securities of the Borrower after the Direct Listing has generated gross cash proceeds of at least $100,000,000 to the Borrower.

“Qualified IPO” has the meaning assigned to such term in the Borrower’s Charter.

“Qualified SPAC Transaction” has the meaning assigned to such term in the Borrower’s Charter.

“Receiving Party” means any Lender that is a Party receiving Confidential Information.

“Recipient” is defined in Section 10.14.

“Register” is defined in Section 10.10(c).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of the Borrower or any of the Subsidiaries, including CMS, FDA, and all similar agencies in other jurisdictions, including non-United States jurisdictions.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and Permits granted by, submitted to, obtained from, or filed with any Regulatory Agencies, including all Product Authorizations.

“Reinvestment Amounts” has the meaning assigned to such term in the definition of “Net Asset Sales Proceeds”.

“Related Parties” means the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Borrower and the Subsidiaries.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Repayment Premium” has the meaning set forth in the Fee Letter.

“Required Lenders” means Non-Defaulting Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Non-Defaulting Lenders; provided, to the extent there are any Significant Lenders, “Required Lenders” shall also include each Significant Lender.

“Required Revenue” is defined in Section 8.4(b).

“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise or (iii) the payment of any management fees, transaction fees, expense reimbursement or other indemnities to any holder (or Affiliate thereof) of the Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities in respect of such Capital Securities or in respect of management, sponsoring, structuring, arranging or other services. Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion of (including any cash payment or fractional shares upon conversion), or payment of any principal or premium on, or payment of any interest with respect to, the 2023 Convertible Loans, any Post-IPO Convertible Indebtedness or other permitted convertible Indebtedness under this Agreement shall not constitute a Restricted Payment and (ii) any payment with respect to, or early unwind or settlement of, any Permitted Call Spread Swap Agreement shall not constitute a Restricted Payment.

“Revenue” means total consolidated revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP. Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.

“Revenue Base” means, with respect to any period, the Revenues for such period.

“Revenue Deficiency” means, for any Test Period, the amount by which the Required Revenue for the trailing four quarter period ending on the last day of the applicable Test Period exceeds the Revenue Base for such trailing four quarter period ending on the last day of such Test Period.

“S&P” means S&P Global Ratings, a S&P Financial Services LLC business, and any successor thereto.

“Sale/Leaseback Transaction” is defined in Section 8.12.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Second Delayed Draw Closing Date” means the second date upon which Delayed Draw Loans are made hereunder, which shall (i) occur after and subject the occurrence of the First Delayed Draw Closing Date (so long as the Delayed Draw Commitment Amount is greater than $0 after the making of the Delayed Draw Loans on the First Delayed Draw Closing Date), (ii) consist of Delayed Draw Loans in a minimum aggregate principal amount equal to the Delayed Draw Commitment Amount outstanding after the First Delayed Draw Closing Date and (iii) occur no later than the Delayed Draw Unavailability Date.

“Secured Parties” means the Lenders and the Administrative Agent.

“Security Agreement” means the Pledge and Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Series C Preferred Stock” means the Series C Preferred Stock of the Borrower issued pursuant to the Borrower’s Charter.

“Series D Preferred Stock” means the Series D Preferred Stock of the Borrower issued pursuant to the Borrower’s Charter.

“Significant Lender” means (x) OrbiMed (in its capacity as a Lender hereunder), so long as (i) OrbiMed is a Non-Defaulting Lender and (ii) OrbiMed’s Total Credit Exposure represents more than 33.33% of the Total Credit Exposures of all Non-Defaulting Lenders and (y) Braidwell (in its capacity as a Lender hereunder), so long as (i) Braidwell is a Non-Defaulting Lender and (ii) Braidwell’s Total Credit Exposure represents more than 33.33% of the Total Credit Exposures of all Non-Defaulting Lenders.

“Sixth Street Entity” means each of Sixth Street Specialty Lending, Inc., TAO Barnett Investments, LLC, TOP III Barnett Investments, LLC, Barnett Equity Holdings, LLC, Barnett Equity Holdings II, LLC, and any Affiliate of each of the foregoing.

“SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration.html, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate” means, for any Interest Period, the forward-looking three-month term rate based on the secured overnight financing rate on the day (such day, the “SOFR Rate Determination Date”) that is two (2) Business Days prior to the first day of any Interest Period, with the rate, or methodology for this rate, and conventions for this rate being established by the Administrative Agent in accordance with the “3 Month CME Term SOFR” published on the SOFR Administrator’s Website (as calculated by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided that if as of 5:00 p.m. (New York City time) on any SOFR Rate Determination Date, such 3 Month CME Term SOFR has not been published on the SOFR Administrator’s Website, then the SOFR Rate for the related Interest Period will be the 3 Month CME Term SOFR as published on the SOFR Administrator’s Website on the first preceding Business Day for which 3 Month CME Term SOFR was published on the SOFR Administrator’s Website so long as such first preceding Business Day is not more than three (3) Business Days prior to such SOFR Rate Determination Date.

“SOFR Rate Determination Date” is defined within the definition of “SOFR Rate”.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including Contingent Liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any Obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.

“Specified Events of Default” means an Event of Default arising under Section 9.1(a) or Section 9.1(h) or an Event of Default arising under Section 9.1(c) solely due to the Loan Parties’ default in the due performance or observance of any of its obligations under Section 8.4.

“Specified Letter” means that certain letter agreement, dated as of the Closing Date, by and among the Borrower, Sixth Street Specialty Lending, Inc., Barnett Equity Holdings, LLC, Barnett Equity Holdings II, LLC and SH Caris Life US, LLC.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a finance lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and all of the Commitments shall have terminated.

“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year in such period have been or are required to be delivered pursuant to Section 7.1(b) or (c), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 7.1(b) or (c), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2022.

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“Total Credit Exposure” means, as to any Lender on any date, (i) the aggregate outstanding principal amount of the Loans of such Lender after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date, plus (ii) the unfunded amount of such Lender’s Commitments that remains outstanding under this Agreement.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications, registrations and renewals therefor, together with all of the goodwill associated therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered to the Administrative Agent by the Borrower or any of the Guarantors substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to any Secured Party pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Undrawn Fee” is defined in Section 3.9.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrants” means, collectively, (a) Caris Life Sciences, Ltd. Warrant to Purchase Ordinary Shares, dated September 21, 2018, by and between the Borrower (f/k/a Caris Life Sciences, Ltd.) and Barnett Equity Holdings, LLC, as amended by (i) that certain Amendment of Warrant, dated as of April 2, 2020, by and between the Borrower (f/k/a Caris Life Sciences, Ltd.) and Barnett Equity Holdings, LLC and (ii) that certain Omnibus Amendment of Warrants, by and among the Borrower (as successor to Caris Life Sciences, LLC), Barnett Equity Holdings, LLC and Sixth Street Specialty Lending, Inc. (f/k/a TPG Specialty Lending, Inc.) (“SSSL”), dated as of August 4, 2020 (the “Omnibus Amendment”); (b) Caris Life Sciences, Ltd. Warrant to Purchase Ordinary Shares, dated September 21, 2018, by and between the Borrower (f/k/a Caris Life Sciences, Ltd.) and SSSL, as amended by (i) that certain Amendment of Warrant, dated as of April 2, 2020, by and between the Borrower (f/k/a Caris Life Sciences, Ltd.), and SSSL and (ii) the Omnibus Amendment; (c) Caris Life Sciences, Ltd. Warrant to Purchase Shares, issued April 2, 2020 by the Borrower (f/k/a Caris Life Sciences, Ltd.) to Barnett Equity Holdings, LLC, as amended by the Omnibus Amendment; and (d) Caris Life Sciences, Ltd. Warrant to Purchase Shares, issued April 2, 2020 by the Borrower (f/k/a Caris Life Sciences, Ltd.) to SSSL, as amended by the Omnibus Amendment, in each case of the foregoing clauses (a) through (d), as in effect on the Closing Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Closing Date to the extent permitted by Section 8.9(a).

“Wholly Owned Subsidiary” means any direct or indirect Subsidiaries of the Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time; provided that, if either the Borrower or the Required Lenders request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Subsidiaries, in each case without duplication.

SECTION 1.5 Other Interpretive Provisions. Except as otherwise specified or limited herein, references to any Person include the permitted successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.

ARTICLE II
COMMITMENT AND BORROWING PROCEDURES

SECTION 2.1 Commitment. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make its portion of a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) the Initial Commitment Amount. On the terms and subject to the conditions of this Agreement, each Lender agrees to make its portion of term loans (the “Delayed Draw Loans”) to the Borrower (i) on the First Delayed Draw Closing Date in the aggregate amount set forth on the Loan Request delivered pursuant to Section 2.2 below (which aggregate amount must be in an amount (A) equal to or greater than $100,000,000 (and an integral multiple of $50,000,000 in excess thereof) and (B) not to exceed the Delayed Draw Commitment Amount) and (ii) on the Second Delayed Draw Closing Date in the aggregate amount set forth on the Loan Request delivered pursuant to Section 2.2 below (which aggregate amount must be in an amount equal to the remaining Delayed Draw Commitment Amount); provided that (i) upon the funding of the Delayed Draw Loans on the First Delayed Draw Closing Date, the Delayed Draw Commitment Amount shall be reduced by the aggregate principal amount of Delayed Draw Loans made on such date and (ii) upon the funding of the Delayed Draw Loans on the Second Delayed Draw Closing Date, the Delayed Draw Commitment Amount shall be reduced to $0. No amounts paid or prepaid with respect to the Loans may be reborrowed.

SECTION 2.2 Borrowing Procedure. The Borrower may irrevocably request that the Initial Loans be made by delivering to the Administrative Agent a Loan Request on or before 11:00 a.m. (New York City time) on a Business Day at least three (3) Business Days prior to the proposed Closing Date (or such shorter period as the Administrative Agent and the Required Lenders may agree in their discretion). The Borrower may irrevocably request that the Delayed Draw Loans be made by delivering to the Administrative Agent a Loan Request on or before 11:00 a.m. (New York City time) on a Business Day at least twelve (12) Business Days (or such shorter period as the Administrative Agent and each Lender may agree in their sole discretion) prior to the proposed Delayed Draw Closing Date.

SECTION 2.3 Funding. After receipt of the Loan Request in accordance with Section 2.2 for the Initial Loans, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s portion of the Initial Loans. Each Lender shall, on the Closing Date, and subject to the terms and conditions hereof, make the requested proceeds of such Lender’s portion of the Initial Loans available to or as instructed by the Administrative Agent. After receipt of the Loan Request in accordance with Section 2.2 for the Delayed Draw Loans, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s portion of the Delayed Draw Loans requested pursuant to such Loan Request and subject to the terms and conditions hereof. Each Lender shall, on the applicable Delayed Draw Closing Date, and subject to the terms and conditions hereof, make the requested proceeds of such Lender’s portion of the Delayed Draw Loans requested pursuant to such Loan Request available to or as instructed by the Administrative Agent. Upon satisfaction or waiver of the applicable conditions set forth in Article V, in each case, the Administrative Agent shall make all funds so received available to the Borrower by wire transfer to the account the Borrower shall have specified in its applicable Loan Request in an amount equal to (but not less than) the Lenders’ applicable Commitment Amount. It is understood that (i) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (ii) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation under any Loan Document.

SECTION 2.4 Reduction of the Commitment Amounts.

(a)            Mandatory. The Initial Commitment Amount shall automatically and permanently be reduced to zero on the Initial Commitment Termination Date (immediately after the making of the Initial Loan on such date). The Delayed Draw Commitment Amount shall automatically and permanently be reduced to zero on the Delayed Draw Commitment Termination Date.

(b)            Optional. The Borrower may, upon written notice to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent and the Required Lenders may agree in their sole discretion) prior to the date of termination, terminate the unused Delayed Draw Commitment Amount.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2 Amortization; Repayments and Prepayments. On the earlier to occur of (x) for dates prior to January 1, 2026, any date that the redemption rights in respect of the Series C Preferred Stock or the Series D Preferred Stock are or may become exercisable within 90 days following such date, or (y) January 1, 2026 or the first date thereafter if, as of such date, the redemption rights in respect of the Series C Preferred Stock or the Series D Preferred Stock are or may become exercisable on or prior to the date that is 6 months after the Maturity Date (such earlier applicable date (if any) or, if such day is not a Business Day, the next succeeding Business Day, the “Determination Date”), the Borrower shall provide written notice to the Administrative Agent at least five (5) Business Days prior to the likely occurrence of the Determination Date and, on the Determination Date, make a one-time amortization payment in an amount equal to 15% of the outstanding principal amount of the Loans outstanding on the Determination Date, together with the applicable Repayment Premium and Exit Fee. Following the occurrence of a Determination Date, commencing with the first full Fiscal Quarter following such Determination Date and ending on the Amortization Termination Date (as defined below), the Borrower shall repay the outstanding principal amount of the Loans on the last day of each Fiscal Quarter (provided that if such day is not a Business Day, then such repayment shall be made on the next succeeding Business Day), in equal quarterly installments equal to 2.5% of the outstanding principal balance of the Loan on the applicable Determination Date, together with the applicable Repayment Premium and Exit Fee, unless sooner required to be repaid pursuant to the terms of this Agreement. “Amortization Termination Date” shall mean the earliest to occur of (A) the Maturity Date, (B) the waiver or amendment of the terms of the Series C Preferred Stock and the Series D Preferred Stock to cause the put rights thereunder to not be exercisable on or prior to the date that is 6 months after the Maturity Date, (C) the redemption in full of all of the outstanding Series C Preferred Stock and the Series D Preferred Stock and (D) the conversion of all of the outstanding Series C Preferred Stock and Series D Preferred Stock into common stock of the Borrower.

The Borrower shall also repay in full the unpaid principal amount of the Loans on the Maturity Date; provided that, at any time prior to the Maturity Date, payments and prepayments of the Loans shall also be made as set forth below:

(a)            The Borrower shall have the right, with at least three (3) Business Days’ (or such shorter period as the Administrative Agent and the Required Lenders may agree in their sole discretion) notice to the Administrative Agent, at any time and from time to time to prepay any unpaid principal amount of the Loans, in whole or in part, together with the applicable Repayment Premium and the Exit Fee.

(b)            Within three Business Days of receipt by the Borrower or any Subsidiary of any (i) Net Casualty Proceeds or (ii) Net Asset Sales Proceeds, the Borrower shall notify the Administrative Agent thereof. The Borrower shall within three (3) Business Days of such notice make a mandatory prepayment of the Loans (provided that a Lender may elect to waive such prepayment with respect to its Loans upon written notice to the Borrower and the Administrative Agent prior to the required prepayment date) in an amount equal to 100% of such proceeds (or such lesser amount as the Required Lenders may specify on the date of such request), in each case, together with the applicable Repayment Premium and the Exit Fee, to be applied as set forth in Section 3.3.

(c)            The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid), in each case together with the applicable Repayment Premium and the Exit Fee.

SECTION 3.3 Application. Amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to clauses (a), (b) or (c) of Section 3.2 shall be applied first (and subject to the occurrence of a Determination Date), pro rata among the remaining principal payments due in respect of the Loans (if any), and thereafter, pro rata to the Initial Loan and the Delayed Draw Loan.

SECTION 3.4 Interest Rate.

(a)            During each Interest Period, interest payable in cash by the Borrower shall accrue on the Loans during such Interest Period at a rate per annum equal to the greater of (x) the SOFR Rate for such Interest Period and (y) 2.50%, plus, in either case, the Applicable Margin.

(b)            The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

SECTION 3.5 Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, at the election of the Required Lenders (except to the extent provided below), the Applicable Margin shall be increased by 3.00% per annum (with such increase applied from and after the date on which such Event of Default initially occurred); provided, that no election or notice of the imposition of the default rate specified in this Section 3.5 shall be required in the case of any Specified Event of Default.

SECTION 3.6 Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a)            on the Maturity Date therefor;

(b)            on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)            on the last day of each Interest Period; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d)            on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.7 Fee Letters. The Borrower shall pay to (i) the Administrative Agent such fees in the amounts and at such times specified under the Agency Fee Letter, (ii) the Lenders (or to the Administrative Agent, for the account of the applicable Lenders) such fees in the amounts and at such times specified under the Fee Letter and (iii) OrbiMed the Administration Fee in the amounts and at such times specified under the Fee Letter.

SECTION 3.8 Payments Generally. Subject to Section 9.3, all payments of principal, interest, fees and any Repayment Premium on the Loans and all other Obligations payable by the Borrower or any Guarantor under the Loan Documents shall be due, without any presentment thereof, to the Administrative Agent, at the Administrative Agent’s Office. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt. Except as otherwise set forth herein, all repayments and prepayments under the Loan Documents shall be made to the Lenders on a pro rata basis in accordance with their respective Applicable Percentages. If any payment is scheduled to be made on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.

SECTION 3.9 Undrawn Fee. Prior to the Delayed Draw Commitment Termination Date, on the last day of each Fiscal Quarter (provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day) until the Delayed Draw Commitment Termination Date (and if the Delayed Draw Commitment Termination Date occurs on a date that is not the last day of a Fiscal Quarter, the amount of the fee for the corresponding Fiscal Quarter shall be a prorated amount for the portion of such Fiscal Quarter ending on the Delayed Draw Commitment Termination Date and shall be paid on such date), the Borrower shall pay to the Administrative Agent for the ratable account of each Lender, in cash, a fee (the “Undrawn Fee”) in an amount equal to (x) 0.50% per annum multiplied by (y) the undrawn Delayed Draw Commitment Amount. For purposes of this Section 3.9, the Undrawn Fee shall be calculated on a daily basis. The Undrawn Fee shall be fully earned and nonrefundable under any circumstances and in addition to, and not creditable against, any other fee, cost or expense payable under the Loan Documents.

ARTICLE IV
SOFR RATE AND OTHER PROVISIONS

SECTION 4.1 Increased Costs, Etc. The Borrower agrees to reimburse the Lenders for any increase in the cost to the Lenders of, or any reduction in the amount of any sum receivable by the Lenders in respect of, the Lenders’ Commitments and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Administrative Agent shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and setting forth in reasonable detail the additional amount required fully to compensate the Lenders for such increased cost. Such additional amounts shall be payable by the Borrower directly to the Administrative Agent for the accounts of the Lenders within ten (10) Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower shall not be required to compensate any Lender for any amount claimed under this Section 4.1 that was incurred more than 180 days prior to the date that such Lender (or the Administrative Agent on its behalf) notifies the Borrower of the event that gives rise to such claim and that such Lender has determined to request such compensation; provided that if the circumstance giving rise to such increased cost is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4.2 Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by it hereunder is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then such Lender shall notify the Borrower in writing of such Lender’s claim for compensation, stating the reasons therefor and setting forth in reasonable detail the additional amount required fully to compensate such Lender for such reduction in rate of return. The Borrower shall within ten (10) Business Days following receipt of such notice pay directly to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. The Borrower shall not be required to compensate any Lender for any amount claimed under this Section 4.2 that was incurred more than 180 days prior to the date that such Lender (or the Administrative Agent on its behalf) notifies the Borrower of the event that gives rise to such claim and that such Lender has determined to request such compensation; provided that if the circumstance giving rise to such reduction in rate of return is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4.3 Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a)            Except as required by applicable Law, any and all payments by the Borrower or any Guarantor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by the Borrower or any of the Guarantors to or on behalf of the Lenders under any Loan Document (as determined in the good faith discretion of the applicable withholding agent), then:

(i)            if such Taxes are Non-Excluded Taxes or Other Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after the withholding or deduction for or on account of such Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 4.3), in an amount that is not less than the amount provided for in such Loan Document; and

(ii)           the Borrower or such Guarantor shall withhold or deduct the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall timely pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable Law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(b)            In addition, without duplication of Section 4.3(a), the Borrower shall timely pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable Law.

(c)            As promptly as practicable after the payment of any Taxes or Other Taxes required to be paid by the Borrower under Section 4.3(a) or (b), and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.

(d)            The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) by the Administrative Agent or such Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by such Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, such Lender shall not be under any obligation to provide any such notice to the Borrower). The Borrower acknowledges that any payment made to any Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause (d) shall constitute a payment in respect of which the provisions of clause (a) and this clause (d) shall apply.

(e)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(1), (e)(ii)(2) and (e)(iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(1)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(3)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(4)            executed copies of IRS Form W-8ECI;

(5)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(6)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)           On or before the Closing Date (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the Borrower duly completed and executed copies of either (i) IRS Form W-9 (or any subsequent versions thereof or successors thereto) or (ii) (A) IRS Form W-8IMY (or any subsequent versions thereof or successors thereto) certifying that it is a “U.S. branch” of a foreign bank and evidencing its agreement with the Borrower to be treated as a U.S. person with respect to payments made to it by the Loan Parties such that the Administrative Agent assumes primary withholding and reporting responsibilities and (B) IRS Form W-8ECI with respect to any amount payable to the Administrative Agent for its own account.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)            If any Lender requests compensation under Sections 4.1, 4.2 or 4.3, or requires Borrower to pay any Non-Excluded Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.3, then such Lender (at the request of the Borrower) will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 4.1, 4.2 or 4.3 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 4.3(h) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above and such designation or assignment would eliminate or reduce amounts payable pursuant to Sections 4.1, 4.2 or 4.3, as the case may be, in the future. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 4.3(h) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(i)            The Loans are deemed to be made with original issue discount for U.S. federal income tax purposes. Requests for information regarding the issue price, amount of original issue discount, issue date, and yield to maturity on the Loans shall be directed to the Borrower care of Luke Power, Corporate Vice President, Interim Chief Financial Officer and Treasurer at ### or ###.

SECTION 4.4 Payments, Computations; Proceeds of Collateral, Etc.

(a)            Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 12:00 p.m. (New York City time) on the date due in same day or immediately available funds, marked for attention as indicated, or in such other manner or to such other account as the Administrative Agent may from time to time direct in writing. Funds received after 12:00 p.m. (New York City time) on any day shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)            All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable Law shall be applied upon receipt to the Obligations in accordance with Section 9.5.

(c)            The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.4(c).

(d)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e)            If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans, any Exit Fee or any Repayment Premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and any Exit Fee or Repayment Premium in connection therewith greater than its Applicable Percentage thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact and (y) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and any Exit Fee or Repayment Premium in connection with their respective portions of the Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 4.4(e) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to a Borrower or any Guarantor (as to which the provisions of this Section shall apply).

The Borrower, on behalf of itself and the Guarantors, hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or such Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Guarantor in the amount of such participation.

SECTION 4.5 Setoff. Each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of such Lender. Each Lender agrees promptly to notify the Borrower after any such appropriation and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.5 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.6 SOFR Rate Not Determinable.

(a)            If prior to the commencement of any Interest Period for a Loan, the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that they have determined, that adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower as promptly as practicable and, until the Administrative Agent notifies (if applicable, upon the instruction of the Required Lenders) the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Loans shall bear interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the SOFR Rate and (ii) the continuation of any outstanding Loan or the extension of a new Loan hereunder shall be made with interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the SOFR Rate.

(b)            If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that they have determined, that (i) the circumstances set forth in Section 4.6(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4.6(a) have not arisen but the supervisor for the administrator of the SOFR Rate has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent (at the direction of the Required Lenders) shall (in consultation with the Borrower) establish an alternate rate of interest to that based on the SOFR Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for loans in the United States at such time, and the Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Borrower and the Required Lenders may determine to be appropriate. Until an alternate rate of interest shall be determined in accordance with this Section 4.6(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.6(b), only to the extent the SOFR Rate for such Interest Period is not available or published at such time on a current basis), Section 4.6(a) shall be applicable.

SECTION 4.7 Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.17 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. No Defaulting Lender shall be entitled to receive any fees payable under Section 3.9 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V
CONDITIONS TO MAKING THE LOANS

SECTION 5.1 Credit Extensions. The obligation of each Lender to make its portion of the Initial Loans shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.2, and the satisfaction of each of the conditions precedent set forth below in this Article V (other than Sections 5.19 and 5.20). The obligation of each Lender to make its portion of the Delayed Draw Loans on the First Delayed Draw Closing Date shall be subject to the prior making of the Initial Loan, the delivery of a Loan Request pursuant to Section 2.2, and the satisfaction of each of the conditions precedent set forth below in Sections 5.3, 5.8, 5.19 and 5.20. The obligation of each Lender to make its portion of the Delayed Draw Loans on the Second Delayed Draw Closing Date shall be subject to the prior occurrence of the First Delayed Draw Closing Date, the delivery of a Loan Request as requested pursuant to Section 2.2, and the satisfaction of each of the conditions precedent set forth below in Sections 5.3, 5.8, 5.19 and 5.20.

SECTION 5.2 Secretary’s Certificate, Etc. The Administrative Agent and each Lender shall have received from the Borrower and each Guarantor, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, or other Authorized Officer, as applicable, as to:

(a)            resolutions of each such Person’s board of directors (or other managing body, in the case of a Person other than a corporation) and any other corporate resolutions required by applicable Law or pursuant to such Person’s Organic Documents, each of which shall be then in full force and effect, authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)            the incumbency and signatures of those of its officers, managers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)            the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Administrative Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.3 Closing Date Certificates. The Administrative Agent and each Lender shall have received a Closing Date Certificate, dated as of the Closing Date, the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which the Borrower shall certify that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty is true and correct in all respects) as of such date (except to the extent that they relate specifically to an earlier specified date, in which case they are true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty is true and correct in all respects) on and as of such earlier date), (ii) no Default of Event of Default shall have then occurred and be continuing, or would result from the Loans to be advanced on the Closing Date, the First Delayed Draw Closing Date or the Second Delayed Draw Closing Date, as the case may be, and (iii) all of the conditions set forth in this Article V required to be satisfied by the Loan Parties on such date have been satisfied, except for those conditions expressly and specifically waived by the Required Lenders in writing, and as of such date as such certificate is delivered, such certifications by the Borrower shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent and OrbiMed, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.4 Payment of Outstanding Indebtedness, Etc. All Indebtedness identified in Schedule 8.2(b), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Loans and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Administrative Agent and each Lender shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be reasonably required in connection therewith (collectively, the “Existing Debt Refinancing”).

SECTION 5.5 Delivery of Note. Each Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.6 Financial Information, Etc. The Administrative Agent and each Lender shall have received:

(a)            audited consolidated financial statements of the Borrower and the Subsidiaries for each of the Fiscal Years ended December 31, 2020 and December 31, 2021; and

(b)            unaudited consolidated balance sheets of the Borrower and the Subsidiaries for the Fiscal Quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, together with the related consolidated statements of income, stockholders’ equity and cash flows for the twelve months then ended.

SECTION 5.7 Compliance Certificate. The Lenders and the Administrative Agent shall have received an initial Compliance Certificate on a pro forma basis as if the Loans had been made as of September 30, 2022 and as to such items therein as the Administrative Agent and OrbiMed reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

SECTION 5.8 Solvency, Etc. The Lenders and the Administrative Agent shall have received a solvency certificate as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the incurrence of the applicable Loans, and the use of proceeds of such Loans, duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date, First Delayed Draw Closing Date or the Second Delayed Draw Closing Date, as the case may be, in the form attached as Exhibit G.

SECTION 5.9 Guarantee. The Lenders and the Administrative Agent shall have received executed counterparts of the Guarantee, dated as of the Closing Date, duly executed and delivered by each Guarantor.

SECTION 5.10 Security Agreement. The Lenders and the Administrative Agent shall have received executed counterparts of the Security Agreement, dated as of the Closing Date, duly executed and delivered by the Borrower and each Guarantor, together with:

(a)            certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities directly owned by the Borrower or any Guarantor (including with respect to the Capital Securities of any Excluded Subsidiary (other than Excluded Assets)), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent and the Lenders that the security interest therein has been granted to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all Laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b)            subject to Section 7.15, UCC financing statements suitable in form for naming the Borrower and each Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Agreement; and

(c)            subject to Section 7.15, evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Guarantor are Controlled Accounts (other than Excluded Accounts).

SECTION 5.11 Intellectual Property Security Agreements. The Administrative Agent and the Lenders shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by the Borrower or any Guarantor that, pursuant to the Security Agreement, is required to provide such intellectual property security agreements to the Administrative Agent for the benefit of the Secured Parties.

SECTION 5.12 Opinion of Counsel. The Administrative Agent and the Lenders shall have received customary opinions, dated the Closing Date and addressed to the Secured Parties, from Shearman & Sterling LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 5.13 Insurance. Subject to Section 7.15, the Administrative Agent and the Lenders shall have received insurance certificates and endorsements from one or more insurance companies satisfactory to the Administrative Agent and the Lenders, evidencing coverage required to be maintained pursuant to each Loan Document, with the Administrative Agent named as loss payee or additional insured, as applicable.

SECTION 5.14 Closing Fees, Expenses, Etc. Each Lender and the Administrative Agent, as applicable, shall have received for its own account (i) all fees, costs and expenses due and payable pursuant to Section 10.3 and 10.4 and (ii) all fees due and payable on the Closing Date pursuant to this Agreement, the Agency Fee Letter and the Fee Letter.

SECTION 5.15 Anti-Terrorism Laws. Each Lender and the Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

SECTION 5.16 Loan Documents. The Administrative Agent shall have received executed counterparts of this Agreement and the other Loan Documents, properly executed by an Authorized Officer of each of the Borrower and each other signing Guarantor and by each Lender party to such Loan Documents.

SECTION 5.17 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any Guarantor shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or such Lender may reasonably request.

SECTION 5.18 No Material Adverse Effect. Since December 31, 2021, there has not been a Material Adverse Effect.

SECTION 5.19 Revenue Base. Solely as a condition precedent to the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date, as the case may be, the Administrative Agent and the Lenders shall be satisfied that the Revenue Base for the most recently ended Test Period prior to such Delayed Draw Closing Date was at least $300,000,000.

SECTION 5.20 Disclosure Schedules. Immediately prior to each Delayed Draw Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders updates to Schedules 6.15(a)(1), 6.15(j)(1) and 6.22, each such updated Schedule to be complete and accurate in all material respects as of such Delayed Draw Closing Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants to the Lenders and the Administrative Agent that:

SECTION 6.1 Organization, Etc. The Borrower and each Subsidiary (a) (i) is validly organized and existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and (ii) is duly qualified to do business and is in good standing as a foreign entity (to the extent such concept exists in such jurisdiction) in each jurisdiction where the nature of its business requires such qualification (in the case of this clause (a)(ii), unless the failure to so qualify as a foreign entity would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect); and (b) except, as of the Closing Date, required approvals contemplated by the Specified Letter and required board approvals in each case with respect to the borrowing of any Delayed Draw Term Loan on the applicable Delayed Draw Closing Date, , has full power and authority and holds all requisite governmental licenses, permits, clearances and other approvals required (i) in the case of the Loan Parties, to enter into and perform its obligations under each Loan Document to which it is a party, and (ii) to own and hold under lease its property and to conduct its business substantially as currently conducted by it (in the case of this clause (b)(ii), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

SECTION 6.2 Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document executed or to be executed by it are in each case within such Person’s corporate or organizational powers, except, as of the Closing Date, required approvals contemplated by the Specified Letter and required board approvals in each case with respect to the borrowing of any Delayed Draw Term Loan on the applicable Delayed Draw Closing Date, have been duly authorized by all necessary corporate or organizational action, and do not:

(a)            contravene (i) the Borrower’s or any Guarantor’s Organic Documents, (ii) in any material respect, any court decree or order binding on or affecting the Borrower or any Guarantor or (iii) in any material respect, any Law or governmental regulation binding on or affecting the Borrower or any Guarantor; or

(b)            result in (i) or require the creation or imposition of any Lien on the Borrower’s or any Guarantor’s properties (except as permitted by this Agreement) or (ii) a material default under any material contract, agreement, or instrument binding on or affecting the Borrower or any Guarantor.

SECTION 6.3 Government Approval, Regulation, Etc. No authorization, approval, clearance or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than (i) those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect, and (ii) recordings, filings and other perfection actions in connection with the Liens granted to the Administrative Agent under this Agreement or any other Loan Document) is required for the due execution, delivery or performance by the Borrower or any Guarantor of any Loan Document to which it is a party.

SECTION 6.4 Validity, Etc. Each Loan Document to which the Borrower or any Guarantor is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The consolidated financial statements of the Borrower and the Subsidiaries furnished to the Administrative Agent and the Lenders pursuant to Sections 5.6 and 7.1 have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of unaudited financial statements, to the absence of footnote disclosure and normal and recurring year-end adjustments.

SECTION 6.6 No Material Adverse Effect. Since December 31, 2021 to the Closing Date, there has been no Material Adverse Effect. As of any Delayed Draw Closing Date, no Material Adverse Effect has occurred and is continuing.

SECTION 6.7 Litigation, Labor Matters and Environmental Matters.

(a)            Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (other than any actions, suits or proceedings commenced under seal that have not been disclosed to the Borrower) pending against, threatened in writing against, or, to the knowledge of the Borrower, otherwise threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to (A) on the Closing Date, result in liabilities in excess of $5,000,000 or (B) on any Delayed Draw Closing Date, have or result in a Material Adverse Effect that is continuing or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(b)            Except as described on Schedule 6.7(b), there are no labor controversies pending against, threatened in writing against, or, to the knowledge of the Borrower, otherwise threatened against or affecting the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to (A) on the Closing Date, result in liabilities in excess of $5,000,000 or (B) on any Delayed Draw Closing Date, have or result in a Material Adverse Effect that is continuing or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(c)            Neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, in each case of clauses (i) through (iv) above, which would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.8 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct and indirect owners of the Capital Securities of such Subsidiaries).

SECTION 6.9 Ownership of Properties. Each of the Borrower and each Subsidiary owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, that are reasonably necessary in the ordinary conduct of the business of the Borrower and its Subsidiaries, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3, unless the failure to own any such property, interests or assets would not, taken as a whole, be reasonably expected to result in a Material Adverse Effect.

SECTION 6.10 Taxes. Each of the Borrower and each Subsidiary has filed all federal and material foreign, state and local tax returns and reports required by Law to have been filed by it and has paid all material Taxes due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11 Benefit Plans, Etc. Except as set forth on Schedule 6.11, as of the Closing Date, none of the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. As of the Closing Date, none of the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement and none of the employees of the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement with respect to their employment with Borrower or any of its Subsidiaries. Except as would not, individually or in the aggregate, result in any Material Adverse Effect, (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, that provides retirement benefits, is sponsored by the Borrower or any of their ERISA Affiliates and is intended to be tax qualified under section 401 of the Code is so qualified and no assets of any such plan are invested in Capital Securities of the Borrower and (ii) each employee benefit plan, program or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary has complied, both in form and in operation, in all respects with its terms and applicable Law. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. The underlying assets of the Borrower and its Subsidiaries do not constitute Plan Assets and, to the knowledge of the Borrower and its Subsidiaries the execution, delivery and performance of this Agreement and the other Loan Documents do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 6.12 Accuracy of Information. None of the written information (other than any projections, estimates and pro forma financial information and any general economic or specific industry information) heretofore or contemporaneously furnished in writing to the Administrative Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with any Loan Document or any transaction contemplated hereby when furnished and when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any such information not misleading in a material respect in light of the circumstances under which such statements were made. All financial projections and pro forma financial information delivered to the Administrative Agent and the Lenders by the Borrower (or its agents) have been prepared on the basis of good faith estimates and assumptions believed by the Borrower to be fair and reasonable in light of current business conditions as of the date thereof; provided, however, that such projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be attained and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material.

SECTION 6.13 Regulations U and X. None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, and no part of the proceeds of the Loans will be used to buy or carry any margin stock in violation of the Federal Reserve Board’s Regulation U or Regulation X. Terms for which meanings are provided in such Regulation U or Regulation X, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14 Solvency. On the Closing Date, the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date, as applicable, after giving effect to the incurrence of the Initial Loans and the applicable Delayed Draw Loans, respectively, and the use of proceeds of such Loans, the Borrower and the Subsidiaries taken as a whole, on a consolidated basis, both before and after giving effect to the Loans, are Solvent.

SECTION 6.15 Intellectual Property.

(a)            Schedule 6.15(a)(1) sets forth a complete and accurate list as of the Closing Date or any relevant Delayed Draw Closing Date, as the case may be, of all (x) Patents, including any Patent applications, (y) registered Trademarks (including domain names) and any pending registrations or applications for Trademarks, and (z) registered Copyrights and any applications for Copyright registration, in each case of clauses (x) through (z), owned by the Borrower or any Subsidiary. Schedule 6.15(a)(2) sets forth a complete and accurate list as of the Closing Date of all material in-bound license or sublicense agreements with respect to any Intellectual Property owned by a Third Party that is used in and material to the conduct of the business of the Borrower and the Subsidiaries as currently conducted (but excluding inbound licenses of over-the-counter or “open source” software that is commercially available to the public or licenses to other Intellectual Property licensed or otherwise made available pursuant to a click-wrap, shrink wrap or similar agreement or on a subscription basis). For each item of Intellectual Property listed on Schedule 6.15(a)(1), the Borrower has, where relevant, indicated (A) the countries in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, and (D) the owner of such item of Intellectual Property.

(b)            To the knowledge of the Borrower, the Owned Intellectual Property and Licensed Intellectual Property together constitute all Intellectual Property reasonably necessary for the operation of the business of the Borrower and the Subsidiaries as currently conducted and as currently proposed to be conducted, except in each case, on the relevant Delayed Draw Closing Date, as would not reasonably be expected to have a Material Adverse Effect.

(c)            Each of the Borrower and each Subsidiary owns, or has a valid license or rights in any other form, as applicable, to all rights associated with the Owned Intellectual Property and the Licensed Intellectual Property (i) on the Closing Date, in all material respects, and (ii) on the relevant Delayed Draw Closing Date, except as would not reasonably be expected to cause a Material Adverse Effect. The Owned Intellectual Property and the agreements associated with the Licensed Intellectual Property are free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3. This Section 6.15(c) shall not be construed as a representation that the Borrower or any Subsidiary is Infringing any Intellectual Property of any Person.

(d)            The Borrower or a Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to all of its Owned Intellectual Property and has possession of a proper chain of title from each inventor of any technology claimed in any Patent or Patent application assigning full unconditional ownership to each of the Borrower or such Subsidiary, as applicable, in each case of the foregoing, (i) on the Closing Date, in all material respects and (ii) on the relevant Delayed Draw Closing Date, except as would not reasonably be expected to cause a Material Adverse Effect. All such Owned Intellectual Property is subsisting and has not expired, lapsed or been forfeited, cancelled or abandoned unless permitted hereunder, except, on the relevant Delayed Draw Closing Date, where such event or circumstance is not reasonably expected to cause a Material Adverse Effect.

(e)            Each of the Borrower and each Subsidiary, as applicable, has taken commercially reasonable actions to maintain and protect all Owned Intellectual Property, including by timely paying all registration, maintenance, renewal and annuity fees, as applicable, except where the failure to take such action would not reasonably be expected to cause a Material Adverse Effect.

(f)             Except as set forth on Schedule 6.15(f), (i) there is no proceeding challenging the ownership, inventorship validity or enforceability of any Owned Intellectual Property, (ii) neither the Borrower nor any of the Subsidiaries is involved in any proceeding where it is challenging the ownership, validity or enforceability of any Intellectual Property of any other Person, and (iii) none of the Owned Intellectual Property is the subject of any material Other Administrative Proceeding, except in each case, on the relevant Delayed Draw Closing Date, where such challenge is not reasonably expected to have a Material Adverse Effect, except for prosecution of pending Intellectual Property applications.

(g)            Except as set forth on Schedule 6.15(g), to the knowledge of the Borrower, (A) all Owned Intellectual Property and the Licensed Intellectual Property is valid, enforceable and subsisting, and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property, except where such event is not reasonably expected to have a Material Adverse Effect.

(h)            There are no claims pending or threatened in writing that have been brought by the Borrower or any of the Subsidiaries against any Person alleging Infringement of any Owned Intellectual Property or Licensed Intellectual Property, except for, on any Delayed Draw Closing Date, any claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no Third Party is committing any act of Infringement of any Owned Intellectual Property or Licensed Intellectual Property, except where such Infringement is not reasonably expected to have a Material Adverse Effect.

(i)             As of the Closing Date, with respect to each license agreement listed on Schedule 6.15(a)(2), such license agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries to the extent party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, except as set forth on Schedule 6.15(a)(2), and (iii) has not suffered a default or breach thereunder (with respect to defaults or breaches of parties other than the Borrower and the Subsidiaries, to the knowledge of the Borrower) except, in each of the foregoing clauses (i) through (iii), to the extent as would not reasonably be expected to have a Material Adverse Effect.

(j)             As of the Closing Date, the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date, as the case may be, except as set forth on Schedule 6.15(j)(1) and as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has received written notice or, to the knowledge of the Borrower, any other communications from any Third Party: (i) alleging that the conduct of the business of the Borrower or any of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that or any other Third Party or (ii) challenging the validity or enforceability of any of Patent owned by the Borrower or any Subsidiary. To the knowledge of the Borrower, except as set forth on Schedule 6.15(j)(2), the conduct of its respective business and the business of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party, except as would not reasonably be expected to have a Material Adverse Effect.

(k)            The Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their (i) rights in, and with respect to, Confidential Business Information, and maintain the confidentiality of, their respective Owned Intellectual Property and (ii) respective commercially significant unregistered Intellectual Property, in each of the foregoing clauses (i) and (ii), (A) on the Closing Date, in all material respects and (B) on the relevant Delayed Draw Closing Date, except as would not reasonably be expected to have a Material Adverse Effect.

(l)             (i) All current and former employees of the Borrower and each Subsidiary, and all other Persons with access to any Confidential Business Information, are subject to written agreements that include customary confidentiality and restriction on use terms sufficient to maintain the confidential status and limit the use of such Confidential Business Information, and (ii) no trade secret of the Borrower or any of its Subsidiaries with respect to any Product has been published or disclosed by the Borrower or any of its Subsidiaries to any Person, except pursuant to a written agreement requiring such Person to keep such trade secret confidential, in each case of the foregoing clauses (i) and (ii), (A) on the Closing Date, in all material respects, and (B) on the relevant Delayed Draw Closing Date, except as would not reasonably be expected to have a Material Adverse Effect.

(m)           This Section 6.15 sets forth the sole representations and warranties of the Borrower with respect to the Infringement of any Intellectual Property of any Person.

SECTION 6.16 Material Agreements. Set forth on Schedule 6.16 is a complete and accurate list as of the Closing Date, of all Material Agreements of the Borrower and the Subsidiaries, including any amendments and modifications thereto. Except to the extent otherwise terminated as contemplated by the definition thereof, each Material Agreement is in full force and effect and the legal, valid and binding obligation of (x) the Borrower or the Subsidiary party thereto and, (y) to the knowledge of the Borrower, the other parties thereto, enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), except, in each of the foregoing clauses (x) and (y), as would not reasonably be expected to have a Material Adverse Effect. (A) Neither the Borrower nor any of the Subsidiaries is in breach or in default under any Material Agreement, nor has the Borrower or any of the Subsidiaries taken any action that would permit any other Person party to any Material Agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder and (B) to the knowledge of the Borrower, no such other Person party to such Material Agreement is in breach or in default thereunder, except, in each of the foregoing clauses (A) and (B), as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.17 Permits. The Borrower and the Subsidiaries have all Permits, including Key Permits and Environmental Permits required for the ownership, operation and conduct of their business, including their testing and distribution of the Products, except as would not reasonably be expected to have a Material Adverse Effect, it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs. All such Permits are validly held and there are no defaults thereunder, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.18 Regulatory Matters.

(a)            All Permits held by the Borrower and the Subsidiaries are (i) legally and beneficially owned exclusively by the Borrower or such Subsidiary, free and clear of all Liens other than Liens permitted pursuant to Section 8.3, and (ii) validly registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority, it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs. All required notices, registrations and listings, supplemental applications or notifications, reports and other required filings with respect to the Products have been filed with applicable Governmental Authorities, except where the failure to file the same would not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except in each case as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) the Products, as well as the business of the Borrower and the Subsidiaries, comply with (A) all applicable Laws, including, without limitation, applicable requirements of CLIA and the FD&C Act (it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs), and (B) the terms of all Product Authorizations and other Permits; (ii) all laboratory testing services have been conducted in compliance with CLIA and all federal and state laws regarding laboratory testing services; (iii) all LDTs have been designed, developed, validated, and performed in compliance with CLIA, the FD&C Act, and all federal and state laws regarding laboratory testing services; (iv) none of the Borrower and the Subsidiaries, or, to the knowledge of the Borrower, their respective suppliers, have received any inspection reports, warning letters, untitled letters or similar documents with respect to any Product and/or with respect to the business of the Borrower and/or the Subsidiaries, from any Governmental Authority that assert lack of compliance with any applicable Laws (other than inspection reports that do not contain material findings or that have been remedied); (v) none of the Borrower or any of the Subsidiaries has received any written notice of, or otherwise have knowledge of, any pending regulatory enforcement action, investigation, or inquiry against the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers, with respect to the Products; (vi) to the knowledge of the Borrower, there have been no Product recalls, safety alerts, withdrawals, clinical holds, marketing suspensions, removals, seizures, injunctions or the like conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Governmental Authority or otherwise, with respect to any Product nor, to the knowledge of the Borrower, has any such action been requested, demanded, or ordered by any Governmental Authority; (vii) to the knowledge of the Borrower, none of the Borrower or any of the Subsidiaries has received any written notice of (A) any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, or (B) any consent decrees (including plea agreements) which relate to any Products; and (viii) to the knowledge of the Borrower, there is no basis for commencement of any criminal, injunctive, seizure, detention, or civil penalty actions by any Governmental Authority relating to the Products or for issuance of any consent decrees. To the knowledge of the Borrower, none of the Borrower or any of the Subsidiaries is employing or utilizing the services of any individual who has been debarred or suspended under any applicable Law since January 1, 2019, other than, with respect to a Delayed Draw Closing Date, any employee or service provider that has been terminated by the Borrower reasonably promptly following the Borrower or its Subsidiaries becoming aware of such suspension or debarment.

(c)            As of the Closing Date (and, except as would not reasonably be expected to result in a Material Adverse Effect, as of each Delayed Draw Closing Date), none of the Borrower or the Subsidiaries has received any written notice from, any Governmental Authority or an institutional review board or ethics committee alleging any material non-compliance with applicable laws or GCPs or otherwise requiring the termination or suspension any clinical trial (in-whole or in-part) conducted, or being conducted, by or on behalf of the Borrower and the Subsidiaries with respect to any Product. Except as would not reasonably be expected to have a Material Adverse Effect, no clinical trial conducted, or being conducted, by or on behalf of the Borrower, and/or the Subsidiaries with respect to any Product has used, or is using, any clinical investigator who has been disqualified from conducting clinical investigations by FDA or other Governmental Authority.

(d)            Except in each case as would not reasonably be expected to have a Material Adverse Effect, with respect to the Products, since January 1, 2019: (i) all activities (including, without limitation, testing, validating, performing, marketing, sale, recordkeeping) by the Borrower or any of the Subsidiaries and, to the knowledge of the Borrower, their respective suppliers relating to the Products have been conducted, and are currently being conducted, in compliance with the applicable requirements of CLIA, the FD&C Act, other applicable requirements of Governmental Authorities, and (ii) none of the Borrower or any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective suppliers, has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of any Product, to enjoin or prevent the performance of any LDT or otherwise prevent Borrower or any of its Subsidiaries from performing laboratory services, or to otherwise disrupt the business of the Borrower and the Subsidiaries, in each case, it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs.

(e)            [Reserved].

(f)            [Reserved].

(g)            Except as would not have a Material Adverse Effect, all studies, tests and preclinical and clinical trials relating to the Products conducted by or on behalf of the Borrower or any of the Subsidiaries have been conducted, and are currently being conducted, in compliance with all applicable Laws, including, but not limited to, applicable provisions of the CLIA and the FD&C Act, including applicable GCPs and applicable GLPs, it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs.

(h)            To the Borrower’s knowledge, there has been no untrue statement of fact and no fraudulent statement made by the Borrower or any of the Subsidiaries at the time such statements were made, or to the knowledge of the Borrower, any of their respective agents or representatives (when acting in such capacity) in any filing with the CMS, the FDA or any other Governmental Authority, and there has been no failure to disclose any fact required to be disclosed to any Regulatory Agency, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(i)             Except as set forth on Schedule 6.18(i), as of the Closing Date (and, except as would not reasonably be expected to result in a Material Adverse Effect, as of each Delayed Draw Closing Date), the Borrower and the Subsidiaries are in material compliance with federal and state fraud and abuse laws, including the federal Anti-Kickback Statute, the False Claims Act, the Foreign Corrupt Practices Act, and similar applicable state, federal or foreign laws. Except as set forth on Schedule 6.18(i), from January 1, 2019 to the Closing Date (and, except as would not reasonably be expected to result in a Material Adverse Effect, from January 1, 2019 to each Delayed Draw Closing Date), none of the Borrower or any of the Subsidiaries has received any written notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or any other similar Governmental Authority alleging any violation of any such laws in any material respect. The Borrower and its Subsidiaries have established and implemented a compliance program designed to ensure material compliance with federal and state fraud and abuse laws, including the federal Anti-Kickback Statute, the False Claims Act, the Foreign Corrupt Practices Act, and similar applicable state, federal or foreign laws.

(j)            The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not materially impair the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Key Permits relating to the Products.

(k)            [Reserved].

(l)            Except as set forth on Schedule 6.18(l), since January 1, 2019, none of the Borrower or any of the Subsidiaries, nor, to the Borrower’s knowledge, any individual who is an officer, director, manager or employee of the Borrower or any of the Subsidiaries has been convicted of or, to the Borrower’s knowledge, charged with or investigated for any federal or state health program-related offense or any other offense related to healthcare or been excluded or suspended from participation in any such program, except, as of any Delayed Draw Closing Date, for any such individuals who have been promptly terminated by the Borrower or its Subsidiaries following such conviction or charge or as would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 6.18(l), since January 1, 2019, none of the Borrower or any of the Subsidiaries, nor, to the Borrower’s knowledge, any individual who is an officer or director of the Borrower or any of the Subsidiaries has been convicted of any crime that has resulted or would reasonably be expected to result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law, except, as of any Delayed Draw Closing Date, for any such individuals who have been promptly terminated by the Borrower or its Subsidiaries following such conviction or charge or as would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 6.18(l), from January 1, 2019 through the Closing Date (and, except as would not reasonably be expected to result in a Material Adverse Effect, from January 1, 2019 through each Delayed Draw Closing Date), no debarment proceedings or investigations in respect of the business of the Borrower or any of the Subsidiaries are pending or, to the Borrower’s knowledge, threatened against the Borrower, any of the Subsidiaries or any individual who is an officer, director, manager or employee of the Borrower or any of the Subsidiaries.

SECTION 6.19 Transactions with Affiliates. Except as set forth on Schedule 6.19, none of the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with the Permitted Holders, in each case as in effect on the Closing Date, except for (a) employment arrangements (including employee benefits, compensation, equity awards and director/officer indemnification agreements) that have been approved by the Borrower’s Board of Directors or a committee thereof and (b) equity investments in the Borrower (including any related stockholders’ agreements).

SECTION 6.20 Investment Company Act. None of the Borrower or any Subsidiary is required to register as an “investment company” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21 OFAC. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent, any Lender and any of their respective Affiliates) of Sanctions.

SECTION 6.22 Deposit and Disbursement Accounts. Set forth on Schedule 6.22 is a complete and accurate list as of the Closing Date or any Delayed Draw Closing Date of all banks and other financial institutions at which the Borrower or any Guarantor maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account (other than Excluded Accounts) is a Controlled Account to the extent required pursuant to Section 7.13.

SECTION 6.23 Data Privacy and Information Security.

(a)            The Borrower and its Subsidiaries maintain data and privacy security policies, processes, and controls, all of which meet or exceed any requirements of applicable Law, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, none of the Borrower’s or any Subsidiary’s privacy statements or disclosures have been or are misleading or deceptive, and the contemplated transactions to be consummated hereunder as of the Closing Date or any Delayed Draw Closing Date will not violate any privacy statements, other consumer facing disclosures or Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect. There is not currently pending and there has not been in the past five (5) years any action, proceeding, suit or claim against the Borrower or its Subsidiaries with respect to privacy or data security, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary, nor any Products, have experienced in the past five (5) years any security incident in which an unauthorized party accessed or acquired Personal Data stored by the Borrower or any Subsidiary, Confidential Business Information stored by the Borrower or any Subsidiary or IT Assets.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have used commercially reasonable efforts to cause all Data Processors that process Personal Data on behalf of the Borrower or any of its Subsidiaries to protect the Personal Data of the Borrower and its Subsidiaries, including without limitation (i) compliance with applicable Privacy Laws and (ii) implementation of a commercially reasonable information security program to protect the applicable Personal Data.

(c)            As of the Closing Date and any Delayed Draw Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, the IT Assets are sufficient to conduct the business of the Borrower and the Subsidiaries as currently conducted by the Borrower and the Subsidiaries. To the knowledge of the Borrower, except as would not reasonably be expected to have a Material Adverse Effect, neither the IT Assets nor any Products contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or software routines or components (collectively, “Malicious Code”) that are designed or intended to delete, destroy, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data, files, software, system, network, or other device. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have established, implemented and tested commercially reasonable backup and disaster recovery policies, procedures and systems sufficient to reasonably maintain the operation of the business of the Borrower and the Subsidiaries as currently conducted.

(d)            The Borrower, its Subsidiaries and, to the knowledge of the Borrower, any Data Processors have, in all material respects, implemented and maintained reasonable technical measures consistent with generally accepted industry standards to protect the operation, confidentiality, integrity, and security, as applicable, of all Confidential Business Information stored by the Borrower and its Subsidiaries, Personal Data, and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alternation, modification, or use, as applicable.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have taken or caused to be taken commercially reasonable actions designed to ensure that all IT Assets (i) are free from any defect, bug, Malicious Code or programming, design or documentation error or corruption or other defect, and (ii) are fully functional and operate and run in a commercially reasonable manner. Except as would not reasonably be expected to have a Material Adverse Effect, none of the IT Assets have malfunctioned or failed or have experienced any breakdowns or continued substandard performance in the past 24 months that has caused disruption or interruption in the Borrower’s or any Subsidiary’s use thereof or to the business of the Borrower and the Subsidiaries.

SECTION 6.24 HIPAA.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, in each instance where the Borrower or any Subsidiary acts as a Covered Entity, such entity is in compliance with HIPAA. The Borrower, and each Subsidiary that acts as a Covered Entity, has implemented reasonable and adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance, except where the failure to implement such policies, procedures, and training would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, and each Subsidiary that acts as a Covered Entity, has provided all requisite notices, obtained all required consents, and satisfied all other requirements (i) for its use and disclosure of Protected Health Information and (ii) as necessary for the conduct of business as currently conducted and in connection with this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, and each Subsidiary that acts as a Covered Entity, has entered into business associate agreements with Subsidiaries and Data Processors in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e).

(b)            In each instance where Borrower or any Subsidiary acts as a Business Associate, such entity has entered into a Business Associate agreement that is in material compliance with 45 C.F.R. § 164.504(e) with each such Covered Entity, as required by 45 C.F.R. § 164.502(e)(2), except where failure to have entered into a Business Associate agreement would not have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, in those instances where the Borrower or any Subsidiary acts as a Business Associate on behalf of Covered Entities, each of the Borrower and such Subsidiary is, and has been, in compliance with all applicable Business Associate agreements and those portions of HIPAA applicable to Business Associates.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, and each Subsidiary that acts as a Covered Entity or Business Associate, has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, and each Subsidiary that acts as a Covered Entity or Business Associate, have addressed and fully remediated all identified threats and deficiencies to the security of Protected Health Information maintained by such entity consistent with applicable Laws, including HIPAA.

(d)            As of the Closing Date, except as set forth on Schedule 6.24(d), to the knowledge of the Borrower, for the past three (3) years, there has been no material security incident or material breach of any Protected Health Information held by the Borrower or any Subsidiary. As of the Closing Date, except as set forth on Schedule 6.24(d), the Borrower has not, nor has any Subsidiary or other third party acting on Borrower’s behalf, notified, or been required to notify, any person of any security incident, including any loss or unauthorized access, use or disclosure, of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the U.S. Department of Health and Human Services is required under 45 C.F.R. Part 164, Subpart D.

SECTION 6.25 No Side Arrangements or Other Fees. As of the Closing Date, (i) there are no agreements or arrangements with any Lender or an Affiliate of a Lender relating to the Loans, Commitments, the Loan Documents or the facilities contemplated by the Loan Documents that have not been disclosed to each Significant Lender on or prior to the Closing Date or (ii) there are no fees payable to any Lender or an Affiliate of a Lender in connection with the Loans, Commitments, the Loan Documents or the facilities contemplated by the Loan Documents other than as expressly set forth in this Agreement, the Fee Letter and Agency Fee Letter.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and the Lenders that until the Termination Date has occurred, the Borrower will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1 Financial Information, Reports, Notices, Etc.. The Borrower will (or, solely in the case of clause (l) below, will use commercially reasonable efforts to) furnish the Administrative Agent for further delivery to the Lenders (or, solely in the case of clause (i) below, furnish the Significant Lenders upon request by any Significant Lender) copies of the following financial statements, reports, notices and information:

(a)            prior to the consummation of a Direct Listing, Qualified IPO or Qualified SPAC Transaction, concurrently with the delivery of the financial information pursuant to Section 7.1(b) (solely with respect to the Fiscal Quarter ending June 30 and December 31 of each Fiscal Year), the Borrower shall (x) identify to the Administrative Agent each Material Agreement then in effect and (y) provide a copy of the “Payer Revenue Per Case” file previously provided to the Lenders containing updated information as of the last day of such applicable Fiscal Quarter;

(b)            (i) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year beginning with the fiscal quarter ended December 31, 2022, an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year, and (ii) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year, the Revenue Base for such Fiscal Quarter and for the twelve-month period ending with the end of such Fiscal Quarter and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year and the corresponding twelve-month period immediately preceding such twelve-month period, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments and the absence of footnotes);

(c)            as soon as available and in any event within 120 days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2022, (i) a copy of the consolidated balance sheet of the Borrower and the Subsidiaries, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Required Lenders (it being understood that Ernst & Young LLP or any other “Big Four” accounting firm are reasonably acceptable to the Required Lenders); and (ii) a report of the Revenue Base for the Fiscal Quarter then ending and such Fiscal Year and including in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year and the immediately preceding Fiscal Year;

(d)            concurrently with the delivery of the financial information pursuant to clauses (b) (solely with respect to the first three Fiscal Quarters of each Fiscal Year) and (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if such Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8 to the extent required thereunder) and (iii) stating that no Material Real Property has been acquired by any Loan Party or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any Material Real Property has been acquired since the delivery of the last Compliance Certificate, a statement that the Loan Parties have complied with Section 7.8 with respect to any such real property);

(e)            as soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(f)             as soon as possible and in any event within five (5)  Business Days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent any Lender requests, copies of all documentation reasonably requested by such Lender relating thereto (excluding any documentation subject to attorney-client privilege);

(g)            reasonably promptly after the commencement thereof, notice of any adverse proceeding commenced by the Borrower or any Loan Party against any non-Affiliated Person and involving an amount in controversy in excess of $10,000,000;

(h)            as soon as possible and in any event within three days after the Borrower obtains knowledge of: (i) any claim that the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan (including the occurrence of any ERISA Event) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (ii) any effort to unionize the employees of the Borrower or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (iii) material, non-routine correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under section 401(a) of the Code that would reasonably be expected to result in liabilities to the Borrower or any of the Subsidiaries in excess of $5,000,000;

(i)             prior to the consummation of a Direct Listing, Qualified IPO or Qualified SPAC Transaction, promptly upon request by a Significant Lender, to such Significant Lender and to each other Significant Lender all notices and any materials delivered to the board of directors (or equivalent) of the Borrower or any committees thereof in connection with a meeting of such board or committee, or with any action to be taken by written consent, including drafts of any material resolutions or actions proposed to be adopted by written consent; provided that the Borrower reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between the Borrower and its counsel or result in disclosure of trade secrets or a conflict of interest or to the extent that the board of directors (or equivalent) of the Borrower in the exercise of its fiduciary obligations and with the advice of counsel determines that (A) it is in the best interest of the Borrower to do so because any Lender or any of its respective Affiliates has an interest in the subject matter under discussion or (B) doing so is necessary to discharge the directors’ fiduciary duties;

(j)             promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (c) in connection with each audit made by such accountants;

(k)            promptly upon receipt thereof (or in the case of updates to previously disclosed matters under this clause (k), promptly upon request by the Required Lenders), copies of all subpoenas, requests for information and other notices regarding any active or potential investigation of, or claim or litigation against, the Borrower or any of the Subsidiaries by any Governmental Authority, and the results of any inspections of any manufacturing facilities of the Borrower or any of the Subsidiaries or, where the results are known by the Borrower, any Third Party suppliers of the Borrower or any of the Subsidiaries by any Governmental Authority (including any Form FDA 483s), in each case, to the extent that such investigation, claim or litigation, or the results of any such inspection, could reasonably be expected to result in liability in excess of $7,500,000 or have or result in a Material Adverse Effect;

(l)             prior to the consummation of a Direct Listing, Qualified IPO or Qualified SPAC Transaction, promptly, after the Administrative Agent or any Significant Lender so requests, copies of any Material Agreement and information reasonably requested by the Administrative Agent or such Significant Lender in connection with the listing of Material Agreements provided by the Borrower pursuant to Section 7.1(a)(i);

(m)           following the consummation of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction, after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange;

(n)            as soon as available, but in any event not later than February 28 of each calendar year, the Borrower’s financial and business projections and budget for such year, as approved by the Borrower’s board of directors (or equivalent); and

(o)            such other financial and other information as any Lender or the Administrative Agent may from time to time reasonably request (including information and reports in such detail as such Lender or the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate).

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders the Borrower Materials (for the avoidance of doubt, other than any material required to be furnished pursuant to Section 7.1(i) hereof) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., any Lender that has selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Lender to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) it will ensure that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as either information that would be made publicly available if the Borrower was a public company or not material information (although it may be sensitive and proprietary) with respect to the Borrower for purposes of United States Federal and state securities laws; provided that to the extent such Borrower Materials constitute Confidential Information, the same shall be treated as set forth in Section 10.14, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender” and (z) the Administrative Agent shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Lender.” Notwithstanding the foregoing, subject to Section 10.2, the Borrower shall not be under any obligation to make any Borrower Materials public.

To the extent applicable, documents required to be delivered pursuant to clauses (b), (c) and (m) of this Section 7.1 shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

SECTION 7.2 Maintenance of Existence; Compliance with Contracts, Laws, Etc.. The Borrower and each Subsidiary will (a) preserve and maintain its legal existence (except as otherwise permitted by Section 8.7) in its jurisdiction of organization and each other jurisdiction in which they are it is qualified to do business other than any such jurisdiction (other than its jurisdiction of organization) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect; (b) perform in all material respects its obligations under Material Agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) comply in all material respects with all applicable Laws, rules, regulations and orders, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) pay (before the same become delinquent) all material Taxes, imposed upon the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3 Maintenance of Properties. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make reasonably necessary repairs, renewals and replacements so that the business carried on by the Borrower or any of the Subsidiaries may be conducted at all times.

SECTION 7.4 Insurance. The Borrower and each of the Subsidiaries will maintain:

(a)            insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and the Subsidiaries; and

(b)            all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, the Loan Parties shall deliver to the Administrative Agent endorsements to the property/casualty insurance and liability insurance policies in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders that: (i) (x) in the case of property/casualty insurance, name the Administrative Agent as mortgagee (if applicable) and lender loss payee, and (y) in the case of liability insurance, name the Administrative Agent as additional insured; and (ii) provide that no cancellation or modification as to the amount or scope of coverage of such property/casualty and liability policies will be made without at least thirty (30) days’ prior written notice thereof (or ten (10) days’ prior written notice thereof in the case of cancellation due to non-payment of premiums) to the Administrative Agent; provided that the requirement in the foregoing clause (ii) shall not apply to any policy renewals providing for the same or greater coverage.

SECTION 7.5 Books and Records. The Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Administrative Agent, any Lender or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit the Borrower’s or any of the Subsidiaries’ offices during normal business hours, to discuss the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (the Borrower shall be given the opportunity to participate in any discussions with the Borrower’s independent public accounts, but the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s and any of the Subsidiaries’ financial and other matters with the Administrative Agent, any Lender or their respective representatives whether or not any representative of the Borrower or any of the Subsidiaries is present) and to examine any of its books and records; provided that excluding any such visits and inspections during the continuation of any Event of Default, no more than one such visit during any calendar year shall be at the Borrower’s expense. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s or any Lender’s exercise of its rights pursuant to this Section. Notwithstanding anything to the contrary in this Section 7.5, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product. In any event, the inspections described in this Section 7.5 shall be conducted in a manner that will not unreasonably interfere with the business operations of the Borrower and the Subsidiaries.

SECTION 7.6 Environmental Law Covenant. The Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, except as could not reasonably be expected to have a Material Adverse Effect, and (ii) promptly notify the Administrative Agent of, and provide the Administrative Agent with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. The Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.7 Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate purposes, to consummate the Existing Debt Refinancing and to pay fees and expenses associated with the Closing Date Transactions and the other transactions contemplated hereby and thereby.

SECTION 7.8 Future Guarantors, Security, Etc. The Loan Parties will execute any documents, financing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity (subject to Liens permitted by Section 8.3 and any exceptions and limitations expressly permitted by the Loan Documents) of the Liens created or intended to be created by the Loan Documents. The Borrower will cause (a) (i) any subsequently acquired Subsidiary (other than any Excluded Subsidiary), within twenty (20) Business Days (or such later date as agreed by the Required Lenders in their reasonable discretion) of its acquisition, and (ii) any subsequently organized Subsidiary (other than any Excluded Subsidiary), within ten (10) Business Days (or such later date as agreed by the Required Lenders in their reasonable discretion) of its formation, to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders) to the Guarantee and each other applicable Loan Document in favor of the Administrative Agent for the benefit of the Secured Parties, to cause such Subsidiary to become compliant with the terms of the Security Agreement, and take such other actions as may be required or reasonably requested by the Administrative Agent for the benefit of the Secured Parties to have a valid Lien with the priority intended to be created on, and security interest in, substantially all of the assets of such Subsidiary (other than any Excluded Assets), subject to no other Liens (other than Liens permitted by Section 8.3) and the limitations set forth below and (b) except to the extent constituting (or intended to constitute) Excluded Assets, all of the presently existing or thereafter arising issued and outstanding shares of Capital Securities of any Subsidiary (other than any Excluded Subsidiary) to be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to one or more pledge agreements or other documents reasonably acceptable to the Administrative Agent. The Borrower will promptly notify the Administrative Agent of any subsequently acquired ownership interest in Material Real Property and will provide the Administrative Agent with a description of such Material Real Property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of the Loan Parties will, at its cost and expense, reasonably promptly take such actions as shall be necessary to secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such assets and properties as the Administrative Agent or the Required Lenders shall designate (other than any Excluded Assets and fee-owned real property that does not qualify as Material Real Property), it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Loan Parties (including Material Real Property and personal property acquired subsequent to the Closing Date but excluding any Excluded Assets and fee-owned real property that does not qualify as Material Real Property). Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and the Loan Parties shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Administrative Agent or the Required Lenders shall reasonably request to evidence compliance with this Section.

SECTION 7.9 Obtaining of Permits, Etc. With respect to Products, the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business.

SECTION 7.10 [Reserved].

SECTION 7.11 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)            With respect to the Products, each of the Borrower and each of the Subsidiaries will, in all material respects, (i) maintain in full force and effect all Regulatory Authorizations, contract rights, or other rights necessary for the operations of its business; (ii) pursue the prosecution of and pay all costs and expenses relating to, all Owned Intellectual Property and all Material Agreements, except in the case of each of the foregoing in the event that the Borrower or any of the Subsidiaries determines in its reasonable commercial judgment not to do so; (iii) notify the Administrative Agent (which shall furnish such notice to the Lenders), promptly after commencing such legal action, of any legal action that is material to the Borrower and its Subsidiaries brought by the Borrower or any of its Subsidiaries alleging Infringement by any Person of any Owned Intellectual Property and pursue any such legal action, except in any specific circumstances where the Borrower reasonably determines it is not commercially reasonable to do so or where providing such notice could reasonably compromise attorney-client privilege or otherwise adversely affect Borrower or its Subsidiaries ability to effectively enforce any Owned Intellectual Property or otherwise pursue such legal action; (iv) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for, and protect against Infringement with respect to, all Owned Intellectual Property and all Licensed Intellectual Property for which Borrower or any Subsidiary has the right to enforce, except in the event that the Borrower or any of the Subsidiaries determines in its reasonable commercial judgment not to do so; (v) notify the Administrative Agent (which shall furnish such notice to the Lenders), where it is permissible to do so and promptly after learning thereof, of (1) any legal action filed by any Third Party with a Governmental Authority, or any written notice, allegation, or other communication from any Third Party, alleging that the conduct of the business of Borrower or any of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that or any other Third Party in any material respect or challenging the validity or enforceability of any material Owned Intellectual Property or any material Licensed Intellectual Property, except where (1) it is not commercially reasonable to provide such notice or (2) where providing such notice could reasonably compromise attorney-client privilege or otherwise adversely affect Borrower or its Subsidiaries ability to effectively defend against any claims of Infringement, invalidity, or unenforceability and Borrower will use commercially reasonable efforts to resolve any such claim(s), except where the Borrower or any of its Subsidiaries determines in its reasonable commercial judgment not to do so; and (vi) maintain an appropriate information security program with organizational, physical, administrative and technical measures to protect the operation, confidentiality, integrity, and security, as applicable, of all Confidential Business Information of the Borrower or any Subsidiary, Personal Data stored by the Borrower or any Subsidiary and material IT Assets against unauthorized access, acquisition, interruption, alteration, modification, or use, as applicable, in each case of the foregoing clauses (i), (ii), (iv) and (vi), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Each of the Borrower and its Subsidiaries will furnish to the Administrative Agent (which shall furnish such notice to the Lenders) prompt written notice of the following, and, with respect to clauses (i) and (ii) below, copies of any notices from, or responses to, any Governmental Authority:

(i)            any written notice that any Governmental Authority is limiting, suspending or revoking any Regulatory Authorization, changing the market classification or labeling of or otherwise materially restricting the marketing of the Products of the Borrower or any of its Subsidiaries;

(ii)           the Borrower or any of its Subsidiaries receiving written notice from CMS, FDA or another Governmental Authority of (A) such Person becoming subject to any warning letter, untitled letter, notice of violation letter, or similar notification, (B) a material shut-down or suspension of testing services at any laboratory operated by the Borrower or any of its Subsidiaries; or (C) any Product of the Borrower or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing or import alert, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or refusal, or seizure of any Product are pending or threatened against the Borrower or any of its Subsidiaries; or

(iii)          copies of any written recommendation from any Governmental Authority or other regulatory body that the Borrower or any of its Subsidiaries, or any obligor (to the extent received by the Borrower) to which the Borrower or any of its Subsidiaries provides services that are material to the Borrower and its Subsidiaries, taken as a whole, should have any material licensure, clearance(s), provider or supplier number, or accreditation suspended or revoked, or any material penalties or sanctions imposed.

(c)            Each of the Borrower and the Subsidiaries will promptly notify the Administrative Agent (which shall furnish such notice to the Lenders) as soon as possible and in any event within five (5) days of learning of a notification by the FDA, or any comparable foreign Governmental Authority, that a Product that is an LDT must affirmatively be approved or cleared as a medical device to continue to be marketed, and is not subject to an exercise of enforcement discretion, it being understood and agreed that, as of the Closing Date, the Borrower and its Subsidiaries do not have medical device clearances or approvals from the FDA for its LDTs.

SECTION 7.12 [Reserved].

SECTION 7.13 Cash Management. The Loan Parties will:

(a)            (i) maintain a current and complete list of all accounts (of the type initially set forth on Schedule 6.22) of the Loan Parties (other than (A) any accounts exclusively used for payroll, payroll taxes and other employee wage and benefit programs to or for the benefit of the Borrower’s or a Subsidiary’s employees, which shall in no event hold in the aggregate more than the amount generally maintained in such accounts in the ordinary course of business, (B) accounts of the Borrower and the Guarantors constituting trust, fiduciary and escrow accounts, (C) accounts of the Borrower and the Guarantors that solely secure obligations in respect of letters of credit, credit cards and other obligations which are permitted by clauses (m), (n) and (o) of Section 8.2, (D) accounts of the Borrower and the Guarantors located outside the United States, in which, in the case of this clause (D), there is not maintained at any point in time funds on deposit, together with funds on deposit in accounts of Excluded Subsidiaries in compliance with clause (iv) of the definition of “Excluded Subsidiary”, greater than $5,000,000 in the aggregate for all such accounts under such clauses, (E) any accounts consisting solely of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Loan Party in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any of the Loan Parties, (F) any accounts consisting solely of amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (G) zero balance accounts so long as the balance in such account is zero at the end of each Business Day (provided that any accounts pursuant to this clause (G) shall remain zero balance accounts for such purpose during the term of this Agreement and shall be subject to a sweep agreement reasonably satisfactory to the Administrative Agent and the Required Lenders, and the Borrower shall use commercially reasonable efforts to require that the depositary bank thereunder provide ten (10) days’ prior notice to the Administrative Agent and the Lenders prior to any change to the terms of the daily sweep of such account(s)) (clauses (A) through (G), collectively, the “Excluded Accounts”)) and promptly deliver any updates to such list to the Administrative Agent; and (ii) in addition to complying with clause (c) below and subject to Section 7.15 hereof, as applicable, execute and maintain a “springing” account control agreement for each such account (other than Excluded Accounts) in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders (each such account, a “Controlled Account”);

(b)            deposit promptly after the date of receipt thereof in accordance with prudent business practices all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts except to the extent permitted to be kept in Excluded Accounts;

(c)            in order to perfect Administrative Agent’s security interest in funds received from Governmental Payors making payments under Medicare, Medicaid or any other federal or state healthcare program and other account debtors, the Loan Parties will create and maintain an account into which all deposits from existing accounts which contain funds received from Governmental Payors and other account debtors shall be swept on a daily basis, which account shall be a Controlled Account; provided, that, for the avoidance of doubt, no breach of this Section 7.13(c) shall be deemed to have occurred and the Loan Parties shall be deemed compliant with this Section 7.13(c) if any such funds shall not be swept on a daily basis in accordance with the foregoing provisions in this Section 7.13(c) solely due to the account bank’s failure to perform its obligations under the applicable account documentation and not due to any action by the Loan Parties or any failure of the Loan Parties to perform their respective obligations hereunder or under any account documentation; and

(d)            at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent (acting at the direction of the Required Lenders), promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Required Lenders.

SECTION 7.14 Excluded Subsidiaries.

(a)            If at any time (x) the aggregate cash or Cash Equivalent Investments attributable to all Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of the definition of “Excluded Subsidiary” exceeds $5,000,000, the Borrower shall (i) designate sufficient applicable Subsidiaries as “Guarantors” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Guarantors and be subject to the provisions of Section 7.8, or (ii) immediately repatriate cash and/or Cash Equivalent Investments in an aggregate amount sufficient to eliminate such excess, (y) the aggregate portion of the Revenue attributable to (I) an Excluded Subsidiary exceeds 5.0% of the Revenue of the Borrower and its Subsidiaries or (II) all Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of the definition of “Excluded Subsidiary” exceeds 10.0% of the Revenue of the Borrower and its Subsidiaries, as applicable, in each case for any period of four consecutive Fiscal Quarters (determined as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(b) or Section 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or Section 7.1(c), the most recent financial statements referred to in Section 5.6)), the Borrower shall designate such applicable Excluded Subsidiary or sufficient applicable Subsidiaries as “Guarantors” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Guarantors and be subject to the provisions of Section 7.8 or (z) the aggregate portion of total assets attributable to (I) an Excluded Subsidiary exceeds 5.0% of the consolidated total assets of the Borrower and its Subsidiaries or (II) all Excluded Subsidiaries except for Excluded Subsidiaries excluded pursuant to clause (C) of the definition of “Excluded Subsidiary” exceeds 10.0% of the consolidated total assets of the Borrower and its Subsidiaries, as applicable, in each case for any period of four consecutive Fiscal Quarters (determined as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(b) or Section 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or Section 7.1(c), the most recent financial statements referred to in Section 5.6)), the Borrower shall designate such applicable Excluded Subsidiary or sufficient applicable Subsidiaries as “Guarantors” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Guarantors and be subject to the provisions of Section 7.8.

(b)            Should (x) an Excluded Subsidiary cease to meet the criteria set forth in clauses (i), (ii) or (iii) of clause (A) of the definition thereof, (y) an Excluded Subsidiary hold any exclusive right, title or interest in any material Core Asset or (z) should any not-for-profit Subsidiary (including Caris Molecular Pathology) no longer constitute or be qualified as a “non-for-profit” Person in its jurisdiction of organization, in each case, the Borrower shall designate such Subsidiary as a “Guarantor”, and such Subsidiary shall for all purposes of this Agreement constitute a Guarantor and be subject to the provisions of Section 7.8.

(c)            On or prior to the date that is 90 days after the Closing Date or such longer period as the Administrative Agent and the Required Lenders may agree in their sole discretion, the Borrower shall cause Caris Research Institute, Inc. to comply with the requirements of Section 7.8 or to be dissolved. From the Closing Date until Caris Research Institute, Inc. either dissolves or complies with the requirements of Section 7.8, it shall be a dormant company with no operations, no assets and no liabilities.

SECTION 7.15 Post-Closing Deliverables. Notwithstanding anything to the contrary herein or in the other Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other Loan Document to be in breach, the Lenders hereby waive such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7.15), the Borrower shall deliver or cause to be delivered the following items to the Administrative Agent, or take or cause to be taken the following actions, in each case, no later than the dates set forth below (or such later date agreed to by Required Lenders in their sole discretion), and each deliverable shall be in form and substance reasonably satisfactory to the Required Lenders:

(a)            Within thirty (30) days after the Closing Date, all endorsements to insurance policies required to be maintained pursuant to the Loan Documents in favor of the Administrative Agent required under the Loan Documents;

(b)            Borrower shall use commercially reasonable efforts (in consultation with the Significant Lenders and giving consideration to the interests of the Lenders) to deliver landlord access agreements and bailee letters in form and substance reasonably satisfactory to the Required Lenders from the landlords at the following locations within ninety (90) days after the Closing Date, or as promptly as reasonably practicable thereafter:

(i)            750 West John Carpenter Freeway, Suite 800, Irving, Texas 75039;

(ii)           4415 Cotton Ctr Blvd., Suite 100, Phoenix, Arizona;

(iii)          4610 S 44th Pl., Bldg 16 (BDO), Phoenix, Arizona;

(iv)          4025 E Cotton Ctr Blvd., Suite 200, Phoenix, Arizona;

(v)           350 W Washington St., 4th Floor, Tempe, Arizona;

(vi)          3600 West Royal Lane, Irving, Texas 75063;

(vii)         3680 West Royal Lane, Suite 115, Irving, Texas 75063; and

(viii)        2221 Alliance Boulevard, Suite 100, Fort Worth, Texas 76177;

(c)            Within ninety (90) days after the Closing Date, evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Guarantor are Controlled Accounts (other than Excluded Accounts);

(d)            Within sixty (60) days after the Closing Date, the Borrower shall have filed for recordation with the Federal Aviation Administration a security agreement to perfect the Administrative Agent’s security interest in the Gulfstream model G280 aircraft (bearing U.S. registration mark N213GA and manufacturer’s serial number 2213) registered to Caris Science, Inc., together with any other filings or registrations related thereto; and

(e)            The Loan Parties shall use commercially reasonable efforts (in consultation with the Significant Lenders and giving consideration to the interests of the Lenders) to deliver UCC “fixture filing” financing statements suitable in form for naming the applicable Loan Party as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral located at each location described under clause (i) of the definition of “Fixture Location”, in each case within ninety (90) days after the Closing Date, or as promptly as reasonably practicable thereafter; and

(f)             Within ninety (90) days of the Closing Date, the Borrower shall have delivered (or caused its applicable Subsidiary to deliver) to the Administrative Agent: (i) a joinder (which may be effectuated pursuant to counterpart signatures) to the intercompany note contemplated by Section 8.2(k)(i), duly executed by each applicable Subsidiary of the Borrower, (ii) to the extent constituting Collateral, the original stock certificate for Caris Life Sciences (Gibraltar) Limited, together with the related executed stock power, and (iii) a duly executed “authenticated record” as contemplated by Section 4.1.2(b) of the Security Agreement, in relation to the Capital Securities of Caris KK (solely to the extent constituting Collateral).

SECTION 7.16 Parent HoldCo Reorganization. Upon the consummation of a Parent HoldCo Reorganization, (i) each Parent HoldCo shall become a Loan Party under this Agreement and the other Loan Documents and comply with the requirements under Section 7.8, (ii) each reference in this Agreement to “the Borrower and its Subsidiaries” shall be deemed to be a reference to “each Parent HoldCo, the Borrower and its Subsidiaries” and each reference in this Agreement to “the Borrower or its Subsidiaries” or to “the Borrower or any of its Subsidiaries” shall be deemed to be a reference to “any of Parent HoldCo, the Borrower or its Subsidiaries”. At all times after the consummation of a Parent HoldCo Reorganization, each Parent HoldCo shall be a passive holding company with no operations, no assets and no liabilities, other than:

(a)            acting as a holding company for, and owning the Capital Securities of the Borrower or any other Parent HoldCo and activities and assets incidental thereto,

(b)            maintenance and administration of stock option and stock ownership plans and activities incidental thereto,

(c)            the receipt and making of Restricted Payments to the extent permitted by Section 8.6,

(d)            concurrently with the issuance of Capital Securities (other than Disqualified Capital Securities), the redemption, purchase or retirement of any Capital Securities of such Parent HoldCo using the proceeds of, or conversion or exchange of any Capital Securities of such Parent HoldCo for, such Capital Securities,

(e)            the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement,

(f)             in connection with, and following the completion of, a Direct Listing, Qualified IPO or Qualified SPAC Transaction, activities necessary or reasonably advisable for or incidental to the initial registration and listing of such Parent HoldCo (or any of its parent company’s) common stock and the continued existence of such Parent HoldCo (or any of its parent company) as a public company,

(g)            providing indemnification to officers and directors;

(h)            participation in tax, accounting and other administrative activities as a member of the consolidated group of companies, if applicable,

(i)             [reserved],

(j)             liabilities and activities to comply with requirements of applicable Law,

(k)            authorizing, executing and performing its obligations under this Agreement and each other Loan Document to which it is a party,

(l)             preserving and keeping in full force and effect its existence, and

(m)           activities incidental to the businesses of activities described in clauses (a) through (k) of this Section 7.16.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and the Lenders that until the Termination Date has occurred, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.

SECTION 8.1 Business Activities. None of the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental or ancillary thereto.

SECTION 8.2 Indebtedness. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a)            Indebtedness in respect of the Obligations;

(b)            Indebtedness incurred in connection with Permitted Acquisitions or other Investment permitted by Section 8.5 (including existing Indebtedness of a Person acquired in connection with a Permitted Acquisition or any such permitted Investment, provided such Indebtedness was not incurred in anticipation of such acquisition); provided, however, that the aggregate amount of all such Indebtedness, at any one time outstanding, shall not exceed $75,000,000; provided, further, that the obligors in respect of any such Indebtedness assumed in connection with a Permitted Acquisition or other Investment permitted by Section 8.5 shall be solely the entities acquired in such Permitted Acquisition or such permitted Investment; provided, further, that any such Indebtedness incurred (rather than assumed) in connection with Permitted Acquisitions or other Investment permitted by Section 8.5 shall be solely Indebtedness of the Loan Parties (including any entities that will become Loan Parties in connection with such Permitted Acquisition or such permitted Investment) and shall be unsecured and subordinated to the Obligations in a manner satisfactory to Administrative Agent and the Required Lenders;

(c)            Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c) and Permitted Refinancings thereof;

(d)            Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements and Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(e)            Purchase Money Indebtedness, Capitalized Lease Liabilities and Attributable Debt in a principal amount not to exceed $70,000,000 in the aggregate outstanding at any time and Permitted Refinancings thereof; provided that Attributable Debt under this clause (e) shall not exceed $10,000,000 in the aggregate outstanding at any time;

(f)             Permitted Subordinated Indebtedness and Permitted Refinancings thereof;

(g)            Indebtedness in respect of the 2023 Convertible Loans and Permitted Refinancings thereof;

(h)            Hedging Obligations (including the Permitted Call Spread Swap Agreements); provided, however, that such obligations are (or were) entered into by a Loan Party or a Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(i)             Indebtedness of any Guarantor or the Borrower owing to the Borrower or any Guarantor;

(j)             other Indebtedness of the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $25,000,000;

(k)            Indebtedness of (i) the Borrower or any Guarantor owing to an Excluded Subsidiary; provided that all of such Indebtedness shall be subordinated to the Obligations pursuant to an intercompany debt subordination agreement in a form approved by the Administrative Agent and the Required Lenders in their reasonable discretion, (ii) any Excluded Subsidiaries owing to the Borrower or any Guarantor in an aggregate principal amount at any time outstanding not to exceed $20,000,000, and (iii) any Excluded Subsidiaries owing to any other Excluded Subsidiary;

(l)             Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, including to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;

(m)           Indebtedness incurred in the ordinary course of business in connection with credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, and cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(n)            Indebtedness in respect of letters of credit incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 issued at any time and any Permitted Refinancing thereof; provided that any Indebtedness under this clause (n) may be cash collateralized;

(o)            Indebtedness with respect to warehouse receipts, surety and appeal bonds, performance bonds, customs bonds or similar instruments issued to support performance obligations incurred in the ordinary course of business;

(p)            Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business;

(q)            other Indebtedness of the Subsidiaries in an aggregate amount at any time not to exceed $10,000,000;

(r)             other unsecured Indebtedness (which, for the avoidance of doubt, may be pari passu with or subordinated to the Obligations in right of payment) of the Borrower in an aggregate amount at any time outstanding equal to the product of (i) the Revenue Base for the most recently ended Test Period and (ii) 1.50; provided that (A) such Indebtedness does not require or incur cash interest payments, (B) such Indebtedness shall not be guaranteed by any Subsidiary of the Borrower, (C) such Indebtedness shall not include covenants and defaults that are, taken as a whole, more restrictive on the Loan Parties than the provisions of this Agreement (as determined by the Borrower in its good faith judgment), and (D) such Indebtedness shall not (i) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) be redeemable at the option of the holder thereof, in whole or in part or (iii) provide for any payments of principal or other cash payments, in each case of the foregoing sub-clauses (i), (ii) and (iii), prior to the date that is 6 months after the Maturity Date (it being understood, for the avoidance of doubt, that (w) a redemption right of the Borrower in respect of such Indebtedness, (x) conversion rights of holders in respect of such Indebtedness, (y) acceleration rights of holders of such Indebtedness upon the occurrence of an event of default specified in the agreement governing such Indebtedness and (z) the obligation to pay customary amounts to holders of such Indebtedness in connection with an asset disposition, casualty event, “change of control” or “fundamental change”, in each case, shall not be considered in connection with the determination of scheduled maturity date for purposes of this clause (D));

(s)            unsecured Indebtedness in respect of any judgment or order for the payment of money rendered against the Borrower or its Subsidiaries, individually or in the aggregate, in an amount that would not result in an Event of Default under Section 9.1(f);

(t)             Permitted Receivables Indebtedness;

(u)            Post-IPO Convertible Indebtedness;

(v)            Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs or similar permitted Investments), in each case, incurred or assumed in connection with any Permitted Acquisition or other Investment permitted by Section 8.5; and

(w)           to the extent constituting Indebtedness, the Series C Preferred Stock, the Series D Preferred Stock and the Warrants;

provided that, no Indebtedness otherwise permitted by clauses (f), (j), (q), (r), (u) and (v) shall be assumed, created or otherwise incurred if any Specified Event of Default has occurred and is then continuing or would result therefrom.

SECTION 8.3 Liens. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)            Liens securing payment of the Obligations;

(b)            any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, in each case, in connection with a Permitted Acquisition or other Investment permitted by Section 8.5; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Loan Parties (other than the proceeds and products thereof, accessions thereto and improvements thereon), and (3) such Liens existing pursuant to this clause (b) shall only secure Indebtedness in the aggregate not to exceed $15,000,000;

(c)            Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) securing Indebtedness described in Section 8.2(c), and Permitted Refinancings thereof; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date or any Permitted Refinancings thereof;

(d)            Liens securing payment of Permitted Subordinated Indebtedness that are (i) subordinate to the Liens securing payment of the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Secured Parties and (ii) subject to a written subordination agreement satisfactory to the Required Lenders in their sole discretion;

(e)            Liens securing Indebtedness of the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e) (provided that (i) such Liens shall be created substantially simultaneously with, or within one-hundred and eighty days of, the acquisition, repair, replacement, construction or improvement of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed);

(f)             carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’ and like Liens arising in the ordinary course of business for amounts not overdue for more than 60 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)            Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h)            judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1(f);

(i)             easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)             Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k)            licenses and/or sublicenses of Intellectual Property otherwise permitted under this Agreement or the other Loan Documents, and restrictions under licenses of Intellectual Property entered into in the ordinary course of business pursuant to which the Borrower or any Subsidiary is a licensee;

(l)             banker’s liens, rights of setoff and similar non-consensual Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Borrower’s or any Subsidiary’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses; provided such accounts are maintained in compliance with Section 7.13(a);

(m)           Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted by Section 8.2(l);

(o)            Liens on cash and Cash Equivalent Investments (i) securing letters of credit to the extent permitted by Section 8.2(n) or (ii) securing Indebtedness permitted by Section 8.2(m);

(p)            (x) Liens on cash and Cash Equivalent Investments securing Hedging Obligations permitted by Section 8.2(h) in an aggregate amount not to exceed $10,000,000 and (y) Liens on cash and Cash Equivalent Investments securing Permitted Call Spread Swap Agreements permitted by Section 8.2(h);

(q)            Liens on accounts receivable and related assets securing Permitted Receivables Indebtedness; provided that the lender under the facility governing such Permitted Receivables Indebtedness shall have entered into a customary intercreditor agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(r)             any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(s)            Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any acquisition or investment permitted hereunder;

(t)             purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(u)            leases and subleases of assets (excluding Intellectual Property) granted to third parties in the ordinary course of business;

(v)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or its Subsidiaries in the ordinary course of business; and

(w)           other Liens that secure obligations permitted under this Agreement not exceeding $20,000,000 in the aggregate at any one time outstanding.

Each Secured Party agrees to execute and deliver such collateral subordination agreements and related documents as reasonably requested of it to confirm the priority of the Liens permitted pursuant to Section 8.3(e).

SECTION 8.4 Financial Covenants.

(a)            Minimum Liquidity. The Liquidity of the Borrower shall not at any time be less than $20,000,000; provided that if the Borrower redeems or repurchases for cash all or any portion of the Series C Preferred Stock or the Series D Preferred Stock (except for any redemption or repurchase made using the proceeds of an issuance of Capital Securities, so long as such proceeds are escrowed solely for the purpose of effectuating such repurchase or redemption of Series C Preferred Stock or Series D Preferred Stock or such issuance is consummated substantially concurrently with such repurchase or redemption), from and after the date of such repurchase or redemption, the Liquidity of the Borrower shall not at any time be less than the outstanding principal amount of the Loans at such time (as such amount may be decreased from time to time); provided, further, that if all of the outstanding Series C Preferred Stock and Series D Preferred Stock are converted into common stock of the Borrower following the occurrence of a Qualified Direct Listing Event or consummation of a Qualified IPO or a Qualified SPAC Transaction, the Liquidity of the Borrower shall not at any time be less than $20,000,000. The Borrower shall maintain an aggregate amount equal to the then applicable amount required under this Section 8.4(a), along with its other cash and Cash Equivalent Investments, in a Controlled Account as required pursuant to Section 7.13(a).

(b)            Minimum Revenue Base. Subject to Section 9.4, the Revenue Base for the last day of a Test Period shall not be less than (i) prior to the First Delayed Draw Closing Date, the amount set forth in the second column below for the Test Period ending on such applicable date and (ii) on and after the occurrence of the First Delayed Draw Closing Date, the amount set forth in the third column below for the Test Period ending on such applicable date (each such amount for each applicable period, the “Required Revenue”):

Test Period Ending	Prior to the First Delayed Draw Closing Date – Minimum Revenue Base	If the First Delayed Draw Closing Date has occurred– Minimum Revenue Base
December 31, 2022	$200,000,000	$270,000,000
March 31, 2023	$202,000,000	$272,000,000
June 30, 2023	$205,000,000	$275,000,000
September 30, 2023	$207,000,000	$275,000,000
December 31, 2023	$210,000,000	$275,000,000
March 31, 2024	$212,000,000	$275,000,000
June 30, 2024	$215,000,000	$280,000,000
September 30, 2024	$217,000,000	$285,000,000
December 31, 2024	$220,000,000	$290,000,000
March 31, 2025	$222,000,000	$295,000,000
June 30, 2025	$225,000,000	$300,000,000
September 30, 2025	$227,000,000	$305,000,000
December 31, 2025	$230,000,000	$312,500,000
March 31, 2026	$232,000,000	$320,000,000
June 30, 2026	$235,000,000	$327,500,000
September 30, 2026	$237,000,000	$335,000,000
December 31, 2026	$240,000,000	$342,500,000
March 31, 2027	$242,000,000	$350,000,000
June 30, 2027	$245,000,000	$357,500,000
September 30, 2027	$247,000,000	$365,000,000
December 31, 2027	$250,000,000	$372,500,000

SECTION 8.5 Investments. None of the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)            (i) Investments among the Loan Parties existing on the Closing Date and among the non-Loan Parties existing on the Closing Date, (ii) Investments between a Loan Party and a Subsidiary of the Borrower that is not a Loan Party existing as of November 30, 2022 and, other than Investments consisting of a Loan Party’s equity interests in a Wholly Owned Subsidiary, identified in Schedule 8.5(a), and (iii) other Investments existing on the Closing Date and identified in Schedule 8.5(a), and any modification, replacement, renewal or extension of the Investments identified in the foregoing clause (i) through (iii) otherwise permitted by the terms of this Agreement; provided that, the amount of the original Investment is not increased except pursuant to a contractual requirement to increase the amount of such Investment as in effect on the Closing Date, which requirement exists on the Closing Date and is described on Schedule 8.5(a);

(b)            Cash Equivalent Investments;

(c)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)            Investments consisting of any deferred portion of the sales price received by the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e)            Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made, in each case of clauses (i) through (iii) in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)             Permitted Acquisitions;

(g)            Investments by (i) the Borrower or any Guarantor in the Borrower or any Guarantor, (ii) any Excluded Subsidiary in the Borrower or any Guarantor and (iii) any Excluded Subsidiary in any other Excluded Subsidiary;

(h)            Investments by the Borrower or any Guarantor in any Excluded Subsidiary in an aggregate amount at any time outstanding not to exceed $20,000,000 and subject to the limitations set forth in Section 7.13(a)(i)(D);

(i)             Investments in an amount not to exceed cash proceeds contributed as equity to the capital of the Borrower from a Person that is not a Subsidiary of the Borrower, in each case contributed on or during the 6 months preceding the date on which such Investment is made;

(j)             Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(k)            Investments consisting of travel advances and employee relocation loans and other similar employee loans and advances in the ordinary course of business not to exceed $1,000,000 at any time;

(l)             the granting of Liens permitted by Section 8.3;

(m)            to the extent constituting Investments, Indebtedness permitted pursuant to Section 8.2(i) or Section 8.2(k);

(n)            transfers of rights with respect to one or more targets identified in the Caris Discovery line of business to joint ventures with third parties or to other entities where the Borrower or its applicable Subsidiary retains the right to acquire such joint ventures or other entities or otherwise repurchase such targets at nominal consideration upon the termination of such joint venture or other entity; provided that no transfer of exclusive rights with respect to any Core Asset for the Caris Molecular Intelligence line of business is permitted;

(o)            Investments in joint ventures and acquisitions of Capital Securities that would constitute Permitted Acquisitions but for the fact that such joint ventures and the Persons in which such Capital Securities are acquired do not become Wholly Owned Subsidiaries of a Loan Party; provided that (i) the aggregate amount of such Investments shall not exceed $5,000,000 at any time outstanding and (ii) no Investment in any joint venture pursuant to this clause (o) may be comprised of any transfer of exclusive rights with respect to any Core Asset for the Caris Molecular Intelligence line of business;

(p)            Investments made to redeem or purchase the unvested portion of an award from a given service provider (or his/her successors, heirs, descendants and/or estates);

(q)            (i) Permitted Call Spread Swap Agreements and (ii) Hedging Obligations permitted by Section 8.2;

(r)             prepayments and deposits to suppliers in the ordinary course of business;

(s)            (i) guarantees permitted by Section 8.2 and (ii) guarantees by Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness entered into in the ordinary course of business;

(t)            [Reserved];

(u)            Investments received as non-cash consideration in a Disposition permitted hereunder;

(v)            Investments of any Person (or any Subsidiary of such Person) in existence at the time such Person (or any Subsidiary of such Person) becomes a Subsidiary of Borrower; provided that, such Investments were not made in connection with or anticipation of such Person becoming a Subsidiary;

(w)            loans and advances to service providers, including officers, directors and employees, of the Borrower and its Subsidiaries solely to fund such Person’s purchase of Capital Securities of the Borrower in connection with the exercise or settlement by such Person of options or other equity awards issued pursuant to the 2020 Incentive Plan, so long as no cash is advanced by the Borrower or its Subsidiaries in connection with such loan or advance; and

(x)            other Investments, other than Investments by the Borrower or any Guarantor in any Excluded Subsidiary, in an aggregate amount not to exceed $25,000,000 over the term of this Agreement.

SECTION 8.6 Restricted Payments, Etc. None of the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, make any deposit for any Restricted Payment, or make a payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Permitted Subordinated Indebtedness, Post-IPO Convertible Indebtedness, Indebtedness permitted pursuant to Sections 8.2(r) (with respect to cash interest) or Indebtedness in respect of the 2023 Convertible Loans, except:

(a)            Restricted Payments made by the Borrower or any Subsidiaries to any Loan Party;

(b)            payments on Permitted Subordinated Indebtedness expressly permitted to be paid under the subordination agreement relating to such Permitted Subordinated Indebtedness;

(c)            any 2023 Convertible Loan Repayment;

(d)            (i) payments of interest on any applicable Indebtedness as required by and in accordance with the definitive documentation governing such applicable Indebtedness, (ii) required payments of principal, and any accrued interest, premium and fees thereon, at the scheduled maturity date of such applicable Indebtedness and (iii) the issuance of Capital Securities in connection with or as part of the conversion, redemption, retirement, payment, repurchase, exchange or cancellation of any such applicable Indebtedness;

(e)            redemption, repurchases, retirement or other acquisition or retirement for value of Capital Securities of the Borrower held by any future, present or former service provider, including consultants, employees, directors or officers (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, distributees, descendants or estates of any of the foregoing) so long as any Specified Event of Default does not exist at the time of such redemption, repurchase, retirement or other acquisition or retirement or value and would not exist after giving effect thereto; provided, that the amount of such redemption, repurchases, retirement or other acquisition or retirement for value (not including the amount of Capital Securities withheld from equity awards to satisfy tax withholding obligations) does not exceed $15,000,000 in the aggregate in any Fiscal Year (or, after the occurrence of a Qualified Direct Listing Event or the consummation of a Qualified IPO or a Qualified SPAC Transaction, $30,000,000 in the aggregate in any Fiscal Year) (provided, that any unused portion for any Fiscal Year may be carried forward to the immediately succeeding Fiscal Year);

(f)             redemption or repurchase on a cashless basis (by netting amounts owed under promissory notes owed to the Borrower) of the unvested portion of any award from any former service provider, including consultants, employees, directors or officers (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, distributees, descendants or estates of the foregoing); provided, that the amount of any such redemptions or repurchases shall not exceed the lesser of (x) the amount previously paid by such Person to the Borrower to purchase such award and (y) the fair market value of such award at the time such award becomes eligible for redemption or repurchase by the Borrower;

(g)            Payments and distributions to fund the redemption or repurchase of the Series C Preferred Stock and/or Series D Preferred Stock, subject to the Borrower’s compliance with the terms and conditions set forth in Sections 3.2 and 8.4(a);

(h)            Restricted Payments payable solely in the Capital Securities (other than Disqualified Capital Securities) of such Person;

(i)             cashless repurchases of Capital Securities of the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Securities represent a portion of the exercise price of such options or warrants;

(j)             cash payments in lieu of the issuance of fractional shares;

(k)            the payment of customary fees and reasonable out of pocket expenses to directors of the Borrower and its Subsidiaries not to exceed $3,000,000 in the aggregate per calendar year and indemnities provided on behalf of directors and officers of the Borrower and its Subsidiaries, in each case, in the ordinary course of business to the extent attributable to the operation of the Borrower and its Subsidiaries;

(l)             any purchase, redemption, repurchase or defeasance of the 2023 Convertible Loans or any Permitted Subordinated Indebtedness (to the extent permitted by the applicable subordination agreement) made by exchange for, or out of the proceeds of, Indebtedness incurred in compliance with Section 8.2;

(m)           the repurchase of Capital Securities of the Borrower (or the payment of a dividend to a direct or indirect parent of the Borrower to fund such repurchase) upon vesting of restricted stock, restricted stock units, performance shares units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto; and

(n)            other Restricted Payments in an amount not to exceed $5,000,000 over the term of this Agreement.

For the avoidance of doubt, nothing contained in this Section 8.6 shall prohibit or otherwise limit (A) any payment or prepayment that is (i) expressly permitted to be paid under the applicable subordination agreement related to any Indebtedness permitted under Section 8.2 or (ii) scheduled interest payments and required payments of principal, and any accrued interest, premium and fees thereon, at the scheduled maturity date of such Indebtedness or (B) the entry into, exercise of its rights under, and performance by the Borrower or any applicable Subsidiary of its respective payment and other obligations under the Permitted Call Spread Swap Agreements.

Notwithstanding the foregoing, the Borrower may repurchase, exchange or induce the conversion of Post-IPO Convertible Indebtedness or other convertible Indebtedness permitted by this Agreement by delivery of shares of the Borrower’s common stock and/or a different series of Post-IPO Convertible Indebtedness or such other permitted convertible Indebtedness (which series matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture or other definitive agreement governing the Post-IPO Convertible Indebtedness or such other permitted convertible Indebtedness, as the case may be, that is so repurchased, exchanged or converted) (any such series of Post-IPO Convertible Indebtedness, so long as it complies with the conditions of such definition, “Refinancing Convertible Debt”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Post-IPO Convertible Indebtedness or such other permitted convertible Indebtedness and (z) additional cash in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Debt plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwinding or termination of the related Permitted Call Spread Swap Agreements pursuant to the immediately following proviso; provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Post-IPO Convertible Indebtedness or such other permitted convertible Indebtedness, as the case may be, that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 8.6 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Swap Agreements, if any, corresponding to such Post-IPO Convertible Indebtedness or other permitted convertible Indebtedness that is so repurchased, exchanged or converted.

SECTION 8.7 Consolidation, Merger; Permitted Acquisitions, Etc. None of the Borrower or any of the Subsidiaries will (a) liquidate or dissolve, consolidate with, or merge into or with, any other Person, or (b) purchase or otherwise acquire all or substantially all of the assets of any Person (or any division, business unit, product or line of business thereof, including any geographic subset thereof), other than, in the case of clause (b), to consummate a Permitted Acquisition or other Investment permitted by Section 8.5, except that, in the case of clauses (a) and (b), so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Subsidiary; provided that, in connection with any Permitted Acquisition or other Investment permitted by Section 8.5, the Borrower or any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect Wholly Owned Subsidiary of the Borrower and a Guarantor (unless it is otherwise an Excluded Subsidiary) and (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person.

SECTION 8.8 Permitted Dispositions. None of the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or the Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition (i) is of inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business; (ii) is permitted by Section 8.5, Section 8.6 or Section 8.7; (iii) constitutes the lapse, abandonment, cancellation, non-renewal or discontinuance of use of non-material Owned Intellectual Property of the Borrower or any Subsidiary, or non-exclusive licenses of Licensed Intellectual Property thereof that the Borrower reasonably determines in good faith is no longer necessary or desirable in the conduct of the Borrower’s or any Subsidiary’s business, or the lapse, abandonment, cancellation, non-renewal or other discontinuance of any of any Owned Intellectual Property that the Borrower or any Subsidiary reasonably believes will not be allowed to issue or register by any Governmental Authority that needs to be issued or registered to be of value to the Borrower and its Subsidiaries; (iv) (A) is a Disposition by a Loan Party to another Loan Party, (B) is a Disposition by any Loan Party to an Excluded Subsidiary in an amount not to exceed $20,000,000 in the aggregate for all such Dispositions, or (C) is a Disposition by any Excluded Subsidiary to another Excluded Subsidiary; (v) constitutes the sale, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement; (vi) to the extent constituting Dispositions, constitutes the granting of Liens permitted by Section 8.3 and any mergers, consolidations, dispositions, dissolutions and liquidations permitted pursuant to Section 8.7; (vii) constitutes Dispositions in which (I) the assets subject to such Disposition are sold for fair value, as determined by the Borrower in good faith, (II) at least 75% of the consideration therefor is cash or Cash Equivalent Investments, (III) no Specified Event of Default has occurred and is continuing or would result from the making of such Disposition and (IV) the amount of assets Disposed of pursuant to this clause (vii) does not exceed $20,000,000 in the aggregate in any Fiscal Year (provided, that any unused portion pursuant to this clause (vii) for any Fiscal Year may be carried forward to the immediately succeeding Fiscal Year); (viii) constitutes the cancellation, termination or surrender by any Loan Party or any Subsidiary of any Loan Party of any lease in the ordinary course of business; (ix) constitutes the unwinding of any Hedging Obligation in accordance with its terms; (x) constitutes (i) a lease or sublease of property (other than of Intellectual Property) to other Persons or (ii) a non-exclusive license or non-exclusive sublicense to suppliers, customers and distributors in connection with the commercialization of Products, in each case of this clause (x), in the ordinary course of business not materially interfering with the business of Borrower and its Subsidiaries taken as a whole; (xi) subject to compliance with Section 3.2(b), constitutes a Disposition of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property; (xii) constitutes a Disposition of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that, the consideration received shall be in an amount at least equal to the fair market value thereof (as determined by the Borrower in good faith); (xiii) constitutes a Disposition the proceeds of which do not exceed $1,000,000 in the aggregate in any Fiscal Year; (xiv) constitutes the issuance of Capital Securities by a Subsidiary that represents all or a portion of the consideration paid by Borrower or a Subsidiary in connection with any Investment permitted by this Agreement, including in connection with the formation of a joint venture with a Person other than a Subsidiary; (xv) constitutes (A) a Disposition of Capital Securities (I) deemed to occur upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Capital Securities represents (1) a portion of the exercise price thereof or (2) withholding incurred in connection with such exercise, or (II) upon the exercise of any warrant; or (B) a Disposition deemed to occur upon cancellation or forgiveness of loans and advances constituting Investments permitted by this Agreement; (xvi) in connection with the enforcement and/or settlement of litigation, the non-exclusive licensing of patents owned by Borrower and its Subsidiaries which do not impair Borrower’s ability to carry out its business and do not impact the projected revenues of the Borrower and its Subsidiaries, in any material respect; and (xvii) constitutes a non-exclusive license or other grant of rights to use Intellectual Property in the ordinary course of business (or, (x) with respect to targets identified in the Caris Discovery line of business, any exclusive or non-exclusive license or other grant of rights to use such Intellectual Property (but not, for the avoidance of doubt, any Core Assets) and (y) with respect to prescribed data sets in the Caris Strategic Data line of business, any exclusive or non-exclusive license or other grant of rights to use such Intellectual Property (but not, for the avoidance of doubt, any Core Asset for the Caris Molecular Intelligence line of business)), in each case granted by the Borrower or any Subsidiary.

SECTION 8.9 Modification of Certain Agreements. None of the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (a) any Organic Documents of the Borrower or any of the Subsidiaries, if the result would have an adverse effect in any material respect on the Administrative Agent or the Lenders or their rights or remedies under this Agreement or any Loan Document, (b) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse in any material respect to the Administrative Agent or the Lenders, (c) the 2023 Convertible Loan Documents, if the result could reasonably be expected to have an adverse effect in any material respect on the Administrative Agent or the Lenders, (d) the definitive documentation governing the Post-IPO Convertible Indebtedness, if the result could reasonably be expected to have an adverse effect in any material respect on the Administrative Agent or the Lenders, or (e) the definitive documentation governing any Permitted Receivables Indebtedness, if the result could reasonably be expected to have an adverse effect in any material respect on the Administrative Agent or the Lenders; provided, that in each of the foregoing clauses (b), (c), (d) and (e), nothing contained in this Section 8.9 shall prohibit or otherwise limit the Borrower or any of its Subsidiary from consummating a Permitted Refinancing with respect to the applicable Indebtedness or replacing such Indebtedness with other Permitted Indebtedness.

SECTION 8.10 Transactions with Affiliates. None of the Borrower nor any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) involving aggregate payments (x) per transaction or series of related transactions in excess of $2,500,000 per Fiscal Year and (y) in the aggregate over the term of this Agreement, in excess of $10,000,000 for such transaction or series of related transactions, in each case with any of its Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms no less favorable to the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates, except for (a) compensation and other employment agreements or arrangements with David D. Halbert (including employee benefits, compensation, equity awards and director/officer indemnification agreements), that are approved by the Borrower’s Board of Directors or a committee thereof, (b) equity investments in the Borrower (including any related stockholders’ agreements), (c) transactions of the type set forth on Schedule 8.10 and continuations thereof on substantially consistent terms and other similar servicing arrangements entered into in the ordinary course of business from time to time, (d) any Restricted Payments permitted pursuant to Section 8.6 or any Investments permitted pursuant to clauses (c), (k), (p) or (w) of Section 8.5, (e) any transaction between or among the Loan Parties and their Wholly Owned Subsidiaries to the extent otherwise permitted under this Agreement, (f) compensation and other employment agreements and arrangements (including employee benefits, compensation, equity awards and director/officer indemnification agreements and Dispositions permitted by Section 8.8(xv)) for service providers, including officers, directors and employees, of the Borrower and its Subsidiaries entered into in the ordinary course of business or that are approved by the Borrower’s Board of Directors or a committee thereof, (g) sales or issuances of Capital Securities of the Borrower to Affiliates of the Borrower which are otherwise permitted or not restricted by the Loan Documents (including any related stockholders’ agreements); and (h) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Borrower or its Subsidiaries pursuant to the terms of this Agreement; provided that, such agreement was not entered into in contemplation of such acquisition or merger and such Affiliate of such Person was not an Affiliate of the Borrower prior to such acquisition or merger.

SECTION 8.11 Restrictive Agreements, Etc. None of the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien to secure the Obligations upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of the Borrower or any of the Guarantors to amend or otherwise modify any Loan Document, or (iii) pay dividends or make any other distributions on any of the Borrower’s or any Subsidiary’s Capital Securities owned by the Borrower or any Subsidiary. The foregoing prohibitions shall not apply to restrictions (A) contained in any Loan Document (including any applicable intercreditor or subordination agreement) or in the 2023 Convertible Loan Documents, (B) in the case of clause (i), contained in any agreement governing any Indebtedness permitted by Section 8.2(e) as to the assets financed with the proceeds of such Indebtedness, (C) in the case of clause (iii), contained in the definitive documentation governing any Permitted Receivables Indebtedness, (D) in the case of clause (i), by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (E) in the case of clause (iii), that are or were created by virtue of any transfer or option or right with respect to any property, assets or Capital Securities not otherwise prohibited under this Agreement, (F) existing on the Closing Date identified on Schedule 8.11, (G) in the case of clause (i) or (iii), in agreements relating to Indebtedness of any Subsidiary that does not become a Loan Party in existence at the time such Subsidiary became a Subsidiary of Borrower and any amendments or modifications thereof that do not materially expand the scope of any such restriction; provided that, such restriction apply only to such Subsidiary, (H) in the case of clause (i) or (iii), arising under or in connection with any agreement or instrument of any joint venture that is not a Loan Party (including with respect to Capital Securities therein), (I) in the case of clause (iii), in any agreement governing Indebtedness permitted by Section 8.2; provided that such restrictions are no more restrictive, taken as a whole, than the comparable restrictions set forth in this Agreement as determined in the good faith judgment of Borrower and (K) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (I) of this Section 8.11; provided that they are permitted hereunder and do not expand the scope of any such restriction.

SECTION 8.12 Sale and Leaseback. None of the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person (such agreement or arrangement, a “Sale/Leaseback Transaction”), unless (a) the sale or transfer of property thereunder is permitted by Section 8.7 and Section 8.8, (b) any Capitalized Lease Liabilities or Attributable Debt arising in connection therewith are permitted by Section 8.2(e), and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capitalized Lease Liabilities or Attributable Debt) are permitted by Section 8.3.

SECTION 8.13 [Reserved].

SECTION 8.14 Change in Name, Location, Executive Office or Executive Management; Change in Fiscal Year. None of the Borrower or any of the Subsidiaries will: (a) without 20 days’ prior written notice to the Administrative Agent, (i) change in its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of incorporation, formation or organization or change its legal form in a manner that would result in an adverse effect in any material respect on the Administrative Agent or the Lenders or their rights and remedies under this Agreement or any Loan Document, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility) or (iv) change in its federal taxpayer identification number or organizational number (or equivalent); (b) terminate the employment of or replace its chief executive officer, chief scientific officer or chief financial officer without written notification (which may be by email) to the Administrative Agent within 30 days thereafter; (c) change its Fiscal Year or any of its Fiscal Quarters; or (d) enter into any Division/Series Transaction, or permit any of its Subsidiaries to enter into any Division/Series Transaction (it being understood that none of the provisions in this Agreement nor any other Loan Document shall be deemed to permit any Division/Series Transaction).

SECTION 8.15 Benefit Plans and Agreements. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan,” as defined in section 3(3) of ERISA, that provides retirement benefits, is sponsored by the Borrower, any Subsidiary, or any of their ERISA Affiliates and is intended to be tax qualified under section 401 of the Code to cease to be tax qualified or (iii) allow the assets of any tax qualified retirement plan sponsored by the Borrower, any Subsidiary, or any of their ERISA Affiliates to become invested in Capital Securities of the Borrower or any Subsidiary.

ARTICLE IX
EVENTS OF DEFAULT

SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article IX shall constitute an “Event of Default”.

(a)            Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on any Loan, or (ii) any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of three Business Days after such amount was due.

(b)            Breach of Warranty. Any representation or warranty made or deemed to be made by any Loan Party in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

(c)            Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, Section 7.13(a)(ii), Section 7.13(c), Section 7.15 or Article VIII.

(d)            Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Lenders or (ii) the date on which the Borrower or any Subsidiary has knowledge of such default.

(e)            Default on Other Indebtedness. (i) (x) Following the occurrence of an “Event of Default” (as defined in the 2023 Convertible Loan Agreement), the exercise of any rights of acceleration under the 2023 Convertible Loan Agreement in accordance with the terms thereof or (y) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the 2023 Convertible Loan Agreement; provided, this clause (i) shall be inoperative and the Indebtedness under the 2023 Convertible Loan Agreement shall instead be subject to the immediately succeeding clause (ii) if the “Maturity Date” (as defined in the 2023 Convertible Loan Agreement) is extended to a date beyond September 21, 2023, and (ii) with respect to any Indebtedness (other than Indebtedness under the 2023 Convertible Loan Agreement) of the Borrower or any of the Subsidiaries (and, to the extent clause (i) above becomes inoperative pursuant to the proviso thereto, Indebtedness of the Borrower and Subsidiaries under the 2023 Convertible Loan Agreement), a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any such Indebtedness having a principal or stated amount, individually or in the aggregate, in excess of $25,000,000 or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity. For the avoidance of doubt and without limiting the generality of the foregoing clauses (i) and (ii), the foregoing shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Swap Agreement.

(f)             Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $25,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g)            Change in Control. Any Change in Control shall occur.

(h)            Bankruptcy, Insolvency, Etc. The Borrower or (except as permitted pursuant to Section 8.7) any of the Subsidiaries shall:

(i)            become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)           apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)          in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent and the Lenders to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(iv)          permit or suffer to exist the commencement of any bankruptcy, insolvency, reorganization, debt arrangement, arrangement (including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors) or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof (each, an “Insolvency Event”), and, if any such case or proceeding is not commenced by the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent and the Lenders to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(v)            take any action authorizing, or in furtherance of, any of the foregoing.

(i)             Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder in any portion of the Collateral of a value of $10,000,000 or more shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Guarantor party thereto; the Borrower, any Guarantor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien on any portion of the Collateral of a value of $10,000,000 or more securing any Obligation shall cease to be a perfected Lien.

(j)             [Reserved].

(k)            Regulatory Matters. If any of the following occurs and has had or would reasonably be expected to have or result in a Material Adverse Effect: (i) subject to the next sentence of this Section 9.1(k), the FDA, CMS, EMA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization or (B) initiates enforcement action against, or issues a warning letter or takes any other action with respect to, the Borrower or any of the Subsidiaries, or any of their Products or the manufacturing facilities therefor, that in either case of the foregoing clauses (A) or (B), causes the Borrower or such Subsidiary to discontinue or suspend marketing or withdraw any of its Products, which discontinuance, suspension or withdrawal would reasonably be expected to last for more than 90 days; (ii) the Borrower or any of the Subsidiaries enters into a settlement agreement with the FDA, CMS, EMA or any other similar Governmental Authority; or (iii) a recall or similar event which could reasonably be expected to result in liability to the Borrower and its Subsidiaries. For the avoidance of doubt, the failure to obtain an FDA approval for the Borrower’s LDTs shall not, in and of itself, constitute a Default or an Event of Default under this Section 9.1(k) unless such failure results in any event described in the preceding sentence of this Section 9.1(k).

(l)            Sweep of Governmental Payor Accounts. The Loan Parties or any Subsidiary instructs the depository bank of any zero balance account referenced in Section 7.13(a)(i)(G) to discontinue the daily sweep of funds in such account into a Controlled Account, or otherwise revokes instructions under the sweep agreement governing such account regarding the daily sweep of funds into a Controlled Account.

SECTION 9.2 Action if Bankruptcy. If any Event of Default described in clauses (i) through (iv) of Section 9.1(h) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (iv) of Section 9.1(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and shall at the direction of the Required Lenders or OrbiMed (so long as OrbiMed holds Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders), by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

SECTION 9.4 Right to Cure. Notwithstanding anything to the contrary otherwise contained in this Article IX, in the event of any Event of Default arising under Section 9.1(c) due to any Loan Party’s default in the due performance or observance of any of its obligations under Section 8.4(b), the Borrower shall have the right (the “Cure Right”) within 45 days of the end of the respective Test Period to apply cash proceeds from the issuance of Permitted Cure Securities to prepay the Loans (including any Repayment Premium and Exit Fee); provided that, the Cure Right shall not be exercised (x) more than once in any period of two (2) consecutive Fiscal Quarters, (y) more than twice during any period of four (4) consecutive Fiscal Quarters or (z) more than three times during the term of this Agreement. After giving effect to the foregoing prepayment, the Borrower’s Revenue Base shall be deemed (solely for purposes of measuring compliance with Section 8.4(b)) to be increased with respect to such Test Period (and for all future Test Periods that include all or any part of such Test Period) for all purposes under this Agreement by an amount equal to the lesser of (x) 100% of the proceeds so applied and (y) the Revenue Deficiency for such Test Period. If, after giving effect to the foregoing pro forma adjustment, the Borrower and its Subsidiaries are in compliance with the financial covenant set forth in Section 8.4(b), the requirements of such Section 8.4(b) shall be deemed to be satisfied as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 8.4(b) that had occurred shall be deemed cured for purposes of this Agreement.

SECTION 9.5 Application of Funds. After the exercise of remedies provided for in Section 9.3 (or after the Loans have automatically become immediately due and payable as set forth in Section 9.2), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and any amount payable under the Fee Letter) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Section 4.3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and amounts payable under the Fee Letter, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Guarantor therefrom, shall be effective unless in writing signed by the Required Lenders and by the Borrower or the applicable Guarantor, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)            no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Article V or a waiver of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)            postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments or scheduled amortization and related amounts payable in connection therewith), interest, Repayment Premiums, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment (it being understood that a waiver of any Default or Event of Default (or of any related default interest payable pursuant to Section 3.5) shall not constitute such a postponement);

(iii)           reduce the principal of, the rate of interest specified herein on or any Repayment Premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (including, for the avoidance of doubt, the Exit Fee) without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts (other than any such reduction in connection with a waiver of any Default, Event of Default (including, for the avoidance of doubt, any default interest payable pursuant to Section 3.5), mandatory prepayment, amortization payment or amendment to any financial covenant);

(iv)           (x) amend or waive any provision of Section 9.5, or (y) amend or waive any provision providing for the pro rata treatment of the Lenders, in each case, without the written consent of each Lender directly affected thereby;

(v)           change any provision of this Section 10.1(a) or the definition of “Required Lenders” without the written consent of all the Lenders; or

(vi)          consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee, in each case, without the written consent of all the Lenders;

(vii)         (x) amend, waive or modify Section 11.6 hereof, without the consent of the Required Lenders; and

(b)            unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights, duties, benefits, privileges, protections, indemnities or immunities of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) the Required Lenders shall determine whether or not to allow the Borrower or any Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders (other than because of its status as a Defaulting Lender).

Subject to Section 4.7, any payments, fees or other consideration (other than reimbursements for out-of-pocket expenses) received by or on behalf of the Administrative Agent or any of the Lenders in respect of any amendment, waiver or consent under the Loan Documents shall be distributed to the Lenders on a pro rata basis.

SECTION 10.2 Notices; Time; Inside Information.

(a)            All notices and other communications provided under any Loan Document shall be in writing (including by email) and addressed, delivered or transmitted, if to the Administrative Agent, the Borrower or the Lenders, to the applicable Person at its physical address or email address set forth on Schedule 10.2 hereto, or at such other physical address or email address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by email, shall be deemed given upon the earlier of (x) confirmation of receipt by the recipient and (y) the opening of business on the next Business Day for the recipient. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

(b)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic loan notices) purportedly given by or on behalf of the Borrower or any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and each Guarantor shall indemnify the Administrative Agent, each Lender and their respective the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower and each Guarantor; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c)            Borrower Materials may be delivered pursuant to procedures approved by the Administrative Agent, including electronic delivery (if possible) upon request by the Administrative Agent to an electronic system maintained by the Administrative Agent (the “Platform”). The Borrower shall notify the Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by the Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform, except to the extent resulting from the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. None of the Administrative Agent nor any of its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers or advisors, nor any of the partners, directors, officers, employees, agents, trustees, administrators, managers or advisors of its Affiliates shall have any liability to the Loan Parties, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct as determined by a final non appealable judgment by a court of competent jurisdiction.

(d)            From and after the occurrence of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction each Loan Party shall not, and shall cause each of its Related Parties to not, provide any Lender, attorneys, agents or representatives with any material nonpublic information regarding the Borrower or its Subsidiaries, the Borrower’s securities, any of the Borrower’s Affiliates or any other Person (collectively, “Inside Information”) without the express prior written consent of such Lender.

(e)            From and after the occurrence of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction, notwithstanding the foregoing clause (d), to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose Inside Information to a Lender for purposes relating to this Agreement or any other Loan Document (a “Necessary Disclosure”), the Borrower shall inform Outside Counsel to such Lender of such determination without disclosing the applicable Inside Information, and the Borrower and such Outside Counsel on behalf of the applicable Lender shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Lender or its representatives that is mutually acceptable to such Lender and the Borrower (an “Agreed Disclosure Process”). Thereafter, the Borrower shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process.

(f)            From and after the occurrence of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction, neither the Administrative Agent nor any Affiliates thereof shall provide any Inside Information to any Lender without complying with the processes set forth in clauses (d) and (e) of this Section 10.2 as if the Administrative Agent were the Borrower for the purposes thereof.

(g)            From and after the occurrence of a Direct Listing, a Qualified IPO or a Qualified SPAC Transaction, at or prior to 9:00 a.m. (New York City time) on the second (2nd) Business Day following each of the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date, the Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing the terms of the borrowing occurring on such date and any other material transactions occurring in connection therewith. At or prior to 9:00 a.m. (New York City time) on the fourth (4th) Business Day following Borrower’s delivery of a notice of termination of any unfunded Commitments or notice of any repayment, prepayment, redemption or payment in full of the outstanding principal amounts of the Loans, the Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing such termination, repayment, prepayment, redemption or payment (as applicable) and any other material transactions occurring in connection therewith.

SECTION 10.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable documented expenses of the Administrative Agent and the Lenders (limited, in the case of attorneys’ fees and legal expenses, to the reasonable and documented fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Administrative Agent and the Lenders, specialist counsel, if any, relating to any applicable legal subject matter who may be retained by or on behalf of the Administrative Agent and the Lenders, and of local counsel, if any, in any applicable jurisdiction who may be retained by or on behalf of the Administrative Agent and the Lenders) in connection with:

(a)            the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b)            the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document;

(c)            the preparation and review of the form of any document or instrument relevant to any Loan Document; and

(d)            reasonable legal diligence, consulting and other advice in connection with the Borrower, the Subsidiaries and any of their Related Parties;

provided, that, unless otherwise agreed by the Borrower in writing, the fees and expenses of OrbiMed (other than those fees and expenses incurred by or on behalf of OrbiMed in connection with the syndication of the Loans) reimbursable by the Borrower on the Closing Date as contemplated by this Section 10.3 shall not exceed $500,000 in the aggregate (with such amount to be inclusive of the Expense Deposit (as defined below)).

OrbiMed shall apply the $100,000 expense deposit (the “Expense Deposit”) that the Borrower furnished to OrbiMed prior to the Closing Date to the documented fees and expenses that are payable or reimbursable in accordance with the foregoing sentence. The Borrower also agrees to reimburse the Lenders upon demand for all reasonable out-of-pocket expenses (limited, in the case of attorneys’ fees and legal expenses, to reasonable fees and expenses of counsel to the Administrative Agent and the Lenders) incurred by the Administrative Agent and each Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4 Indemnification; Expenses; and Damage Waiver.

(a)            In consideration of the execution and delivery of this Agreement by the Lenders and the Administrative Agent, the Borrower hereby indemnifies, agrees to defend, exonerates and holds each Lender and the Administrative Agent (and any sub-agent thereof) and each of the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of the foregoing Persons (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, claims and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), reasonable attorneys’ and professionals’ fees and disbursements (limited, in the case of attorneys’ fees and legal expenses, to one primary external counsel to each of (x) (i) the Administrative Agent and (ii) the Required Lenders and local counsel to each of (y) (i) the Administrative Agent and (ii) the Required Lenders in each relevant jurisdiction), whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), arising out of or in connection with the Loan Documents, including, without limitation, Indemnified Liabilities arising out of or relating to (i) the entering into, administration, performance and enforcement of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by any Lender pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Party (or any of its Related Parties) (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) disputes solely among the Indemnified Parties that are not arising out of any act or omission by the Borrower or any Affiliate of the Borrower, other than claims against the Administrative Agent in such capacity. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. This Section 10.4(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims and damages arising from any non-Tax claim.

(b)            [Reserved].

(c)            Reimbursement by Lenders. To the extent that the Borrower and the Guarantors for any reason fail to pay any amount required under subsection (a) of this Section 10.4 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any of their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any of their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Party hereto shall assert, and each Party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party referred to in Section 10.4(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section 10.4 shall be payable not later than 10 Business Days after demand therefor.

SECTION 10.5 Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 10.3 and Section 10.4, shall in each case survive any assignment by any Lender and the occurrence of the Termination Date. The agreements in this Section 10.5 and the indemnity provisions of Section 10.4(c) shall survive the resignation or replacement of the Administrative Agent, any assignment by any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All representations and warranties made by the Borrower or any Guarantor hereunder and in each other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any borrowing.

SECTION 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8 Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lenders, shall have been received by the Administrative Agent. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10 Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.10(b), or (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.10(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No assignment or transfer of any Commitment or Loan shall be effective until receipt and acceptance into the Register by the Administrative Agent of a fully executed Assignment and Assumption effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.10(b). The date of such assignment shall be referred to herein as the “Assignment Effective Date.”

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

A.            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.10(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B.            in any case not described in Section 10.10(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes applicable Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 (and in addition shall be subject to clause (b)(iii) below) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)           Required Consents. No consent shall be required for any assignment, except to the extent required by Section 10.10(b)(i)(B) and, in addition, (x) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund and (y) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been provided if the Borrower shall not have responded to a written request for such consent within ten (10) Business Days) shall be required for any assignment of Loans and/or Commitments in an aggregate principal amount of less than $40,000,000 to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund so long as no Event of Default has occurred and is continuing; provided, however, in the event that, after giving effect to any assignment, OrbiMed would have Total Credit Exposures representing less than 50.1% of the Total Credit Exposures of all Lenders, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been provided if the Borrower shall not have responded to a written request for such consent within ten (10) Business Days) shall be required for any assignment (regardless of the amount assigned) so long as no Event of Default has occurred and is continuing;

(iv)           Assignment and Assumption. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment and Assumption. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date, subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 10.10(c). In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 4.3, together with payment to the Administrative Agent of a registration and processing fee of $3,500, (which shall not be required for assignments from a Lender to an Affiliate of such Lender) and may otherwise be waived or reduced at the sole discretion of the Administrative Agent.

(v)            No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any Guarantor or any Affiliate or Subsidiary of the Borrower or any Guarantor, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons (other than to the Lenders on the Closing Date and their respective Affiliates).

(vi)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.10(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 10.3 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(d)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Administrative Agent. Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor to the Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 10.11 Other Transactions. Nothing contained herein shall preclude any Lender or any of its Affiliates from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12 Forum Selection and Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OR THE LENDERS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT ITS ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.13 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE BORROWER IN CONNECTION THEREWITH. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.14 Confidential Information. Subject to the provisions of Section 10.15, at all times prior to the Termination Date, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Receiving Party in the performance of such Receiving Party’s obligations or in the exercise of such Receiving Party’s rights hereunder and who are subject to reasonable obligations of confidentiality consistent with this Section 10.14 (collectively, “Recipients”); provided that the Receiving Party shall remain liable for any breach of this Section 10.14 by any of its Recipients. Notwithstanding anything to the contrary set forth herein, any Lender may disclose Confidential Information received from or on behalf of the Borrower and its Subsidiaries related hereto, to (i) its Affiliates, (ii) other than with respect to any information provided pursuant to Section 7.1(i) hereof, potential and actual assignees of any of such Lender’s rights hereunder and (iii) other than with respect to any information provided pursuant to Section 7.1(i) hereof, potential and actual investors in, or lenders to, such Lender (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that in each case, each such Person referred to in clauses (i) through (iii) shall be subject to reasonable obligations of confidentiality and provided, further, that such Lender shall remain liable for any breach of this Section 10.14 by any such Person referred to in clause (i) through (iii) to whom such Lender disclosed such Confidential Information. In addition to the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party, such disclosure is necessary for such compliance, provided that the Receiving Party (x) will only disclose those portions of the Confidential Information that are necessary or required to be so disclosed, and (y) to the extent legally permissible, will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

SECTION 10.15 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)            that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);

(b)            that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c)            that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d)            that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)            that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without use of or reference to the Confidential Information.

SECTION 10.16 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and the Guarantors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.5 (subject to the terms of Section 4.4(e)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any Debtor Relief Law or any proceedings arising out of or in connection with an Insolvency Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.1 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 4.4(e), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.17 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any Guarantor is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, receiver, manager, monitor or any other party, in connection with any proceeding under any Debtor Relief Law, any proceedings arising out of or in connection with an Insolvency Event or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.19 Independent Nature of Lenders. The obligations of each Lender under this Agreement and each of the other Loan Documents are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under this Agreement or any other Loan Document. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder and under the other Loan Documents. Nothing contained in this Agreement or any other Loan Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as, and the Borrower and the Guarantors acknowledge and agree that the Lenders do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to the Obligations or the transactions contemplated by this Agreement or any other Loan Document, and the Borrower and the Guarantors shall not assert any contrary position.

SECTION 10.20 No Fiduciary Relationship. Each of the Borrower and the Guarantors acknowledge and agree that (a) each Lender is acting at arm’s length from the Borrower and the Guarantors with respect to this Agreement and the Borrower and the Guarantors and the transactions contemplated hereby and thereby; (b) no Lender will, solely by virtue of this Agreement or any of the Loan Documents or any transaction contemplated hereby or thereby, become an Affiliate of, or have any agency, tenancy or joint venture relationship with, any of the Borrower and the Guarantors; (c) no Lender has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, any of the Borrower and the Guarantors with respect to, or in connection with, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and each of the Borrower and the Guarantors agree not to assert, and hereby waives, any claim that any Lender has any fiduciary duty to any of the Borrower and the Guarantors; (d) any advice given by a Lender or any of its representatives or agents in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby is merely incidental to such Lender’s performance of its obligations hereunder and thereunder; and (e) each of the Borrower’s and the Guarantors’ decision to enter into this Agreement and the other Loan Documents has been based solely on the independent evaluation by the Borrower, the Guarantors and their representatives.

ARTICLE XI
ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower and the Guarantors to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article X (including Section 10.4(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents and this Article XI as if set forth in full herein with respect thereto.

(c)            Each of the Lenders authorizes the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.

(d)            At the direction of the Required Lenders, the Administrative Agent is hereby authorized to enter into any usual and customary intercreditor agreement and/or subordination agreement to the extent contemplated by the terms hereof, and the Lenders acknowledge that each such intercreditor agreement and/or subordination agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any such intercreditor agreement or subordination agreement and (b) in connection therewith agrees that, to the extent contemplated thereby, the Liens on the Collateral may be subject to the provisions thereof. In addition, but in conformance with the terms hereof, at the direction of the Required Lenders the Administrative Agent shall enter into (i) any amendments to any intercreditor agreements or subordination agreements, as the case may be, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii), to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Guarantor or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action or to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Lenders, pursuant to the provisions of this Agreement, unless such Lenders shall have offered to the Administrative Agent security or indemnity (satisfactory to the Administrative Agent in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction, or that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower and any of the Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Subject to the proviso in Section 11.3(b), with respect to any discretion, consent, approval or similar such action to be made, taken, omitted to be taken or determined by the Administrative Agent hereunder or under any other Loan Document (each an “Agent Determination”), such Agent Determination shall be made by the Administrative Agent at the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances). If the Administrative Agent shall request instructions from the Required Lenders or each of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances), as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or such other number or percentage of the Lenders, as the case may be, and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The permissive rights of the Administrative Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Administrative Agent shall not be answerable in respect thereof other than for its gross negligence or willful misconduct. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

Neither the Administrative Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Borrower or any Guarantor, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Administrative Agent may assume performance by all such Persons of their respective obligations. The Administrative Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

SECTION 11.4 Reliance by the Administrative Agent.

(a)            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)            Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic loan notices) purportedly given by or on behalf of the Borrower or any of the Guarantors even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and the Guarantors shall indemnify the Administrative Agent, each Lender and their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any Guarantor; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives. The rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article X and this Article XI shall apply to any such sub-agent and to the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower, the Guarantors and the Lenders, (ii) any modification to such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be effective as against such sub-agent without its written consent thereto, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to the Borrower or any Guarantor, Lender or any other Person and none of the Borrower, the Guarantors, the Lenders or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such subagent.

SECTION 11.6 Resignation or Removal of the Administrative Agent. The Administrative Agent may resign as the Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. No less than thirty (30) days following the delivery of such written notice, the Required Lenders shall have the right with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing) to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with whom the Lenders shall be dealing on an arm’s length basis. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent or upon a removal of the Administrative Agent upon the written request of the Required Lenders, the provisions of this Section 11.6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. If no successor has accepted appointment as the Administrative Agent by the date which is thirty (30) days following delivery of written notice of resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. For the avoidance of doubt, in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution.

SECTION 11.7 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.4) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.4.

In addition, the Lenders hereby irrevocably authorize the Administrative Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Debtor Relief Laws, including under Section 363 of the Bankruptcy Code of the United States or any similar laws in any other jurisdictions to which the Borrower or any Guarantor is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Capital Securities of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, the Administrative Agent will not execute or deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, this Section. Each Secured Party whose Obligations are credit bid under this Section shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Securities of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of Obligations of such Secured Party that were credit bid in such credit bid by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.9 Collateral and Guarantee Matters. The Lenders irrevocably authorize the Administrative Agent:

(a)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is sold or otherwise disposed of to a Person that is not the Borrower or any Guarantor as part of or in connection with any sale or other Disposition permitted hereunder and under the other Loan Documents or any Casualty Event, (iii) owned by a Guarantor upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 11.9(b) or (iv) as approved in accordance with Section 10.1;

(b)            to release any Guarantor from its obligations under the Guarantee (i) upon the Termination Date or (ii) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c)            to subordinate any Lien on any Collateral relating to customary “ABL Priority Collateral” related to accounts receivable in connection with the entering into of an intercreditor agreement in relation to Permitted Receivables Indebtedness.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee, pursuant to this Section 11.9.

In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Administrative Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Administrative Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

The Administrative Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Administrative Agent pursuant to the Loan Documents or (ii) enable the Administrative Agent to exercise and enforce its rights under the Loan Documents with respect to any such pledge and security interest. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or any Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.10 and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)	it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error or mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b)(ii).

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            [Reserved].

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CARIS LIFE SCIENCES, INC. as the Borrower

By:	/s/ David D. Halbert
	Name:	David D. Halbert
	Title:	Chairman & Chief Executive Officer

Signature Page to Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Jessica A. Jankiewicz
	Name:	Jessica A. Jankiewicz
	Title:	Vice President

Signature Page to Credit Agreement

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP, as a Lender

By OrbiMed ROF III LLC, its General Partner

By OrbiMed Advisors LLC, its Managing Member

By:	/s/ Matthew Rizzo
	Name:	Matthew Rizzo
	Title:	Member

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP, as a Lender

By OrbiMed ROF IV LLC, its General Partner

By OrbiMed Advisors LLC, its Managing Member

By:	/s/ Matthew Rizzo
	Name:	Matthew Rizzo
	Title:	Member

Signature Page to Credit Agreement

BRAIDWELL TRANSACTION HOLDINGS LLC – SERIES 2, as a Lender

By:	Braidwell LP
its Investment Manager

By:	/s/ Manish K. Mital
	Name:	Manish K. Mital
	Title:	Chief Operating Officer & General Counsel

By:	/s/ Colin Bettison
	Name:	Colin Bettison
	Title:	Head of Finance & Operations

Signature Page to Credit Agreement

Schedule 2.1

Commitments and Applicable Percentages

Page 1 | Schedules to Credit Agreement

Schedule 2.1 (Commitments and Applicable Percentages)

Schedule 6.7(a)

Litigation

Page 2 | Schedules to Credit Agreement

Schedule 6.7(a) (Litigation)

Schedule 6.7(b)

Labor Matters

Page 3 | Schedules to Credit Agreement

Schedule 6.7(b) (Labor Matters)

Schedule 6.8

Existing Subsidiaries

Page 4 | Schedules to Credit Agreement

Schedule 6.8 (Existing Subsidiaries)

Schedule 6.11

Benefit Plans; Etc.

Page 5 | Schedules to Credit Agreement

Schedule 6.11 (Benefit Plans, Etc.)

Schedule 6.15(a)(1)

Intellectual Property (Registrations and Applications)

Page 6 | Schedules to Credit Agreement

Schedule 6.15(a)(1) (Intellectual Property (Registrations and Applications))

Schedule 6.15(a)(2)

Intellectual Property (In-Bound Licenses and Sub-Licenses)

Page 7 | Schedules to Credit Agreement

Schedule 6.15(a)(2) (Intellectual Property (Registration and Applications))

Schedule 6.15(f)

Proceedings Challenging Owned Intellectual Property

Page 8 | Schedules to Credit Agreement

Schedule 6.15(f) (Proceedings Challenging Ownwed Intellectual Property)

Schedule 6.15(g)

Validity of Owned and Licensed Intellectual Property

Page 9 | Schedules to Credit Agreement

Schedule 6.15(g) (Validity of Owned and Licensed Intellectual Property)

Schedule 6.15(j)(1)

Infringement Notices

Page 10 | Schedules to Credit Agreement

Schedule 6.15(j)(1) (Infringement Notices)

Schedule 6.15(j)(2)

Infringement of Third Party Intellectual Property

Page 11 | Schedules to Credit Agreement

Schedule 6.15(j)(2) (Infringement of Third Party Intellectual Property)

Schedule 6.16

Material Agreements

Page 12 | Schedules to Credit Agreement

Schedule 6.16 (Material Agreements)

Schedule 6.18(i)

Violation of Fraud and Abuse Laws

Page 13 | Schedules to Credit Agreement

Schedule 6.18(i) (Violations of Fraud and Abuse Laws)

Schedule 6.18(l)

Health Program-Related Offenses

Page 14 | Schedules to Credit Agreement

Schedule 6.18(l) (Health Program-Related Offenses)

Schedule 6.19

Transactions with Permitted Holders

Page 15 | Schedules to Credit Agreement

Schedule 6.19 (Transactions with Permitted Holders)

Schedule 6.22

Deposit and Disbursement Accounts

Page 16 | Schedules to Credit Agreement

Schedule 6.22 (Deposit and Disbursement Accounts)

Section 6.24(d)

HIPAA

Page 17 | Schedules to Credit Agreement

Schedule 6.24(d) (HIPAA)

Schedule 8.2(b)

Indebtedness to be Paid

Page 18 | Schedules to Credit Agreement

Schedule 8.2(b) (Indebtedness to be Paid)

Schedule 8.2(c)

Existing Indebtedness

Page 19 | Schedules to Credit Agreement

Schedule 8.2(c) (Existing Indebtedness)

Schedule 8.3(c)

Existing Liens

Page 20 | Schedules to Credit Agreement

Schedule 8.3(c) (Existing Liens)

Schedule 8.5(a)

Investments

Page 21 | Schedules to Credit Agreement

Schedule 8.5(a) (Existing Investments)

Schedule 8.10

Affiliate Transactions

Page 22 | Schedules to Credit Agreement

Schedule 8.10 (Affiliate Transactions)

Schedule 8.11

Restrictive Agreements

Page 23 | Schedules to Credit Agreement

Schedule 8.11 (Restrictive Agreements)

Schedule 10.2

Notice Information

Page 24 | Schedules to Credit Agreement

Schedule 10.2 (Notice Information)

EXHIBIT A

FORM OF PROMISSORY NOTE

Up to $[__]	January 18, 2023

FOR VALUE RECEIVED, CARIS LIFE SCIENCES, INC., a Texas corporation (the “Borrower”), hereby promises to pay to the order of [name of lender], a [__] (the “ Lender”) on the Maturity Date or as otherwise required from time to time in accordance with the terms of the Credit Agreement (as defined below) at the Administrative Agent’s Office, the principal sum of [__] DOLLARS ($[__]), or, if less, the aggregate unpaid principal amount of the Loans (and any continuation thereof) made (or, without duplication, continued) by the Lender pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Wilmington Trust, National Association, as the Administrative Agent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Note have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity upon demand, until paid in full, at the rates per annum and on the dates specified in the Credit Agreement, as well as any other amounts due at maturity to the Lender in respect of the Loans.

Pursuant to, and in accordance with, Section 3.2, Section 3.4 and Section 3.6 of the Credit Agreement, payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the Administrative Agent for the account of the Lender at the Administrative Agent’s Office in accordance with the Credit Agreement.

This Note is referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security and guarantee for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of the unpaid principal amount of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Any prepaid principal of this Note may not be reborrowed.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor to the fullest extent possible in accordance with applicable Law.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. REQUESTS FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE DIRECTED TO THE BORROWER CARE OF LUKE POWER, CORPORATE VICE PRESIDENT, INTERIM CHIEF FINANCIAL OFFICER AND TREASURER AT ### OR ###.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature Page Follows]

2

CARIS LIFE SCIENCES, INC.

By:
Name:
Title:

[Signature Page to Promissory Note]

EXHIBIT B

FORM OF LOAN REQUEST

__________ ___, 20__

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Caris Life Sciences Loan Administrator

Email: ###

Telephone: ###

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, [to be dated on or about]1 [dated as of]2 January 18, 2023 (as amended, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”).

Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 2.2 of the Credit Agreement, the Borrower hereby requests [the Initial] [a Delayed Draw] Loan of $_________3 to be made on _____________, 20__ (the “Proposed Disbursement Date”) in accordance with the bank account details and wire transfer instructions for disbursement of the proceeds of the proposed Loans as set forth on Schedule A hereto, which Loans shall be evidenced by those certain Promissory Notes dated as of [__], 2023 issued to the Lenders in the aggregate original principal amount of up to $400,000,000.00.

[The undersigned hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) no Default or Event of Default has occurred and is continuing or would result from the proposed Loans; and

[1]	Note: Use for the request for the Initial Loan.

[2]	Note: Use for the request of any Delayed Draw Loan.

3 Note: For the Initial Loan, requested amount shall not be less than the Initial Commitment Amount. For Delayed Draw Loans requested on the First Delayed Draw Closing Date, requested amount shall not be less than $100,000,000 (and integral multiples of $50,000,000 in excess thereof). For Delayed Draw Loans requested on the Second Delayed Draw Closing Date, requested amount shall not be less than the remaining Delayed Draw Commitment Amount.

(b) the representations and warranties contained in Article VI of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty is true and correct in all respects), before and after giving effect to the making of the proposed Loan and to the application of the proceeds thereof, as though made on and as of the date hereof, except to the extent that they relate specifically to an earlier specified date, in which case they are true and correct in all material respects (except to the extent that they relate specifically to an earlier specified date, in which case they are true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty is true and correct in all respects) on and as of such earlier date).]4

The officer signing below is an Authorized Officer of the Borrower and is authorized to request the Loans contemplated hereby and issue this Loan Request on behalf of the Borrower.

[Signature Page Follows]

4 Note: Include for the request for any Delayed Draw Loan.

2

Very truly yours,

CARIS LIFE SCIENCES, INC.,
as the Borrower

By:
Name:
Title:

[Signature Page to Loan Request]

Schedule A

Disbursement / Wire Instructions

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

CARIS LIFE SCIENCES, INC.

COMPUTATION DATE: _____________ __, 20__

This Compliance Certificate (this “Certificate”) is delivered pursuant to [Section 5.7]1 [Section 7.1(d)]2 of the Credit Agreement, dated as of January 18, 2023 (the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used in this Certificate have the meanings provided in the Credit Agreement.

This Certificate relates to the [Fiscal Quarter] [Fiscal Year] commencing on _____________, 20__ and ending on ____________ __, 20__ (such latter date being the “Computation Date”).

The undersigned, the chief financial or accounting Authorized Officer of the Borrower, is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, the undersigned hereby certifies to the Administrative Agent and each Lender that as of the Computation Date:

(a) [Attached hereto as Annex I are (i) an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year and (ii) a report of the Revenue Base for such Fiscal Quarter and for the twelve-month period ending with the end of such Fiscal Quarter and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year and the corresponding twelve-month period immediately preceding such twelve-month period (subject to normal year-end audit adjustments and the absence of footnotes).]3

[1]	Use for the delivery on the Closing Date.
[2]	Use for the delivery after the Closing Date.
[3]	Use for the delivery of quarterly financial statements.

[Attached hereto as Annex I are (i) the consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Required Lenders (it being understood that Ernst & Young LLP or any other “Big Four” accounting firm are reasonably acceptable to the Required Lenders); and (ii) a report of the Revenue Base for the Fiscal Quarter then ending and such Fiscal Year and including in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year and the immediately preceding Fiscal Year.]4

(b)            The financial statements or reports, as applicable, delivered with this Certificate in accordance with [Section 7.1(b)]5 [Section 7.1(c)]6 of the Credit Agreement have been prepared in accordance with GAAP, consistently applied, and present fairly in all material aspects the consolidated financial condition of the Borrower and the Subsidiaries and the results of operations [(subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements)]7.

(c)            During such [Fiscal Quarter] [Fiscal Year] and as of the Computation Date, the Borrower and the Subsidiaries have at all times been in compliance in all respects with the financial covenant set forth in Section 8.4(a) of the Credit Agreement. As of the Computation Date (for the applicable Test Period ending on such Computation Date), the Borrower and the Subsidiaries are in compliance in all respects with the financial covenant set forth in Section 8.4(b) of the Credit Agreement. Set forth on Attachment 1 hereto are calculations showing compliance with the financial covenant set forth in Section 8.4(a) of the Credit Agreement as of the Computation Date. Set forth on Attachment 2 hereto are calculations showing compliance with the financial covenant set forth in Section 8.4(b) as of the Computation Date.

(d)            No Default has occurred and is continuing [except as set forth on Attachment 3 hereto, which includes a description of the nature and period of existence of such Default and what action the Borrower or any of the Subsidiaries has taken, is taking or proposes to take with respect thereto].

(e)            Subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to Section 7.1(d) of the Credit Agreement prior to the date hereof, neither the Borrower nor any Subsidiary has formed or acquired any new Subsidiary [except as set forth on Attachment 4 hereto, in which case such new Subsidiary has complied with the requirements of Section 7.8 of the Credit Agreement to the extent required thereunder].

(f)            Subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to Section 7.1(d) of the Credit Agreement prior to the date hereof, neither the Borrower nor any Subsidiary has acquired any Material Real Property [except as set forth on Attachment 5 hereto, in which case the Loan Parties have complied with the requirements of Section 7.8 of the Credit Agreement with respect to such real property, to the extent required thereunder].

[4]	Use for the delivery of annual financial statements.
[5]	Use for the delivery of quarterly financial statements.
[6]	Use for the delivery of annual financial statements.
[7]	Include for the delivery of quarterly financial statements.

(g)            [Attached hereto as Attachment 6 is a report listing all published applications for the registration of any Intellectual Property with the United States Patent and Trademark Office filed during such Fiscal Quarter.]

(h)            [Attached hereto as Attachment 7 [is] [are (x)] a list of each Material Agreement in effect on the last day of such Fiscal Quarter [and (y)] a copy of the “Payer Revenue Per Case” file [dated as of a date not later than the last day] of such Fiscal Quarter.8]

[Signature Page Follows]

8 Include only, (x) as applicable, prior to the consummation of a Direct Listing, Qualified IPO or Qualified SPAC Transaction and (y) with the delivery of any quarterly financial statements required pursuant to Section 7.1(b) of the Credit Agreement (solely with respect to the Fiscal Quarter ending June 30 and December 31 of each Fiscal Year).

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief financial or accounting Authorized Officer as of the date first above written.

CARIS LIFE SCIENCES, INC.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

Annex I

[Quarterly or Annual Deliverables]

Attachment 1

Financial Covenant (Minimum Liquidity) Calculation
Section 8.4(a) - Liquidity (as of the Computation Date)

A.1 Unrestricted cash-on-hand of the Borrower and the Guarantors in a
Controlled Account (subject to Section 7.15) located in the United
States
$
A.2 Cash Equivalent Investments of the Borrower and the Guarantors
in a Controlled Account (subject to Section 7.15) located in the United
States	$

Total Liquidity Amount (A.1 + A.2)	$

Applicable Liquidity Requirement[1]	$

Compliance	[Yes/No]

1 The Liquidity of the Borrower shall not at any time be less than $20,000,000; provided that if the Borrower redeems or repurchases for cash all or any portion of the Series C Preferred Stock or the Series D Preferred Stock (except for any redemption or repurchase made using the proceeds of an issuance of Capital Securities, so long as such proceeds are escrowed solely for the purpose of effectuating such repurchase or redemption of Series C Preferred Stock or Series D Preferred Stock or such issuance is consummated substantially concurrently with such repurchase or redemption), from and after the date of such repurchase or redemption, the Liquidity of the Borrower shall not at any time be less than the outstanding principal amount of the Loans at such time (as such amount may be decreased from time to time); provided, further, that if all of the outstanding Series C Preferred Stock and Series D Preferred Stock are converted into common stock of the Borrower following the occurrence of a Qualified Direct Listing Event or the consummation of a Qualified IPO or a Qualified SPAC Transaction, the Liquidity of the Borrower shall not at any time be less than $20,000,000.

Attachment 2

Financial Covenant (Minimum Revenue Base) Calculation

Section 8.4(b) – Revenue Base (as of the Computation Date)

Revenue Base is calculated as follows:

total consolidated revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP, for the Test Period ending on the Computation Date;

Applicable Minimum Revenue Base requirement:[1]

Compliance	[Yes/No]

1 Subject to Section 9.4 of the Credit Agreement, the Revenue Base for the last day of a Test Period shall not be less than (i) prior to the First Delayed Draw Closing Date, the amount set forth in the second column below for the Test Period ending on such applicable date and (ii) on and after the occurrence of the First Delayed Draw Closing Date, the amount set forth in the third column below for the Test Period ending on such applicable date:

	Prior to the First Delayed Draw	If the First Delayed Draw Closing Date
	Closing Date –	has occurred–
Test Period Ending	Minimum Revenue Base	Minimum Revenue Base
December 31, 2022	$200,000,000	$270,000,000
March 31, 2023	$202,000,000	$272,000,000
June 30, 2023	$205,000,000	$275,000,000
September 30, 2023	$207,000,000	$275,000,000
December 31, 2023	$210,000,000	$275,000,000
March 31, 2024	$212,000,000	$275,000,000
June 30, 2024	$215,000,000	$280,000,000
September 30, 2024	$217,000,000	$285,000,000
December 31, 2024	$220,000,000	$290,000,000
March 31, 2025	$222,000,000	$295,000,000
June 30, 2025	$225,000,000	$300,000,000
September 30, 2025	$227,000,000	$305,000,000
December 31, 2025	$230,000,000	$312,500,000
March 31, 2026	$232,000,000	$320,000,000
June 30, 2026	$235,000,000	$327,500,000
September 30, 2026	$237,000,000	$335,000,000
December 31, 2026	$240,000,000	$342,500,000
March 31, 2027	$242,000,000	$350,000,000
June 30, 2027	$245,000,000	$357,500,000
September 30, 2027	$247,000,000	$365,000,000
December 31, 2027	$250,000,000	$372,500,000

Attachment 3

[Description of Default] [Intentionally omitted.]

Attachment 4

[Formation or Acquisition of New Subsidiaries] [Intentionally omitted.]

Attachment 5

[Material Real Property] [Intentionally omitted.]

Attachment 6

[Intellectual Property] [Intentionally omitted.]

Attachment 7

[Material Agreements and “Payer Revenue Per Case” File] [Intentionally omitted.]

EXHIBIT D

FORM OF GUARANTEE

This GUARANTEE, dated as of January 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”), is made by the entities listed on Schedule I hereto (together with any additional Persons named pursuant to Section 5.5 below, each, a “Guarantor”, and collectively, the “Guarantors”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (together with its successors, transferees and assignees, in such capacity, the “Administrative Agent”), for the benefit of itself and the other Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CARIS LIFE SCIENCES, INC., a Texas corporation (the “Borrower”), the Lenders party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower from time to time; and

WHEREAS, as a condition precedent to the making of the Loans and in order to induce the Lenders to make or continue to make, as the case may be, the Loans under the Credit Agreement, the Guarantors are required to execute and deliver this Guarantee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make the Loans to the Borrower, each Guarantor hereby agrees, for the benefit of the Secured Parties, as follows.

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guarantee, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Guarantee” is defined in the preamble.

“Guarantor” is defined in the preamble.

“Obligor” means the Borrower and the Guarantors.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guarantee, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE II

GUARANTEE PROVISIONS

SECTION 2.1. Guarantee. Subject to the limitations expressly set forth herein, each Guarantor jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and performance of all Obligations of the Borrower and each Guarantor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable Default rate as provided in Section 3.5 of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable Law following the institution of a proceeding under bankruptcy, insolvency or similar Laws), fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)) (the “ Guaranteed Obligations”); provided that each Guarantor shall only be liable under this Guarantee for the maximum amount of such liability (after giving effect to any indemnification, contribution or similar rights) that can be hereby incurred without rendering this Guarantee, as it relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guarantee constitutes a guarantee of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that the Administrative Agent for the benefit of itself and the other Secured Parties exercise any right, assert any claim or demand or enforce any remedy whatsoever against such Guarantor or any other Person before or as a condition to the obligations of such Guarantor becoming due hereunder. Section 10.4 of the Credit Agreement is hereby incorporated by reference with respect to each Guarantor mutatis mutandis.

SECTION 2.2. Reinstatement, Etc. Each Guarantor agrees that this Guarantee shall continue to be effective or be reinstated (including on or after the Termination Date), as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured Party, including upon the occurrence of any Event of Default set forth in Section 9.1(h) of the Credit Agreement or otherwise, all as though such payment had not been made.

SECTION 2.3. Guarantee Absolute, Etc. Subject to the limitations expressly set forth herein, this Guarantee shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until (unless reinstated pursuant to Section 2.2 above) the payment in full in cash in immediately available funds of the Guaranteed Obligations or, with respect to the Guarantee of any Guarantor, the release of such Guarantor in accordance with Section 5.14 hereof. Subject to the limitations expressly set forth herein, the liability of each Guarantor under this Guarantee shall, to the fullest extent possible in accordance with applicable Law, be absolute, unconditional and irrevocable irrespective of:

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(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against such Guarantor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including such Guarantor and any other Guarantor) of, or collateral securing, any Guaranteed Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation, or any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(d) any reduction, limitation, impairment or termination of any Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and, to the fullest extent possible in accordance with applicable Law, each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations or otherwise (other than, in each case, a defense of payment in full in cash of the Guaranteed Obligations);

(e) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor of the Guaranteed Obligations, or any surrender or non-perfection of any collateral, or any amendment to, or waiver or release of, or addition to, or consent to or departure from, any other guarantee held by the Secured Parties securing any of the Guaranteed Obligations; or

(f) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor (including any Guarantor) (other than the defense of payment in full of cash).

SECTION 2.4. Setoff. Each Guarantor hereby irrevocably authorizes the Administrative Agent on behalf of the Secured Parties, without the requirement that any notice be given to such Guarantor (such notice being expressly waived by such Guarantor, to the extent permitted by applicable Law), upon the occurrence and solely during the continuance of any Event of Default, to appropriate and apply to the payment of the Guaranteed Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of such Guarantor then or thereafter maintained with or on behalf of any Secured Party. By acceptance of this Guarantee, the Administrative Agent agrees to notify such Guarantor after any such set-off and application made by the Administrative Agent on behalf of such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Secured Parties under this Section 2.4 are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which the Secured Parties may have.

SECTION 2.5. Waiver, Etc. To the extent permitted by applicable Law, each Guarantor waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that the Secured Parties protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any Guarantor) or entity or any collateral securing the Guaranteed Obligations, as the case may be.

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SECTION 2.6. Postponement of Subrogation, Etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Obligor, in respect of any payment made under any Loan Document or otherwise, until following the payment in full in cash in immediately available funds of the Guaranteed Obligations. Any amount paid to such Guarantor on account of any such subrogation rights prior to the payment in full in cash in immediately available funds of the Guaranteed Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent, for the benefit of itself and the other Secured Parties, in the exact form received by such Guarantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.7; provided that, if such Guarantor has made payment to the Administrative Agent of all or any part of the Guaranteed Obligations and the Guaranteed Obligations have been paid in full in cash in immediately available funds, then, at such Guarantor’s request, the Administrative Agent will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the payment in full in cash in immediately available funds of the Guaranteed Obligations, such Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Obligor or Guarantor (or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guarantee to the Administrative Agent.

SECTION 2.7. Payments; Application. Each Guarantor agrees that all obligations of such Guarantor hereunder shall be paid solely in U.S. Dollars to the Administrative Agent for the benefit of itself and the other Secured Parties in immediately available funds, without set-off, counterclaim or other defense and applied in accordance with the Credit Agreement, including Article III, Article IV and Article X thereof, free and clear of and without deduction for any Taxes unless required by applicable Law and subject to the obligation to pay additional amounts in accordance with Section 4.3 of the Credit Agreement, such Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement, including Article III, Article IV and Article X thereof, in respect of all payments and application of such payments made by it hereunder and the provisions of which Articles and Sections are hereby incorporated into and made a part of this Guarantee by this reference as if set forth herein; provided that references to the “Borrower” in such Articles and Sections shall be deemed to be references to such Guarantor, and references to “this Agreement” in such Articles and Sections shall be deemed to be references to this Guarantee.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make the Loans thereunder, each Guarantor represents and warrants to the Administrative Agent, for the benefit of itself and the other Secured Parties, as set forth below.

SECTION 3.1. Credit Agreement Representations and Warranties. The representations and warranties contained in Article VI of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to such Guarantor and its properties, are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects (except in the case of any representation and warranty which expressly relates to a given date or period, which representation and warranty was true and correct in all material respects (and in all respects if qualified by materiality or reference to Material Adverse Effect)) as of the Closing Date, with each such representation and warranty set forth in Article VI of the Credit Agreement (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guarantee by this reference as though specifically set forth in this Article III.

SECTION 3.2. Financial Condition, Etc. Each Guarantor has knowledge of the Borrower’s and each other Guarantor’s financial condition and affairs and has adequate means to obtain from each such Person on an ongoing basis information relating thereto and to each such Person’s ability to pay and perform the Guaranteed Obligations. Each Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of each such Person that might become known to the Secured Parties at any time, whether or not the Secured Parties know or believe or have reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations.

SECTION 3.3. Best Interests. It is in the best interests of each Guarantor to execute this Guarantee inasmuch as each Guarantor will, as a result of being an Affiliate of the Borrower, derive substantial direct and indirect benefits from the Loans made to the Borrower by the Lenders pursuant to the Credit Agreement, and each Guarantor agrees that the Lenders are relying on this representation in agreeing to make the Loans to the Borrower.

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ARTICLE IV

COVENANTS, ETC.

SECTION 4.1. Covenants. Each Guarantor covenants and agrees that, at all times prior to the earlier of (x) the release of such Guarantor in accordance with Section 5.14 hereof and (y) the payment in full in cash in immediately available funds of the Guaranteed Obligations, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Articles VII and VIII of the Credit Agreement) which are applicable to such Guarantor or its properties, and each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article IV, together with all related definitions and ancillary provisions, is hereby incorporated into this Guarantee by this reference as though specifically set forth in this Article IV.

SECTION 4.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to the Section 4.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation, or assets of any other Guarantor shall be sold pursuant to the Security Agreement or any other security document to satisfy any Guaranteed Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors now or hereafter existing.

SECTION 4.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 4.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Section 4.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.1. Loan Document. This Guarantee is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 1.5 and Article X thereof.

SECTION 5.2. Binding on Successors, Transferees and Assigns; Assignment. This Guarantee shall (a) remain in full force and effect until the payment in full in cash in immediately available funds of the Guaranteed Obligations or, with respect to a Guarantor, the release of such Guarantor in accordance with Section 5.14 hereof, (b) be binding upon each Guarantor and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties; provided that such Guarantor may not (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder unless expressly permitted by the Credit Agreement or with such consents required by Section 10.1 of the Credit Agreement.

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SECTION 5.3. Amendments, Etc. No amendment to or waiver of any provision of this Guarantee, nor consent to any departure by any Guarantor from its obligations under this Guarantee, shall in any event be effective except in accordance with Section 10.1 of the Credit Agreement.

SECTION 5.4. Notices; Agency of Borrower for Guarantors. All notices and other communications provided for hereunder shall be given or made as set forth in Section 10.2 of the Credit Agreement.

SECTION 5.5. Additional Guarantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder as of the date of such supplement with the same force and effect as if it were originally a party to this Guarantee and named as a “Guarantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Guarantor hereunder, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

SECTION 5.6. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 5.7. [Reserved].

SECTION 5.8. Section Captions. Section captions used in this Guarantee are for convenience of reference only and shall not affect the construction of this Guarantee.

SECTION 5.9. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guarantee or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.10. Governing Law, Entire Agreement, Etc. THIS GUARANTEE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Guarantee, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

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SECTION 5.11. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED PARTIES OR ANY GUARANTOR IN CONNECTION HEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OR THE LENDERS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE SECURED PARTIES, BY ACCEPTANCE OF THIS GUARANTEE, AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2 OF THE CREDIT AGREEMENT. THE SECURED PARTIES, BY ACCEPTANCE OF THIS GUARANTEE, AND EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE SECURED PARTIES, BY ACCEPTANCE OF THIS GUARANTEE, OR ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE SECURED PARTIES, BY ACCEPTANCE OF THIS GUARANTEE, AND SUCH GUARANTOR, EACH ON ITS OWN BEHALF, HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE.

SECTION 5.12. Counterparts. This Guarantee may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Guarantee shall become effective when counterparts hereof executed on behalf of each Guarantor shall have been received by the Administrative Agent, on behalf of the Secured Parties. Delivery of an executed counterpart of a signature page to this Guarantee by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Guarantee. The words “execution,” “signed,” “signature,” and words of like import this Guarantee or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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SECTION 5.13. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ITSELF AND THE OTHER SECURED PARTIES, BY ACCEPTANCE OF THIS GUARANTEE, AND EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SECURED PARTY OR ANY GUARANTOR IN CONNECTION HEREWITH. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES TO ENTER INTO THE LOAN DOCUMENTS.

SECTION 5.14. Termination; Release. This Guarantee shall terminate with respect to all Guaranteed Obligations upon the payment in full in cash in immediately available funds of all such Guaranteed Obligations. A Guarantor shall be automatically released from its obligations hereunder in accordance with Section 11.9(b) of the Credit Agreement. In connection with the termination or release, upon the reasonable request and at the sole expense of such Guarantor, the Administrative Agent shall execute and deliver, without any representations, warranties or recourse of any kind whatsoever, all agreements and instruments to evidence the termination or such release.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Guarantor and Administrative Agent have caused this Guarantee to be duly executed and delivered by its Authorized Officer as of the date first above written.

CARIS SCIENCE, INC.
CARIS MPI, INC.
CARIS PHARMATECH, INC.
CARIS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Guarantee]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent

By:
Name:
Title:

[Signature Page to Guarantee]

Schedule I

CARIS SCIENCE, INC.

CARIS MPI, INC.

CARIS PHARMATECH, INC.

CARIS THERAPEUTICS, INC.

[Schedule I to Guarantee]

ANNEX I
to Guarantee

SUPPLEMENT TO

GUARANTEE

This SUPPLEMENT, dated as of [__] (this “ Supplement”), is to the Guarantee, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), by the Guarantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Guarantee, unless otherwise defined herein or if the context otherwise requires) from time to time party thereto, in favor of the Secured Parties (as defined in the Guarantee).

W I T N E S S E T H:

WHEREAS, pursuant to a Credit Agreement, dated as of January 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas Corporation (the “Borrower”), the Lenders party thereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), the Lenders have extended Commitments to make the Loans to the Borrower; and

WHEREAS, pursuant to the provisions of Section 5.5 of the Guarantee, each of the undersigned is becoming a Guarantor under the Guarantee; and

WHEREAS, each of the undersigned desires to become a “Guarantor” under the Guarantee in order to induce the Lenders to continue to extend the Loans under the Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of the Secured Parties, as follows.

SECTION 1. Party to Guarantee, Etc. In accordance with the terms of the Guarantee, by its signature below, each of the undersigned hereby irrevocably agrees to become a Guarantor under the Guarantee with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Guarantee applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects (except in the case of any representation and warranty which expressly relates to a given date or period, which representation and warranty was true and correct in all material respects (and in all respects if qualified by materiality or reference to Material Adverse Effect) as of the respective date or for the respective period, as the case may be). In furtherance of the foregoing, each reference to a “Guarantor” and/or “Guarantors” in the Guarantee shall be deemed to include each of the undersigned.

[Annex I to Guarantee – Form of Supplement]

SECTION 2. Representations. Each of the undersigned Guarantors hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guarantee constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and principles of equity).

SECTION 3. Full Force of Guarantee. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect in accordance with its terms.

SECTION 4. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Supplement shall be prohibited by or invalid under such Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Guarantee.

SECTION 5. Governing Law, Entire Agreement, Etc. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Supplement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter thereof and supersedes any prior agreements, written or oral, with respect thereto.

SECTION 6. Effectiveness. This Supplement shall become effective when a counterpart hereof executed by each undersigned Guarantor shall have been received by the Administrative Agent, on behalf of the Secured Parties. Delivery of an executed counterpart of a signature page to this Supplement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Supplement. The words “execution,” “signed,” “signature,” and words of like import this Supplement or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

[Annex I to Guarantee – Form of Supplement]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Supplement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Signature Page to Guarantee Supplement]

[Annex I to Guarantee – Form of Supplement]

EXHIBIT E

FORM OF PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of January 18, 2023 (as amended, restated, amended or restated, supplemented or otherwise modified from time to time, this “Security Agreement”), is made by CARIS LIFE SCIENCES, INC., a Texas corporation (the “Borrower”), and the other entities listed on Annex A hereto (together with the Borrower and any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as administrative agent (together with its successors, transferees and assignees, in such capacity, the “Administrative Agent”) for the Secured Parties (defined below).

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, restated, amended or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower from time to time;

WHEREAS, in order to induce the Lenders to make or continue to make, as the case may be, the Loans under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is required under the terms of the Credit Agreement that the Grantors shall have granted, pledged and assigned the security interests and undertaken the obligations contemplated by this Security Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of the Secured Parties, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Accounts” is defined in Section 4.3(b).

“Control Agreement” means a “springing” control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, executed and delivered by a Loan Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), which provides for “control” (as defined in the UCC) by Administrative Agent with respect to the applicable account and certain Collateral related thereto.

“Copyright Collateral” means (a) all Copyrights owned by a Grantor, including the Copyright registrations and applications referred to in Schedule V, (b) the rights of a Grantor to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof, (c) all Proceeds of a Grantor of any of the foregoing, including royalties, income, payments, claims, damages and Proceeds of suit, and (d) all Copyright licenses to which a Grantor is a party.

“Credit Agreement” is defined in the first recital.

“Distributions” means all dividends paid on Capital Securities, liquidating dividends paid on Capital Securities, shares (or other designations) of Capital Securities resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Securities constituting Collateral.

“Excluded Assets” is defined in Section 2.1.

“Excluded Securities” means (a) Capital Securities in newly acquired or created non-wholly owned Subsidiaries or in newly acquired or created entities where a Grantor holds 50% or less of the outstanding Capital Securities of such entity, to the extent (i) a pledge of such Capital Securities is prohibited by the Organic Documents or agreements with the other equity holders of such entity in existence at the time of such acquisition (but not entered into in contemplation thereof), (ii) where, despite the commercially reasonable efforts of the Grantors to obtain a consent under such Organic Documents or agreements with other equity holders to permit the pledge of such Capital Securities to Administrative Agent, such consent cannot be obtained and (iii) such Capital Securities have not been pledged to any other Person and (b) Capital Securities in excess of 65% of the total combined voting power of all classes of Capital Securities of any first- tier Foreign Subsidiaries; provided that if any such Foreign Subsidiary shall become a Loan Party, the exclusion for Capital Securities of such Foreign Subsidiary in this clause (b) shall not apply.

“Financing Statements” is defined in Section 3.7(b).

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Grantor” and “Grantors” are defined in the preamble.

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“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to any other Grantor or Subsidiary of a Grantor, as the case may be.

“Investment Property” means, collectively, (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (b) whether or not constituting “investment property” as so defined, all Pledged Notes.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System.

“Patent Collateral” means:

(a)            all of the Patents throughout the world owned by a Grantor, including each issued Patent and Patent application referred to in Schedule III;

(b)            all Proceeds of the foregoing (including royalties income, payments, claims, damages and Proceeds of infringement suits) and the right to sue third parties for past, present or future infringements of any Patent or Patent application and for breach or enforcement of any Patent license; and

(c)            all Patent licenses providing any Grantor with the right to use any items of the type referred to in clause (a) above.

“Permitted Liens” means all Liens permitted by Section 8.3 of the Credit Agreement.

“Pledged Notes” means all promissory notes listed on Item J of Schedule II (as such schedule may be amended or supplemented from time to time), all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders and “Secured Party” means any one of them.

“Securities Act” is defined in Section 6.2(a).

“Security Agreement” is defined in the preamble.

“Specified Notes” means, collectively, (i) each of the five (5) Full Recourse Promissory Note, dated as of September 30, 2022, by and between each maker thereof and the Borrower, in connection with each Nonqualified Stock Option Exercise Agreement, dated as of September 30, 2022, by and between such maker and the Borrower, and (ii) any promissory note evidencing Investments permitted under Section 8.5(w) of the Credit Agreement, in each case of the foregoing clauses (i) and (ii), as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time.

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“Trade Secrets” of a Person means all of such Person’s common law and statutory trade secrets.

“Trade Secrets Collateral” means all of the Trade Secrets owned by the Grantors, whether or not such Trade Secret has been reduced to a writing or other tangible form and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license and all Trade Secret licenses to which a Grantor is a party.

“Trademark Collateral” means:

(a)            (i) all of the Trademarks owned by the Grantors and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those Trademark registrations and applications referred to in Schedule IV, whether currently in use or not, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any state thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing;

(b)            the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a);

(c)            all Proceeds of the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, or for any injury to the goodwill associated with the use of any such Trademark; and

(d)            all Trademark licenses for the grant by or to any Grantors of any right to use any Trademark.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. When used herein the terms “Account”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Securities Account”, “Security Entitlement”, “Supporting Obligations” and “Uncertificated Securities” have the meaning provided in Article 8 or Article 9, as applicable, of the UCC. “Letters of Credit” has the meaning provided in Section 5-102 of the UCC.

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ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of such Grantor’s right, title and interest in and to the following property, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located (collectively, the “Collateral”):

(a)	Accounts;

(b)	Chattel Paper;

(c)	Commercial Tort Claims, including those listed on Item I of Schedule II (as such schedule may be amended or supplemented from time to time);

(d)	Deposit Accounts;

(e)	Documents;

(f)	General Intangibles;

(g)	Goods (including Goods held on consignment with third parties);

(h)	Instruments;

(i)	Investment Property;

(j)	Letter-of-Credit Rights and Letters of Credit;

(k)	Supporting Obligations;

(l)	all books, records, writings, databases, information and other personal property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(m)	all Proceeds of any of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof) in respect of Collateral; and

(n)	all other property and rights of every kind and description and interests therein.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the term “Collateral” shall not include:

(i)	any General Intangibles or other rights or interests, in each case arising under any contracts, instruments, leases, licenses, permits, letters of credit, purchase money arrangements, instruments or other documents as to which the grant of a security interest would (A) constitute or result in the unenforceability of any of the foregoing documents, (B) give any other party to such contract, instrument, lease, license, permit, letter of credit, purchase money arrangement, instrument or other document the right to terminate its obligations thereunder or (C) otherwise require consent thereunder (other than from any Grantor);

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(ii)           Trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent to use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a Lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;

(iii)          any asset or portion of any asset, the granting of a security interest in which (A) would be void or illegal under any applicable Law, (B) would cause the destruction, invalidation or abandonment of such asset or portion of asset under applicable Law, (C) would require any governmental or third party consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), or (D) pursuant thereto would result in, or permit the termination of, such asset or portion of asset;

(iv)         acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge;

(v)           any asset subject to a Permitted Lien (other than Liens in favor of the Secured Parties) securing obligations permitted under the Credit Agreement to the extent that the grant of other Liens on such asset (A) would result in a breach, violation or invalidation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (B) would result in the loss of use of such asset or (C) would require the consent of the holder of such Permitted Lien or permit the holder of such Permitted Lien to terminate the Grantor’s use of such asset;

(vi)	the Excluded Accounts;

(vii)         any particular asset where the Borrower in good faith after consulting with its tax or other relevant advisors and subject to the Required Lenders’ consent (not to be unreasonably withheld, conditioned or delayed) that the burden or cost (including any adverse tax consequences to the Borrower or any of its Subsidiaries, which are not de minimis) of providing a pledge thereof or a security interest therein will outweigh the benefits to be obtained by the Lenders therefrom, including by taking into account the overall collateral package and the amount of the Loans;

(viii)	Margin Stock;

(ix)	[reserved];

(x)	[reserved];

(xi)          any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby;

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(xii)	any Excluded Securities;

(xiii)	any Specified Notes;

(xiv)	Leasehold interests in real property;

(xv)	any fee-owned real property other than Material Real Property;

(xvi)	[reserved]; and

(xvii)       motor vehicles and other assets subject to certificates of title (other than aircraft), except to the extent a security interest therein can be perfected by the filing of a UCC financing statement;

provided that the property described in each of clauses (i), (iii), (iv), (v) and (xi) above shall only be excluded from the term “Collateral” to the extent the conditions stated in such clauses are not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable Law; provided further that the property described in each of clauses (i) through (xvii) above shall not include any Proceeds, products, substitutions or replacements thereof (unless such Proceeds, products, substitutions or replacements would otherwise constitute property described in any of clauses (i) through (xvii) above) (all such assets excluded from “Collateral” pursuant to the foregoing clauses (i) through (xvii) above and the provisos contained in this paragraph, the “Excluded Assets”).

SECTION 2.2. Security for Obligations. This Security Agreement and the Collateral in which the Administrative Agent, for the benefit of the Secured Parties, is granted a security interest hereunder by the Grantors secure the payment and performance of all of the Obligations.

SECTION 2.3. Grantors Remain Liable. Anything herein to the contrary notwithstanding:

(a)           the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein;

(b)           the exercise by any Secured Party of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c)           the Secured Parties will not have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will the Secured Parties be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.4. Distributions on Capital Securities; Payments on Pledged Notes. In the event that any (a) Distribution with respect to any Capital Securities or (b) payment with respect to any Pledged Notes, in each case pledged hereunder, is not prohibited under Section 8.6 of the Credit Agreement, such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution or payment is made in contravention of Sections 8.5 or 8.6 of the Credit Agreement, such Grantor shall hold the same segregated and in trust for the Administrative Agent, for the benefit of the Secured Parties, until paid to the Administrative Agent in accordance with Section 4.1.5.

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SECTION 2.5. Security Interest Absolute, Etc. Subject to Section 7.5 hereof and to the other limitations expressly set forth herein and in the other Loan Documents, this Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. Subject to the limitations expressly set forth herein and in the other Loan Documents, all rights of the Secured Parties and the security interests granted to the Administrative Agent, for the benefit of the Secured Parties, hereunder, and all obligations of the Grantors hereunder, shall, to the fullest extent permitted by applicable Law, in each case, be absolute, unconditional and irrevocable irrespective of:

(a)           any lack of validity, legality or enforceability of any Loan Document (other than this Security Agreement);

(b)           the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any of the Subsidiaries or any other Person (including any other Grantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Grantor) of, or Collateral securing, any Obligations;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations;

(d)           any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise and shall not be subject to (and each Grantor hereby waives, until payment of all Obligations, any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)            any addition, exchange or release of any Collateral or of any Person that is (or will become) a Grantor (including the Grantors hereunder), or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by the Administrative Agent, for the benefit of the Secured Parties, securing any of the Obligations; or

(g)           other than payment in full of the Obligations, any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of the Borrower or any of the Subsidiaries, any surety or any guarantor.

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SECTION 2.6. Postponement of Subrogation. Each Grantor agrees that it will not exercise any rights against another Grantor which it may acquire by way of rights of subrogation under any Loan Document to which it is a party until following the Termination Date. No Grantor shall seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Grantor, in respect of any payment made by such Grantor under any Loan Document or otherwise, until following the Termination Date. Any amount paid to any Grantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent, for the benefit of the Secured Parties, in the exact form received by such Grantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations then due and payable in accordance with Section 6.1(b); provided that, if such Grantor has made payment to the Administrative Agent of all or any part of the Obligations and the Termination Date has occurred, then at such Grantor’s written request, the Administrative Agent will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, such Grantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Grantor (or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to the Administrative Agent or any other Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make the Loans thereunder, each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, as set forth below.

SECTION 3.1. As to Capital Securities of the Subsidiaries, Investment Property.

(a)           With respect to any Subsidiary organized in the United States of such Grantor that is:

(i)            a corporation, business trust, joint stock company or similar Person, all Capital Securities issued by such Subsidiary, to the extent constituting Collateral, are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate or certificates; and

(ii)            a partnership or limited liability company, no Capital Securities issued by such Subsidiary, to the extent constituting Collateral, (A) is dealt in or traded on securities exchanges or in securities markets, (B) if constituting Uncertificated Securities, expressly provides that such Capital Securities is a security governed by Article 8 of the UCC or (C) is held in a Securities Account. Each Grantor party hereto that is an issuer of any Uncertificated Securities constituting Collateral agrees that, at any time after the occurrence and during the continuation of an Event of Default, it will comply with the instructions with respect to such Uncertificated Securities originated by Administrative Agent without the consent of any other Grantor

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(b)           Each Grantor has delivered to the Administrative Agent all Certificated Securities constituting Collateral held by such Grantor in a Subsidiary on or substantially concurrent with the Closing Date (or such later date as may be applicable pursuant to the Credit Agreement), or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, the date such Grantor becomes a party to this Security Agreement or such other date agreed to by the Required Lenders) to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

(c)           With respect to Uncertificated Securities constituting Collateral owned by any Grantor in a Subsidiary that is not a Grantor party hereunder on the Closing Date (or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, the date such Grantor becomes a party to this Security Agreement or such other date agreed to by the Required Lenders), such Grantor has caused the issuer thereof to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent given in accordance with this Security Agreement at any time after the occurrence and during the continuation of an Event of Default without further consent of such Grantor.

(d)           The percentage of the issued and outstanding Capital Securities of each Subsidiary of a Grantor pledged on the Closing Date (or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, the date such Grantor becomes a party to this Security Agreement) by each Grantor hereunder is as set forth on Schedule I. All shares of such Capital Securities have been duly and validly issued and are fully paid and nonassessable.

(e)           Each of the Intercompany Notes, to the extent constituting Collateral, constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

SECTION 3.2. Grantor Name, Location, Etc. In each case as of the Closing Date (or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, on the date such Grantor becomes a party to this Security Agreement):

(a)           (i) The jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC and (ii) the address of each Grantor’s executive office and principal place of business is set forth in Item A of Schedule II.

(b)           The Grantors do not have any trade names other than those set forth in Item C of Schedule II.

(c)           During the 12 months preceding the date hereof (or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, preceding the date such Grantor becomes a party to this Security Agreement), no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule II.

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(d)           Each Grantor’s federal taxpayer identification number (or foreign equivalent) is set forth in Item E of Schedule II hereto.

(e)	Reserved.

(f)            No Grantor maintains any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, other than any Excluded Account and except as set forth on Item G of Schedule II.

(g)           No Grantor is the beneficiary of any Letters of Credit with a face amount exceeding $5,000,000 individually, except as set forth on Item H of Schedule II.

(h)           No Grantor has Commercial Tort Claims in favor of such Grantor in excess of $5,000,000, except as set forth on Item I of Schedule II.

(i)            The name set forth on the signature page attached hereto (or the signature page of the supplement hereto by which such Grantor has become a party to this Security Agreement, as applicable) is the true and correct legal name (as defined in the UCC) of each Grantor (but without giving effect to capitalization).

SECTION 3.3. No Liens, Etc. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date.

SECTION 3.4. Possession of Inventory, Control, Etc.

(a)           Each Grantor has, and agrees that it will maintain, exclusive possession of its Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory, in each case to the extent constituting Collateral, other than (i) Equipment, Goods or Inventory that is in transit in the ordinary course of business, (ii) Equipment, Goods or Inventory that in the ordinary course of business is in the possession or control of a warehouseman, bailee agent, employee, contractor or other Person, (iii) Inventory that is in the possession of a consignee in the ordinary course of business and (iv) Instruments or Promissory Notes that have been delivered to the Administrative Agent pursuant to Section 3.5. With respect to any locations where Collateral in excess of $10,000,000 is located, each Grantor shall use commercially reasonable efforts (in consultation with the Significant Lenders and giving consideration to the interests of the Lenders) to furnish to the Administrative Agent landlord access agreements, bailee waivers or similar agreements, in form and substance satisfactory to the Administrative Agent and the Required Lenders, from each landlord, lessor or warehouseman to such Grantor after the date hereof, in each case subject to Section 7.15 of the Credit Agreement.

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(b)           Each Grantor is the sole entitlement holder of each of its Deposit Accounts to the extent constituting Collateral, and no other Person (other than the Administrative Agent pursuant to this Security Agreement, the applicable depositary institution or any other Person with respect to Permitted Liens) has control or possession of, or any other interest in, any of its Deposit Accounts or any other securities or property credited thereto, in each case, except as otherwise expressly permitted under the Credit Agreement.

SECTION 3.5. Negotiable Documents, Instruments and Chattel Paper. Each Grantor has delivered to the Administrative Agent possession of all originals of all Documents, Instruments, Promissory Notes and tangible Chattel Paper (other than any Document, Instrument, Promissory Note or tangible Chattel Paper (x) not constituting Collateral or (y) not exceeding $1,500,000 in principal amount individually or $5,000,000 in principal amount in the aggregate) owned or held by such Grantor on the Closing Date (or, solely with respect to a Grantor that becomes a party to this Security Agreement after the Closing Date, the date such Grantor becomes a party to this Security Agreement).

SECTION 3.6. Intellectual Property Collateral. With respect to any Intellectual Property Collateral:

(a)           no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which such Grantor is bound that adversely affects its rights to own or use any Intellectual Property to the extent that it would materially prevent such Grantor from carrying out its business operations as currently conducted;

(b)           such Grantor has not granted a security interest or pledged as collateral any of its Intellectual Property that has not been terminated or released except as permitted under the Credit Agreement;

(c)           such Grantor has executed and delivered to the Administrative Agent Intellectual Property Collateral security agreements accordance with Section 4.5 for all registrations and applications of Copyrights, Patents and Trademarks owned by such Grantor, including all registrations and applications of Copyrights, Patents and Trademarks on Schedules III through VI (as such schedules may be amended or supplemented from time to time by notice by such Grantor to the Administrative Agent); and

(d)           such Grantor uses commercially reasonable efforts designed to ensure the reasonable quality of the manufacture, distribution and sale of all products sold by such Grantor and in the provision of all services rendered by such Grantor, in each case, under or in connection with all Trademarks owned by such Grantor.

SECTION 3.7. Validity, Etc.

(a)           This Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations to the extent such security interest may be created pursuant to Article 9 of the UCC.

(b)           As of the Closing Date (or the date such Grantor becomes a party to this Security Agreement, as applicable), each Grantor has filed or caused to be filed all UCC-1 financing statements in the filing office for each Grantor’s jurisdiction of organization listed in Item A of Schedule II (collectively, the “Financing Statements”) (or has delivered to the Administrative Agent (or its designee) the Financing Statements suitable for timely and proper filing in such offices) and has taken all other actions necessary for the Administrative Agent to obtain control of the Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC to the extent required by the Loan Documents.

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(c)           Upon the filing of the Financing Statements with the appropriate agencies therefor, the security interests created under this Security Agreement shall constitute a perfected security interest in the Collateral described on such Financing Statements in favor of the Administrative Agent to the extent that a security interest therein may be perfected by filing a financing statement pursuant to the relevant UCC, prior to all other Liens, except for Permitted Liens.

SECTION 3.8. Authorization, Approval, Etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either:

(a)           for the perfection or maintenance of the security interests hereunder, including the first priority nature (subject to Permitted Liens) of such security interest to the extent required hereunder or under any other Loan Document (to the extent same can be achieved by the filing of Financing Statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the United States Patent and Trademark Office or the United States Copyright Office or, with respect to foreign Intellectual Property Collateral of a Grantor to the extent (i) such foreign Intellectual Property Collateral is registered in a foreign Law jurisdiction in which any Grantor has entered into a security agreement or such other agreements governed by such foreign Law to create and perfect the security interests granted by such Loan Party (any such jurisdiction, a “Foreign Grantor Jurisdiction”) and (ii) the Administrative Agent (at the direction of the Required Lenders) has requested that the applicable Grantor take such action, the taking of appropriate action under such Foreign Grantor Jurisdictions, and, with respect to after-acquired Intellectual Property Collateral, any subsequent filings in such applicable intellectual property offices); provided, that the Grantors shall not have any obligation to perfect any security interest or lien in any Intellectual Property Collateral in any jurisdiction other than the United States of America, and will not be required hereunder to make any filings in any intellectual property offices or registrars other than the United States Patent and Trademark Office or the United States Copyright Office, if such Grantor determines in good faith and subject to the Required Lenders’ consent (not to be unreasonably withheld, conditioned or delayed) that the burden or cost of taking such action will outweigh the benefits to be obtained by the Lenders therefrom, including by taking into account the overall collateral package and the amount of the Loans.

(b)           for the exercise by the Administrative Agent of the voting or other rights and remedies provided for in this Security Agreement, except (i) with respect to any securities issued by a Subsidiary of the Grantors, as may be required in connection with a disposition of such securities by Laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

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SECTION 3.9. Best Interests. It is in the best interests of each Grantor (other than the Borrower) to execute this Security Agreement inasmuch as such Grantor will, as a result of being an Affiliate of the Borrower, derive substantial direct and indirect benefits from the Loans made to the Borrower by the Lenders pursuant to the Credit Agreement, and each Grantor agrees that the Lenders are relying on this representation in agreeing to make such Loans pursuant to the Credit Agreement to the Borrower.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, Etc.

SECTION 4.1.1. Capital Securities of Subsidiaries. No Grantor will allow any of its Subsidiaries that is organized in the United States, in each case (to the extent applicable) solely with respect to the Collateral:

(a)            that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities;

(b)            that is a partnership or limited liability company, to (i) issue Capital Securities that are to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organic Documents that its Capital Securities are securities governed by Article 8 of the UCC (unless its Capital Securities are Certificated Securities and the Grantors have complied with Section 4.1.3 to the extent applicable) and except to the extent any Subsidiary acquired after the date hereof has provided for such in its Organic Documents (and such election to do so was not implemented in contemplation of such acquisition, in which event the applicable Grantor will notify the Administrative Agent in writing thereof and such Grantor shall comply with all perfection steps required hereunder with respect to such Capital Securities), or (iii) place such Subsidiary’s Capital Securities in a Securities Account; or

(c)           to issue Capital Securities in addition to or in substitution for the Capital Securities pledged hereunder, except to such Grantor (so long as such Capital Securities are promptly pledged and delivered to the Administrative Agent pursuant to the terms of this Security Agreement).

SECTION 4.1.2. Investment Property (other than Certificated Securities).

(a)           With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will cause (except for Excluded Accounts) the intermediary maintaining such Investment Property or other assets to execute a Control Agreement relating to such Investment Property or other assets in compliance with Section 7.13 and Section 7.15 of the Credit Agreement.

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(b)           With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Collateral owned or held by any Grantor, such Grantor will cause the issuer of such securities that is not a party hereto to either (i) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent given in accordance with this Security Agreement at any time after the occurrence and during the continuation of an Event of Default without further consent of such Grantor or (ii) execute a Control Agreement relating to such Investment Property in compliance with Section 7.13 and Section 7.15 of the Credit Agreement.

(c)           Except as otherwise permitted under the Credit Agreement, no Grantor shall cause or permit any Person other than the Administrative Agent or the Secured Parties or the financial institution maintaining such Investment Property to have “control” (as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC) any Investment Property constituting part of the Collateral.

SECTION 4.1.3. Certificated Securities (Stock Powers). Each Grantor agrees that all Certificated Securities constituting Collateral, including the Capital Securities delivered by such Grantor pursuant to this Security Agreement, will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

SECTION 4.1.4. Continuous Pledge. Each Grantor will (subject to the terms hereof and the terms of the Credit Agreement): (a) deliver to the Administrative Agent all Investment Property and all Payment Intangibles, in each case constituting Collateral to the extent that such Investment Property or Payment Intangibles are evidenced by a Document, Instrument, Promissory Note or Chattel Paper (other than any Document, Instrument, Promissory Note or Chattel Paper not exceeding $1,500,000 in principal amount individually or $5,000,000 in principal amount in the aggregate), and (b) to the extent constituting Collateral, at all times keep pledged to the Administrative Agent pursuant hereto, on a perfected basis, a security interest therein and in all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral. Each Grantor agrees that it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of negotiable Documents, Instruments, Promissory Notes and Chattel Paper constituting Collateral that it acquires following the Closing Date (other than any Document, Instrument, Promissory Note or Chattel Paper not exceeding $1,500,000 in principal amount individually or $5,000,000 in principal amount in the aggregate).

SECTION 4.1.5. Voting Rights, Dividends, Etc. Each Grantor agrees:

(a)           upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all dividends and Distributions with respect to Investment Property constituting Collateral; all interest, principal, other cash payments on Payment Intangibles constituting Collateral; and all Proceeds of the Collateral, in each case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral, except for payments made in accordance with Section 8.6 of the Credit Agreement; and

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(b)           immediately upon the occurrence and during the continuance of an Event of Default and so long as the Administrative Agent has notified such Grantor in writing of the Administrative Agent’s intention to exercise its voting power under this clause (b),

(i)            the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral, and such Grantor hereby grants the Administrative Agent an irrevocable proxy, exercisable solely upon the occurrence and during the continuation of an Event of Default, to vote such Investment Property; and

(ii)            upon the request by the Administrative Agent, such Grantor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds constituting Collateral and that may at any time and from time to time be held by such Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent pursuant to the terms hereof, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b) above, such Grantor will have the exclusive voting power with respect to any Investment Property and the Administrative Agent will, upon the written request of such Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver or ratification given, or action taken by such Grantor that would impair in any material respect any such Collateral or violate any provision of any Loan Document.

SECTION 4.1.6. Margin Stock. If at any time the Investment Property of a Grantor or any part thereof consists of Margin Stock, such Grantor shall promptly so notify the Administrative Agent and deliver to the Administrative Agent a duly executed and completed Form U-1 and such other instruments and documents reasonably requested by the Administrative Agent that are necessary to demonstrate conformity therewith in form and substance satisfactory to the Administrative Agent.

SECTION 4.2. Change of Name, Etc. No Grantor will change its name or place of incorporation or organization or federal taxpayer identification number except as otherwise permitted by the Credit Agreement.

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SECTION 4.3. As to Accounts.

(a)        Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b)        Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor maintained with the Administrative Agent or that otherwise is a Controlled Account (together with any other Deposit Accounts or Controlled Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent after the occurrence and during the continuation of an Event of Default, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c)        Following the delivery of notice pursuant to clause (b)(ii) above and for so long as an Event of Default is continuing, the Administrative Agent shall have the right to apply any amount in any Collateral Account to the payment of any Obligations which are then due and payable in accordance with Section 4.4(b) of the Credit Agreement.

(d)        With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) following the delivery of notice pursuant to clause (b)(ii) above and for so long as an Event of Default is continuing, the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

SECTION 4.4.    As to Grantors’ Use of Collateral.

(a)        Subject to clause (b) below, each Grantor: (i) will, at its own expense, endeavor to collect in the ordinary course consistent with its past practice all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may reasonably request following the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, (ii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral, and (iii) may make Dispositions and take such other actions permitted under the Credit Agreement.

(b)        At any time following the occurrence and solely during the continuance of an Event of Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of each Grantor set forth in clause (a) above, (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

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(c)        Upon the request of the Administrative Agent following the occurrence and solely during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d)        At any time following the occurrence and solely during the continuance of an Event of Default, the Administrative Agent may endorse, in the name of such Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5.   As to Intellectual Property Collateral. Without prejudice to the Credit Agreement, each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property constituting Collateral that is material to the operations or business of such Grantor:

(a)        such Grantor will deliver, concurrently with the delivery of any Compliance Certificate in accordance with Section 7.1(d) of the Credit Agreement, a report listing all published applications for the registration of any Intellectual Property with the United States Patent and Trademark Office filed during such quarter and, upon the request of the Administrative Agent (subject to the terms of the Credit Agreement and this Security Agreement), such Grantor shall execute and deliver a customary Intellectual Property security agreement as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property; and

(b)        such Grantor will execute and deliver to the Administrative Agent, upon the Administrative Agent’s written request, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement, as the case may be, in the forms of Exhibit A, Exhibit B and Exhibit C hereto, respectively, following its obtaining an ownership interest in any such Patent, Trademark or Copyright that is issued, registered, or applied for with the U.S. Patent and Trademark Office or the U.S. Copyright Office, and shall execute and deliver to the Administrative Agent any other document reasonably requested by the Administrative Agent, in writing, to evidence the Administrative Agent’s interest in any part of such item of Intellectual Property that is Collateral unless such Grantor determines, in each case, in good faith (with the consent of the Required Lenders) that any such Intellectual Property is either (i) of negligible economic value to such Grantor or (ii) not material to such Grantor’s business.

SECTION 4.6. As to Letter-of-Credit Rights.

(a)        Each Grantor, by granting a security interest in its Letter of Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights thereunder) to the Proceeds of all Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee.

(b)        Upon the occurrence and solely during the continuation of an Event of Default, such Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated Person with respect to each of the Letters of Credit of such Grantor with value in excess of $5,000,000 that the Proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each such Letter of Credit.

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SECTION 4.7. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim with value in excess of $5,000,000 hereafter arising, it shall reasonably promptly deliver to the Administrative Agent a supplement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, together with all supplements to schedules thereto, identifying such new Commercial Tort Claim.

SECTION 4.8. Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the U.S. Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction, constituting Collateral and with a value in excess of $1,500,000 in principal amount individually or $5,000,000 in principal amount in the aggregate, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under Section 9-105 of the UCC of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

SECTION 4.9. Certain Limitations. Notwithstanding anything to the contrary set forth herein or in any other Loan Document:

(a)        the Grantors shall not be required to provide any notice or obtain the consent of any governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof);

(b)        other than with respect to any fixture affixed to any real property located at any Fixture Location, the Grantors shall not be required to file any fixture filing or take any action other than the filing of a UCC financing statement with respect to any security interest in Fixtures affixed to or attached to any other real property;

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(c)        other than actions to be taken by the Grantors at the request of the Administrative Agent (at the direction of the Required Lenders) pursuant to Section 3.8(a), the Grantors that are not Foreign Subsidiaries shall not be required to take any action (other than filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s)) (A) with respect to any assets located outside of the United States, (B) in any non-U.S. jurisdiction, or (C) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction), in each case of the foregoing clauses (A) through (C), other than the delivery of any pledged Capital Securities of a Foreign Subsidiary of any Grantor and subject to the Required Lenders’ consent (not to be unreasonably withheld, conditioned or delayed) that the burden or cost of taking such action will outweigh the benefits to be obtained by the Lenders therefrom, including by taking into account the overall collateral package and the amount of the Loans; provided, that no Grantor shall be required to take any action for the perfection or maintenance of any security interest hereunder with respect to Intellectual Property Collateral in any non-U.S. jurisdiction other than pursuant to Section 3.8(a);

(d)        to send notices to account debtors or other contractual third parties other than during the occurrence of an Event of Default; or

(e)        to take any action with respect to a security interest in Letter-of-Credit Rights except the filing of a UCC financing statement and such actions set forth in Section 4.6.

SECTION 4.10. Further Assurances, Etc. Each Grantor agrees that, from time to time at its own expense, it will, subject to the terms of this Security Agreement and the other Loan Documents, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will:

(a)        from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may request and will, from time to time upon the request of the Administrative Agent, after the occurrence and solely during the continuance of any Event of Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent; if any Collateral shall be evidenced by an Instrument, negotiable Document, Promissory Note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, Promissory Note or tangible Chattel Paper (other than Instruments, negotiable Documents, Promissory Notes or tangible Chattel Papers in principal amount less than $1,500,000 individually or $ 5,000,000 in the aggregate) duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;

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(b)        file (and such Grantor hereby authorizes the Administrative Agent to file) such Financing Statements or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary and that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent, for the benefit of the Secured Parties, hereby;

(c)        at all times keep pledged to the Administrative Agent, for the benefit of the Secured Parties, pursuant hereto, on a first-priority (except for Permitted Liens), perfected basis, all Investment Property constituting Collateral, all dividends and Distributions with respect thereto, and all interest and principal with respect to Promissory Notes constituting Collateral, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral, in each case, to the extent required hereunder or under any other Loan Document;

(d)        not take or omit to take any action the taking or the omission of which would result in the impairment or alteration of the obligations owing under any Payment Intangible or other Instrument constituting Collateral in any material respect, except as provided in Section 4.4;

(e)       not create any tangible Chattel Paper, with a value in excess of $1,500,000 individually or $5,000,000 in the aggregate, without, at the request of the Administrative Agent, placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper;

(f)        furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all in reasonable detail; and

(g)        do all things reasonably requested by the Administrative Agent in accordance with and subject to the terms and conditions of this Security Agreement and the other Loan Documents in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts (other than Excluded Accounts), Letter-of-Credit Rights and Electronic Chattel Paper.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by Law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

Notwithstanding anything else herein, the Administrative Agent shall not be liable for the preparation, filing or maintenance of any UCC or other applicable financing statements or instruments.

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ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably designates and appoints the Administrative Agent, on behalf of the Secured Parties, as its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, solely following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument in accordance with applicable Law which the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Security Agreement, and, subject to and in furtherance of the foregoing,:

(a)         to demand, collect, settle, compromise and adjust, and give discharges and releases concerning the Collateral, all as the Administrative Agent may deem reasonably appropriate;

(b)         to commence and prosecute any actions at any court for the purposes of collecting any of the Collateral and enforcing any other right in respect thereof;

(c)         to defend, settle or compromise any action brought in respect of the Collateral and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(d)        to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(e)         to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(f)         to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral;

(g)         to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

(h)        to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may deem reasonably appropriate in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated herein;

(i)         to exchange any of the Collateral or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may deem reasonably appropriate;

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(j)         upon delivery of notice in accordance with Section 4.1.5(b), to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Collateral into the name of the Administrative Agent (or its designee) or one or more of the Secured Parties or into the name of any transferee to whom the Collateral or any part thereof may be sold pursuant to Article VI hereof; and

(k)        to perform the affirmative obligations of such Grantor hereunder.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.1 is irrevocable until the Termination Date and coupled with an interest.

SECTION 5.2. Assignment by the Administrative Agent. The Administrative Agent may from time to time assign its security interest in the Collateral and any portion thereof to a successor agent in accordance with the Credit Agreement, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Security Agreement in relation thereto.

SECTION 5.3. Administrative Agent May Perform. Upon the occurrence and solely during the continuation of any Event of Default, if any Grantor fails to perform any agreement contained herein, the Administrative Agent, on behalf of the Secured Parties, may (but shall not be obligated to), with written notice to such Grantor (which notice may be delivered to such Grantor after the Administrative Agent has taken such actions as described in this Section 5.3), itself perform, or cause performance of, such agreement, that the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein to the extent provided for herein, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Sections 10.3 and 10.4 of the Credit Agreement.

SECTION 5.4. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for:

(a)            ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

(b)            taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

The provisions of Article XI of the Credit Agreement, including the rights, privileges, protections, benefits, indemnities and immunities of the Administrative Agent are incorporated herein, mutatis mutandis, as if a part hereof, and shall also apply to the Administrative Agent acting under or in connection with this Security Agreement.

SECTION 5.5. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

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SECTION 5.6. Release of Collateral. Without limiting the effects of Section 7.5, the Administrative Agent, upon the direction of the Required Lenders or otherwise in accordance with the Credit Agreement, may release any of the Collateral from this Security Agreement or may substitute any of the Collateral for other Collateral without altering, varying or diminishing in any way the force, effect, Lien, pledge or security interest of this Security Agreement as to any Collateral not expressly released or substituted, and this Security Agreement shall continue as a first priority Lien (subject to Permitted Liens) on all Collateral not expressly released or substituted.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies.

(a)        Upon the occurrence and solely during the continuation of any Event of Default, the Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of the Administrative Agent on default under the UCC and, subject to and in furtherance of the foregoing, in accordance with applicable Law the Administrative Agent also may:

(i)        take possession of any Collateral not already in its possession without demand and without legal process;

(ii)      require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both the Administrative Agent and such Grantor;

(iii)     enter onto the property where any Collateral is located and take possession thereof without demand and without legal process; and

(iv)      without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at any public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least 10 days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(b)        Upon the occurrence and solely during the continuation of any Event of Default, all cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against all or any part of the Obligations as set forth in Section 4.4(b) of the Credit Agreement.

(c)        Upon the occurrence and solely during the continuation of any Event of Default, the Administrative Agent may:

(i)        transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;

(ii)       notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii)      withdraw, or cause or direct the withdrawal, of all funds with respect to any Collateral Account;

(iv)     enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(v)      endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral;

(vi)     take control of any Proceeds of the Collateral; and

(vii)    execute (in the name, place and stead of any Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2. [Reserved].

SECTION 6.3. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

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ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 1.5 and Article X thereof.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and their successors, permitted transferees and permitted assigns and shall inure to the benefit of and be enforceable by the Administrative Agent and the Secured Parties; provided that no Grantor may assign or transfer any of its rights or obligations hereunder without the prior consent of the Required Lenders.

SECTION 7.3. Amendments, Etc. No amendment or modification to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be delivered or made as provided in Section 10.2 of the Credit Agreement.

SECTION 7.5. Release of Liens.

(a)            This Security Agreement and all security interests granted hereunder shall terminate with respect to all Obligations upon the Termination Date.

(b)            The security interest granted hereunder in any Collateral shall be released in accordance with Section 11.9(a) of the Credit Agreement.

(c)            Any Grantor (other than the Borrower) shall be released from its obligations hereunder and the security interest granted hereunder in the Collateral of such Grantor shall be released in accordance with Section 11.9(b) of the Credit Agreement.

Upon the occurrence of the Termination Date or any event specified in subclauses (i), (ii) and (iii) of Section 11.9(a) of the Credit Agreement, the security interest granted herein with respect to each applicable Grantor or any applicable property shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.5, the Administrative Agent shall, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all such Collateral held by the Administrative Agent hereunder, and execute and deliver to, and authorize the filing by, the Grantors such documents as the Grantors shall reasonably request to evidence such termination or release.

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SECTION 7.6. Additional Grantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a “Grantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement. Any schedules delivered by any additional Grantor pursuant to such supplement shall supplement the relevant schedules to this Security Agreement.

SECTION 7.7. No Waiver; Remedies. In addition to, and not in limitation of Section 2.5, no failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 7.8. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.9. Governing Law, Entire Agreement, Etc. THIS SECURITY AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Security Agreement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter thereof and supersedes any prior agreements, written or oral, with respect thereto.

SECTION 7.10. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Security Agreement shall become effective when counterparts hereof executed on behalf of all of the signatories hereto, shall have been received by the Administrative Agent. The words “execute,” “execution,” “signed,” “signature” and words of like import in this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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SECTION 7.11. Rights of Required Lenders. If the Administrative Agent has a right to take or omit to take any action hereunder, it shall exercise such right if so instructed by the Required Lenders. With respect to any discretion, consent, approval or similar such action to be made, taken, omitted to be taken or determined by the Administrative Agent under this Agreement (each, an “Agent Determination”), such Agent Determination shall be made by the Administrative Agent at the direction of the Required Lenders. If the Administrative Agent has resigned and no successor agent has been appointed pursuant to Section 10.10 of the Credit Agreement, all rights of the Administrative Agent hereunder may be exercised by the Required Lenders (acting jointly and not severally).

[Signature Page Follows]

28

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

CARIS LIFE SCIENCES, INC. CARIS SCIENCE, INC. CARIS MPI, INC.
CARIS PHARMATECH, INC. CARIS THERAPEUTICS, INC. each, as a Grantor

By:
Name:
Title:

[Signature Page to Security Agreement]

WILMINGTN TRUST, NATIONAL ASSOCIATION
as the Administrative Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

ANNEX A

CARIS SCIENCE, INC., a Texas corporation

CARIS MPI, INC., a Texas corporation

CARIS PHARMATECH, INC., a Texas corporation

CARIS THERAPEUTICS, INC., a Texas corporation

[Annex A to Security Agreement]

SCHEDULE I

to Security Agreement

[Schedules to Security Agreement]

32

SCHEDULE II

to Security Agreement

[Schedules to Security Agreement]

33

SCHEDULE III

to Security Agreement

[Schedules to Security Agreement]

34

SCHEDULE IV

to Security Agreement

[Schedules to Security Agreement]

35

EXHIBIT A

TO SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of ________ __, 20__ (this “Agreement”), is made by [NAME OF GRANTOR], a ________ _______ (the “Grantor”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), as Administrative Agent for the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders (as defined therein) and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Grantor and its Affiliates have executed and delivered a Pledge and Security Agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (b) of Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Security Agreement and to grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Patent Collateral (as defined below) to secure all of the Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in and to each issued Patent and Patent application referred to in Schedule I attached hereto (the “Patent Collateral”).

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted in furtherance of, and not in limitation of, the security interest granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. The security interests granted herein in such Patent Collateral shall terminate and be released in accordance with Section 7.5 of the Security Agreement.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7. Effectiveness. This Agreement shall become effective when a counterpart hereof executed by the Grantor, shall have been received by the Administrative Agent. Delivery of an executed counterpart of a signature page to this Security Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Grantor hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[Signature Page to Patent Security Agreement]

SCHEDULE I

TO PATENT SECURITY AGREEMENT

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title

[Schedule I to Patent Security Agreement]

1

EXHIBIT B

TO SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of ________ __, 20__ (this “Agreement”), is made by [NAME OF GRANTOR], a ________ _______ (the “Grantor”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), as Administrative Agent for the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders (as defined therein) and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Grantor and its Affiliates have executed and delivered a Pledge and Security Agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (b) of Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Security Agreement and to grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Trademark Collateral (as defined below) to secure all of the Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of Grantor’s right, title and interest in and to the Trademark registrations and applications referred to in Schedule I attached hereto, excluding Trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent to use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), (the “Trademark Collateral”).

[Exhibit B to Security Agreement]

1

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Trademark Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted in furtherance of, and not in limitation of, the security interest granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. The security interests granted herein in such Trademark Collateral shall terminate and be released in accordance with Section 7.5 of the Security Agreement.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7. Effectiveness. This Agreement shall become effective when a counterpart hereof executed by the Grantor, shall have been received by the Administrative Agent. Delivery of an executed counterpart of a signature page to this Security Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

[Signature Page Follows]

[Exhibit B to Security Agreement]

2

IN WITNESS WHEREOF, the Grantor hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[Signature Page to Trademark Security Agreement]

SCHEDULE I

TO TRADEMARK SECURITY AGREEMENT

Registered Trademarks

Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

Country	Trademark	Serial No.	Filing	Date

[Schedule I to Trademark Security Agreement]

1

EXHIBIT C

TO SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of ________ __, 20__ (this “Agreement”), is made by [NAME OF GRANTOR], a ________ _______ (the “Grantor”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), as Administrative Agent for the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders (as defined therein) and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Grantor and its Affiliates have executed and delivered a Pledge and Security Agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (b) of Section 4.5 of the Security Agreement, the Grantor is required to execute and deliver this Security Agreement and to grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Copyright Collateral (as defined below) to secure all of the Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in and to the Copyright registrations and applications referred to in Schedule I attached hereto (the “Copyright Collateral”).

[Exhibit C to Security Agreement – Copyright Security Agreement]

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SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Copyright Collateral with the United States Copyright Office. The security interest granted hereby has been granted in furtherance of, and not in limitation of, the security interest granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. The security interests granted herein in such Copyright Collateral shall terminate and be released in accordance with Section 7.5 of the Security Agreement.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7. Effectiveness. This Agreement shall become effective when a counterpart hereof executed by the Grantor, shall have been received by the Administrative Agent. Delivery of an executed counterpart of a signature page to this Security Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

[Signature Page Follows]

[Exhibit C to Security Agreement – Copyright Security Agreement]

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IN WITNESS WHEREOF, the Grantor hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[Signature Page to Copyright Security Agreement]

SCHEDULE I

TO COPYRIGHT SECURITY AGREEMENT

Registered Copyrights

Country	Registration No.	Registration Date	Author(s)	Title

Copyright Pending Registration Applications

Country	Serial No.	Filing Date	Author(s)	Title

[Schedule I to Copyright Security Agreement]

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ANNEX I

TO SECURITY AGREEMENT

SUPPLEMENT TO

PLEDGE AND SECURITY AGREEMENT

This SUPPLEMENT, dated as of __, 20__ (this “Supplement”), is to the Pledge and Security Agreement, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Security Agreement, unless otherwise defined herein or if the context otherwise requires) from time to time party thereto, in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), as Administrative Agent for the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of January 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders (as defined therein) and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower;

WHEREAS, pursuant to the provisions of Section 7.6 of the Security Agreement, each of the undersigned is becoming a Grantor under the Security Agreement; and

WHEREAS, each of the undersigned desires to become a “Grantor” under the Security Agreement in order to induce the Lenders to continue to extend Loans under the Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of the Secured Parties, as follows.

SECTION 1. Party to Security Agreement, Etc. In accordance with the terms of the Security Agreement, by its signature below, each of the undersigned hereby irrevocably agrees to become a Grantor under the Security Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Security Agreement applicable to it as a Grantor and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects as of the date hereof, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects (except in the case of any representation and warranty which expressly relates to a given date or period, which representation and warranty was true and correct in all material respects (and in all respects if qualified by materiality or reference to Material Adverse Effect) as of the respective date or for the respective period, as the case may be). In furtherance of the foregoing, each reference to a “Grantor” and/or “Grantors” in the Security Agreement shall be deemed to include each of the undersigned.

SECTION 2. Schedules. Each of the undersigned Grantors hereby authorizes the Administrative Agent to add the information set forth on the Schedules to this Supplement to the correlative Schedules attached to the Security Agreement.

SECTION 3. Representations. Each of the undersigned Grantors hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Security Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 4. Full Force of Security Agreement. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.

SECTION 5. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Supplement shall be prohibited by or invalid under such Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Security Agreement.

SECTION 6. Governing Law, Entire Agreement, Etc. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Supplement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter thereof and supersedes any prior agreements, written or oral, with respect thereto.

SECTION 7. Effectiveness. This Supplement shall become effective when a counterpart hereof executed by each undersigned Grantor shall have been received by the Administrative Agent. The words “execute,” “execution,” “signed,” “signature” and words of like import in this Supplement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

[Schedule II to Security Agreement Supplement]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Supplement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

[Signature Page to Security Agreement Supplement]

SCHEDULE I

TO SECURITY AGREEMENT SUPPLEMENT

Subsidiary	Name of Grantor	Interest	Percentage

[Schedule I to Security Agreement Supplement]

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SCHEDULE II

TO SECURITY AGREEMENT SUPPLEMENT

Item A. Location of each Grantor.

Name of Grantor:	Location for purposes of UCC (executive office / principal place of business):

Item B. Filing locations (last five years).

Item C. Trade names.

Name of Grantor:	Trade Names:

Item D. Merger or other corporate reorganization.

Item E. Grantor's federal taxpayer ID numbers.

Name of Grantor:	Taxpayer ID number:

Item F. [Reserved].

Item G. Deposit Accounts, Securities Accounts and Commodities Accounts.

Name of Grantor:	Description of Deposit Accounts, Securities Accounts and Commodities Accounts:

Item H. Letter-of-Credit Rights.

[Schedule II to Security Agreement Supplement]

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Item I. Commercial Tort Claims.

Item J. Pledged Notes.

Name of Grantor:	Description of Pledged Notes:

[Schedule II to Security Agreement Supplement]

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SCHEDULE III

TO SECURITY AGREEMENT SUPPLEMENT

Patents.

[Schedule III to Security Agreement Supplement]

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SCHEDULE IV

TO SECURITY AGREEMENT SUPPLEMENT

Trademarks.

[Schedule IV to Security Agreement Supplement]

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SCHEDULE V

TO SECURITY AGREEMENT SUPPLEMENT

Copyrights.

[Schedule V to Security Agreement Supplement]

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EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Caris Life Sciences, Inc.

4.	Administrative Agent: Wilmington Trust, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of January 18, 2023 by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”)

6.	Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage Assigned
Assignor[s][5]	Assignee[s][6]	[Initial][Delayed	[Initial][Delayed	of [Initial][Delayed
		Draw]	Draw]	Draw] Commitment/
		Commitment/Loans	Commitment/Loans	Loans[8]
		for all Lenders[7]	Assigned

		$	$	%
		$	$	%
		$	$	%

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. Set forth the type of Commitment/Loan to be assigned.

8 Set forth, to at least 9 decimals, as a percentage of the applicable Commitments/Loans of all Lenders thereunder.

2

[7.      Trade Date:                                         ]9

Effective Date:                                       , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURE PAGES FOLLOW]

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

Consented to:10

Wilmington Trust, National Association,

as Administrative Agent

By:
Name:
Title:

[Consented to:11

Caris Life Sciences, Inc., as the

Borrower]

By:
Name:
Title:

10 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

11 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(b)(i)(B) and Section 10.10(b)(iii) of the Credit Agreement, or pursuant to any other applicable section of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

Date: [_____], 20[_]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section 5.8 of the Credit Agreement, dated as of January 18, 2023 (the “Credit Agreement”), by and among Caris Life Sciences, Inc., a Texas corporation (the “Borrower”), the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (together with its Affiliates, successors, transferees and assignees, the “Administrative Agent”), the undersigned, solely in the undersigned’s capacity as [chief financial officer][ specify other chief financial or accounting Authorized Officer] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the [[First][Second] Delayed Draw] Closing Date, after giving effect to the incurrence of the applicable Loans under the Credit Agreement on such date and the use of proceeds of such Loans:

(a)	the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including Contingent Liabilities, of the Borrower and its Subsidiaries, on a consolidated basis;

(b)	the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c)	the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature;

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which the property of the Borrower and its Subsidiaries, on a consolidated basis, would constitute an unreasonably small capital; and

(e)	the Borrower and its Subsidiaries, on a consolidated basis, have not executed the Credit Agreement or any other Loan Document, or made any transfer or incurred any Obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

For purposes of this Solvency Certificate, the amount of any Contingent Liability at any time will be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business currently conducted or currently proposed to be conducted by the Borrower and its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other chief financial or accounting Authorized Officer] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

CARIS LIFE SCIENCES, INC.

By:
Name:
Title:

[Signature Page to Solvency Certificate]